    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1996

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       HORIZON/CMS HEALTHCARE CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                    91-1346899
  (State or other jurisdiction       (I.R.S. Employer
      of incorporation or         Identification Number)
         organization)

                    6001 INDIAN SCHOOL ROAD, N.E., SUITE 530
                             ALBUQUERQUE, NM 87110
                                 (505) 881-4961
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  SCOT SAUDER
         VICE PRESIDENT OF LEGAL AFFAIRS, SECRETARY AND GENERAL COUNSEL
                       HORIZON/CMS HEALTHCARE CORPORATION
                    6001 INDIAN SCHOOL ROAD, N.E., SUITE 530
                             ALBUQUERQUE, NM 87110
                                 (505) 881-4961
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

            William E. Joor III                             Beth R. Neckman
           Vinson & Elkins L.L.P.                           Latham & Watkins
           2300 First City Tower                       53rd at Third, Suite 1000
                1001 Fannin                                 885 Third Avenue
           Houston, TX 77002-6760                       New York, NY 10022-4802
               (713) 758-2222                                (212) 906-1200

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                                 / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering.              / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier registration
statement for the same offering.                                             / /

    If  delivery of the prospectus is expected  to be made pursuant to Rule 434,
please check the following box.                                              / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                 AMOUNT               PROPOSED              PROPOSED             AMOUNT OF
         TITLE OF EACH CLASS OF                  TO BE            MAXIMUM OFFERING     MAXIMUM AGGREGATE        REGISTRATION
      SECURITIES TO BE REGISTERED              REGISTERED        PRICE PER NOTE (1)    OFFERING PRICE (1)           FEE
   % Senior Subordinated Notes due
 2006...................................      $200,000,000              100%              $200,000,000            $68,966

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       HORIZON/CMS HEALTHCARE CORPORATION
                             CROSS REFERENCE SHEET

ITEM OF FORM S-3                                                                LOCATION IN PROSPECTUS
-------------------------------------------------------------  --------------------------------------------------------

       1.  Forepart of the Registration Statement and Outside
            Front Cover Pages of Prospectus..................  Outside Front Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page of Prospectus; Available
                                                                Information; Incorporation of Certain Documents by
                                                                Reference.
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors; Selected Financial
                                                                Information
       4.  Use of Proceeds...................................  Use of Proceeds
       5.  Determination of Offering Price...................  Not Applicable
       6.  Dilution..........................................  Not Applicable
       7.  Selling Security Holders..........................  Not Applicable
       8.  Plan of Distribution..............................  Underwriting
       9.  Description of Securities to be Registered........  Description of Notes
      10.  Interests of Named Experts and Counsel............  Legal Matters; Experts
      11.  Material Changes..................................  Prospectus Summary; Recent Developments
      12.  Incorporation of Certain Information by
            Reference........................................  Incorporation of Certain Documents by Reference
      13.  Disclosure of Commission Position on
            Indemnification for Securities
            Act Liabilities..................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 12, 1996
PROSPECTUS
            , 1996
                                  $200,000,000
                       HORIZON/CMS HEALTHCARE CORPORATION
                       % SENIOR SUBORDINATED NOTES DUE 2006

    The % Senior Subordinated Notes due 2006 (the "Notes") are being offered (the "Offering") by Horizon/CMS Healthcare Corporation ("Horizon" or the "Company"). Interest on the Notes will be payable semi-annually in arrears on
            and               of each year,  commencing              , 1996. The
Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Notes will be redeemable at the option
of the Company, in whole or in part, at any time on or after             , 2001,
at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Upon a Change of Control (as defined herein), each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

    The Notes will be general unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company, including indebtedness pursuant to the Credit Facility (as defined herein), and will be structurally subordinated to all indebtedness of the Company's subsidiaries. At November 30, 1995, on a pro forma basis after giving effect to the Offering, the Company would have had approximately $422.2 million of Senior Debt outstanding (including $45.3 million of letters of credit issued under the Credit Facility), and the Notes would have been structurally subordinated to approximately $19.2 million of indebtedness of the Company's subsidiaries, excluding guarantees by certain of such subsidiaries of indebtedness under the Credit Facility. See "Use of Proceeds" and "Description of Notes."

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED   UPON   THE   ACCURACY  OR   ADEQUACY   OF   THIS  PROSPECTUS.
      ANY  REPRESENTATION  TO   THE  CONTRARY  IS   A  CRIMINAL   OFFENSE.

-------------------------------------------------------------------------------------------
                                                PRICE        UNDERWRITING       PROCEEDS
                                               TO THE        DISCOUNTS AND       TO THE
                                              PUBLIC(1)     COMMISSIONS(2)    COMPANY(1)(3)
--------------------------------------------------------------------------------------------
Per Senior Subordinated Note.............         %                %                %
Total....................................         $                $                $
-------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.
(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS (AS DEFINED HEREIN) AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
(3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED TO BE $     .

    The Notes are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to various prior conditions, including their right to reject any order in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or
about             , 1996.

DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION
          MERRILL LYNCH & CO.
                 ALEX. BROWN & SONS
                           INCORPORATED
                           CHEMICAL SECURITIES INC.
                                    DEAN WITTER REYNOLDS INC.
                                                    J. P. MORGAN SECURITIES INC.

    IN CONNECTION WITH THE OFFERING OF THE NOTES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) INCLUDED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS THE CONTEXT INDICATES OTHERWISE, THE TERMS "COMPANY" AND "HORIZON" REFER TO HORIZON/CMS HEALTHCARE CORPORATION AND ITS SUBSIDIARIES. AS USED HEREIN, A "FISCAL" YEAR MEANS A YEAR ENDING ON MAY 31.

                                  THE COMPANY

    The Company is a leading provider of post-acute health care services, including specialty health care services and long-term care services, principally in the Midwest, Southwest and Northeast regions of the United States. At January 1, 1996, Horizon provided specialty health care services through 37 acute rehabilitation hospitals in 16 states (2,065 beds), 57 specialty hospitals and subacute care units in 17 states (1,875 beds), 145 outpatient rehabilitation clinics in 19 states and 2,686 rehabilitation therapy contracts in 35 states. At that date, Horizon provided long-term care services through 119 owned or leased facilities (14,793 beds) and 147 managed facilities (16,448 beds) in a total of 19 states. Other medical services offered by the Company include pharmacy, laboratory, Alzheimer's care, physician management, non-invasive medical diagnostic, home respiratory, home infusion therapy and hospice care. For the six months ended November 30, 1995, the Company derived 50% of its revenues from private sources, 32% from Medicare and 18% from Medicaid.

    Post-acute care is the provision of a continuum of care to patients for the twelve month period following discharge from an acute care hospital. Post-acute care services that the Company provides include: (a) inpatient and outpatient rehabilitative services; (b) subacute care; (c) long-term care; (d) contract rehabilitation therapy services; (e) pharmacy and related services; (f) clinical laboratory services; (g) non-invasive medical diagnostic services; (h) home respiratory supplies and services; (i) home infusion supplies and services; and
(j) institutional hospice care. Horizon's integrated post-acute health care system is intended to provide continuity of care for its patients and enable payors to contract with one provider to provide for virtually all of the patient's needs during the period following discharge from an acute care facility.

    In response to current health care reform and ongoing changes in the health care marketplace, Horizon has implemented and continues to implement a strategy of extending the continuum of services offered by the Company beyond traditional long-term and subacute care to create a post-acute health care delivery system in each geographic region that it serves. The Company's strategy is designed to improve its profit margins, occupancy levels and payor mix. Continued implementation of this strategy will require the following:

    LEVERAGING EXISTING FACILITIES. Horizon intends to continue to use its rehabilitation, long-term care and subacute care facilities as platforms to provide a cost-effective continuum of post-acute care to managed care, private and government payors. This allows Horizon to provide its services to the increasing number of patients who continue to require rehabilitation, subacute care or long-term care after being discharged from hospitals.

    EXPANDING SPECIALTY HEALTH CARE SERVICES OFFERED. The Company believes that by providing a broad range of cost effective services it meets the needs of managed care and other payors. As a result, the Company has experienced and expects to continue to experience increased patient volumes in, and revenues derived from, its facilities.

    CROSS-SELLING BROAD SERVICE OFFERING. In response to payors' demands for a broad range of services, the Company intends to cross-sell the variety of services provided by its business units. The Company has begun to market aggressively its pharmacy services, various therapies and other medical services to its existing and newly acquired operations.

    CONCENTRATING OPERATIONS IN TARGETED GEOGRAPHIC AREAS. To realize operating efficiencies, economies of scale and growth opportunities, Horizon intends to continue to concentrate its operations in clusters of operating units in selected geographic areas.

    DEVELOPING REHABILITATION NETWORKS. Horizon intends to develop rehabilitation networks by concentrating its outpatient rehabilitation clinics in geographic locations where regional coverage, combined with the ability to provide multiple services in concert with existing acute rehabilitation, subacute and long-term care facilities, will strengthen its position with managed care payors.

    EXPANDING THROUGH ACQUISITIONS. Horizon intends to continue to expand its operations through the acquisition in select geographic areas of long-term care facilities and providers of specialty health care services. Management believes that such acquisitions provide opportunities to realize operating efficiencies, particularly through (a) margin improvements from enhanced utilization of rehabilitation therapies and other specialty medical services; (b) the expansion of Horizon's institutional pharmacy services into new facilities and new markets; (c) the consolidation of corporate overhead; (d) the potential to increase business by providing a full range of care to managed care providers who desire "one stop shopping;" (e) the ability to increase capacity and margins by offering higher margin and higher acuity services to patients in Company owned or operated subacute and long-term care facilities; (f) the potential to increase patient volume by expanding the continuum of care of each acquired entity on a stand-alone basis; and (g) the potential for improved buying power with respect to suppliers.

    The Company was incorporated under Delaware law on July 29, 1986. The Company's principal executive office is located at 6001 Indian School Road, N.E., Suite 530, Albuquerque, New Mexico 87110 and its telephone number is (505) 881-4961.

                              RECENT DEVELOPMENTS

    The Company acquired Continental Medical Systems, Inc. ("CMS") on July 10, 1995. The purchase price, paid in shares of Common Stock of the Company, was $393.9 million (based on the market value of such shares on that date). CMS is one of the nation's largest providers of comprehensive inpatient and outpatient medical rehabilitation services and contract rehabilitation therapy services.

    In November 1995, the Company announced its agreement to acquire Pacific Rehabilitation & Sports Medicine, Inc. ("Pacific Rehab") for approximately 2.8 million shares of Common Stock of the Company (which had a market value of approximately $62.0 million on the day preceding such announcement). The acquisition is expected to be consummated in the first quarter of 1996. Pacific Rehab operates 72 outpatient rehabilitation clinics.

    In December 1995, the Company announced that it had finalized a contract to manage the operations of 134 long-term care facilities (14,757 beds) in Texas, Michigan and Oklahoma which are operated under long-term leases by Texas Health Enterprises, Inc., HEA of Michigan, Inc., and HEA of Oklahoma, Inc. (collectively, the "HEA Group"). The Company began managing these facilities on January 1, 1996 under a management contract between a subsidiary of Horizon and the HEA Group, which has an initial term of ten years. Horizon will receive a management fee equal to 6.5% of the annual gross revenues generated from the operation of the HEA Group facilities which, in the aggregate, for the year ended December 31, 1995 had approximate revenues of $220.0 million. The Company has made available a $30.0 million credit line for, among other things, the working capital and capital improvement requirements of the facilities covered by the management contract. See "Recent Developments."

                                  THE OFFERING

SECURITIES OFFERED................  $200,000,000  in aggregate  principal amount  of       %
                                    Senior Subordinated Notes due 2006.

MATURITY DATE.....................  , 2006.

INTEREST PAYMENT DATES............  and             , commencing             , 1996.

MANDATORY REDEMPTION..............  The Company  will  not  be required  to  make  mandatory redemption  or sinking fund payments with respect to the
                                    Notes.

OPTIONAL REDEMPTION...............  The Notes  will  be  redeemable at  the  option  of  the
                                    Company,  in whole or  in part, at any  time on or after
                                                , 2001 at  the redemption  prices set  forth
                                    herein  plus accrued and unpaid  interest to the date of
                                    redemption.

CHANGE OF CONTROL.................  In the  event of  a Change  of Control,  each holder  of
                                    Notes  may  require the  Company  to purchase  all  or a
                                    portion of such holder's Notes at 101% of the  principal
                                    amount  thereof plus accrued and  unpaid interest to the
                                    date of repurchase.  The terms of  the revolving  credit
                                    facility  among  the Company,  CMS  and a  consortium of
                                    banks (the "Credit Facility") will prohibit the  Company
                                    from purchasing Notes upon the occurrence of a Change of
                                    Control  without the consent  of the lenders thereunder.
                                    See "Description of Notes -- Repurchase at the Option of
                                    Holders -- Change of Control."

RANKING...........................  The Notes will be general unsecured senior  subordinated obligations  of  the Company,  subordinated in  right of
                                    payment to all  existing and future  Senior Debt of  the
                                    Company,  including indebtedness pursuant  to the Credit
                                    Facility and will  be structurally  subordinated to  all
                                    indebtedness  of the Company's subsidiaries. At November
                                    30, 1995, on a  pro forma basis  after giving effect  to
                                    the  Offering, the Company  would have had approximately
                                    $422.2 million  of  Senior Debt  outstanding  (including
                                    $45.3  million  of letters  of  credit issued  under the
                                    Credit  Facility)  and   the  Notes   would  have   been
                                    structurally subordinated to approximately $19.2 million
                                    of indebtedness of the Company's subsidiaries, excluding
                                    guarantees   by   certain   of   such   subsidiaries  of
                                    indebtedness under the Credit Facility.

CERTAIN COVENANTS.................  The Indenture pursuant to which the Notes will be issued
                                    (the "Indenture") will contain covenants restricting  or
                                    limiting the ability of the Company and its subsidiaries
                                    to,   among   other   things:   (i)   incur   additional
                                    indebtedness  or  issue   preferred  stock;  (ii)   make
                                    dividend  or other  restricted payments  or investments;
                                    (iii) make  asset sales;  (iv) create  liens; (v)  enter
                                    into  transactions with affiliates;  (vi) incur dividend
                                    and other  payment restrictions;  and (vii)  enter  into
                                    mergers, consolidations or sales of all or substantially
                                    all of its assets.

USE OF PROCEEDS...................  The  Company intends  to use  the net  proceeds from the sale of the Notes to repay a portion of the indebtedness
                                    outstanding under  the  Credit  Facility.  See  "Use  of
                                    Proceeds."

                         SUMMARY FINANCIAL INFORMATION

    The following summary historical statement of operations data for the fiscal years ended May 31, 1991 through May 31, 1995 have been derived from Horizon's consolidated financial statements, as restated for the merger with CMS, which was accounted for as a pooling of interests. The summary historical financial data as of November 30, 1995 and for the six months ended November 30, 1994 and 1995 have been derived from the unaudited financial statements of Horizon, as restated for the merger with CMS. The following summary pro forma financial information has been derived from and should be read in conjunction with the unaudited pro forma financial information and notes thereto included elsewhere in this Prospectus.

                                                                                                         SIX MONTHS ENDED
                                              FISCAL YEARS ENDED MAY 31,                                   NOVEMBER 30,
                         ---------------------------------------------------------------------   ---------------------------------
                                                                               1995                                 1995
                                                                     -------------------------             -----------------------
                           1991      1992       1993        1994                 PRO FORMA (1)     1994              PRO FORMA (2)
                                                                       ACTUAL
                                                                  (DOLLARS IN THOUSANDS)                    ACTUAL
STATEMENT OF OPERATIONS
  DATA:
  Total operating
    revenues...........  $543,697  $843,740  $1,136,358  $1,382,162  $1,625,326   $1,703,523     $783,412  $872,159    $890,114
  Costs and expenses:
    Cost of services...   424,568   666,950     892,902   1,099,162   1,261,000    1,309,776      608,776  663,885      672,471
    Administrative and
      general..........    24,866    32,470      42,284      60,108      82,533       95,934       39,678   41,892       46,474
    Facility leases....    35,109    56,277      64,461      68,832      81,590       85,941       39,517   42,925       44,861
    Depreciation and
      amortization.....    12,918    19,923      33,915      48,249      56,618       59,274       27,631   29,758       30,893
    Interest expense...    13,360     8,423      26,999      44,396      53,045       54,501       26,589   24,476       24,812
    Special and
      settlement
      charges (3)......        --     4,319      17,154      74,834      36,922       36,922       13,398   63,540       63,540
  Earnings (loss)
    before minority
    interests, income
    taxes, cumulative
    effect of
    accounting change
    and extraordinary
    item...............    32,876    55,378      58,643     (13,419)     53,618       61,175       27,823    5,683        7,063
  Earnings (loss)
    before income
    taxes, cumulative
    effect of
    accounting change
    and extraordinary
    item...............    29,556    48,607      51,856     (18,083)     48,373       55,930       24,792    2,281        3,661
  Net earnings
    (loss).............    20,331    32,118      27,132     (19,080)     27,569       30,450       13,413  (31,457)(4)   (8,605)

OTHER FINANCIAL DATA:
  Adjusted EBITDA
    (5)................  $ 59,154  $ 88,043  $  136,711  $  154,060  $  200,203   $  211,872     $ 95,441  $123,457    $126,308
  Capital
    expenditures.......    12,003    82,477     184,563      67,026      52,622       52,955       24,441   25,819       27,029
  Ratio of earnings to
    fixed charges
    (6)................       1.9x      2.2x        1.7x     --             1.6x         1.6x         1.6x     1.1 x        1.2x
  Ratio of Adjusted
    EBITDA to interest
    expense (5)........       4.4x     10.5x        5.1x        3.5x        3.8x         3.9x         3.6x     5.0 x        5.1x

OPERATING DATA:
  Licensed beds........     6,712     8,072      11,173      14,652      20,213           --       18,058   20,342           --
  Average occupancy....        84%       84%         85%         85%         86%          --           88%      86 %         --

                                                                                               AS OF NOVEMBER 30, 1995
                                                                                         ------------------------------------
                                                                                                      AS
                                                                                          ACTUAL   ADJUSTED (7)  PRO FORMA (8)
BALANCE SHEET DATA:
  Cash and cash
    equivalents........                                                                  $ 26,422  $26,422       $ 27,016
  Working capital......                                                                   329,790  329,790        324,994
  Total assets.........                                                                  1,451,974 1,457,974    1,529,143
  Long-term debt,
    excluding
    current portion....                                                                   601,319  607,319        613,384
  Total stockholders'
    equity.............                                                                   627,650  627,650        665,582

                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

------------------------------
(1) To give effect to (i) the acquisition of the peopleCARE Heritage group and the consummation of certain other insignificant acquisitions; (ii) the retirement of certain senior subordinated notes; (iii) the Offering; and
    (iv) the pending acquisition of Pacific Rehab, as though all such transactions occurred on June 1, 1994.

(2)  To give effect to (i) the  retirement of certain senior subordinated notes;
    (ii) the Offering; and (iii) the pending acquisition of Pacific Rehab, as though all such transactions occurred on June 1, 1995.

(3) Special and settlement charges represent the following items by period (for historical fiscal year unless otherwise indicated): (i) 1992 -- reflects $1,000 of merger expenses incurred in connection with an acquisition accounted for as a pooling of interests and $3,319 related to a terminated merger agreement; (ii) 1993 -- reflects the write-down of certain rehabilitation facility development costs and merger expenses incurred in connection with an acquisition accounted for as a pooling of interests and expenses of subsequently integrating the acquired companies' operations;
    (iii) 1994 -- related to the impairment of selected rehabilitation hospital division assets of $50,244, the costs associated with the consolidation of contract therapy companies and losses related to the termination of certain relationships in the contract therapy business of approximately $22,842 and the costs related to the reduction of corporate office work force and other restructuring costs of $1,748; (iv) 1995 historical and pro forma -- reflects the effect of a revision in the Company's estimate of contract therapy receivables from third party payors of $18,377, costs of $13,500 incurred in connection with the settlement of pending litigation and related contract terminations and costs of $5,045 related to restructuring actions taken at contract therapy companies; (v) six months ended November 30, 1994 -- reflects the effect of a revision in the Company's estimate of contract therapy receivables from third party payors; and (vi) historical and pro forma six months ended November 30, 1995 -- reflects the write-off of $6.7 million in transaction costs incurred in completing the CMS merger, the $44.9 million of costs of combining and restructuring the merged companies and the $11.9 million write-down of assets expected to be divested during fiscal 1996.

(4) Includes an extraordinary loss of $22,075, net of tax, recognized on the purchase of certain senior subordinated notes at a premium.

(5) Adjusted EBITDA consists of earnings (loss) before minority interests, income taxes, cumulative effect of accounting change and extraordinary item plus interest, depreciation and amortization and special and settlement charges. Adjusted EBITDA is included because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The Company also believes that the ratio of Adjusted EBITDA to interest expense is an accepted measure of debt service ability; however, such ratio should not be considered as a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(6) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of (i) earnings (loss) before minority interests, income taxes, cumulative effect of accounting change and extraordinary items and
    (ii) fixed charges net of capitalized interest and (b) fixed charges consist of (i) interest expense on indebtedness, including capitalized interest;
    (ii) amortization of debt issuance costs; and (iii) a portion of rental expense which, in the judgement of management, represents an appropriate interest factor. Earnings were insufficient to cover fixed charges in fiscal 1994 in the approximate amount of $15,034.

(7) As adjusted to reflect the Offering and the application of the net proceeds therefrom.

(8) As adjusted to reflect (i) the retirement of certain senior subordinated notes; (ii) the Offering; and (iii) the pending acquisition of Pacific Rehab.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE PURCHASING THE NOTES OFFERED HEREBY.

SIGNIFICANT LEVERAGE

    The Company has had and will continue to have substantial indebtedness and debt service obligations. At November 30, 1995, on a pro forma basis after giving effect to the Offering, the Company would have had total outstanding long-term indebtedness (including the current portion thereof) of $613.6 million, total assets of $1,458.0 million and stockholders' equity of $627.7 million. In addition, the Company would have had $435.5 million of additional borrowing capacity under the Credit Facility. The Company also has substantial obligations under operating leases. For the six months ended November 30, 1995, the Company's lease expense was approximately $42.9 million. See "Capitalization," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The  Company's  ability  to  pay  principal and  interest  on  the  Notes is dependent on the Company's future operating performance, which is itself dependent on a number of factors, many of which are beyond the Company's control, including prevailing economic conditions and financial, business, regulatory and other factors affecting the Company's business and operations. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business, regulatory and other factors. The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) a significant portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and principal repayment obligations and will not be available to the Company for its operations, capital expenditures, acquisitions or other purposes; (ii) the Company's leverage may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited; and (iv) the Company's borrowings under its Credit Facility are at variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates. See "Description of Notes" and "Description of Certain Indebtedness."

SUBORDINATION

    The Notes will be unsecured and subordinated in right of payment to all existing and future Senior Debt of the Company, including all indebtedness under the Credit Facility. By reason of such subordination, in the event of the insolvency, liquidation or other reorganization of the Company or if the Senior Debt is otherwise accelerated, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. Additional indebtedness, including Senior Debt, may be incurred by the Company and its subsidiaries from time to time, subject to the terms of the Indenture and the then outstanding indebtedness of the Company. At November 30, 1995, on a pro forma basis after giving effect to the Offering, the Notes would have been subordinated to approximately $422.2 million of Senior Debt of the Company (including $45.3 million of letters of credit issued under the Credit Facility). See "Description of Notes."

STRUCTURAL SUBORDINATION

    The Notes will be structurally subordinated to indebtedness of the Company's subsidiaries, including guarantees by certain of such subsidiaries of indebtedness under the Credit Facility. At November 30, 1995, there would have been outstanding approximately $19.2 million of indebtedness of the Company's subsidiaries, excluding the guarantees by certain of those subsidiaries of indebtedness under the Credit Facility.

DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES

    A substantial portion of the tangible assets of the Company is held by its subsidiaries, and a substantial portion of the Company's operating revenues is derived from operations of its subsidiaries. Therefore, the Company's ability to pay interest and principal when due to holders of the Notes is dependent in part upon the receipt of sufficient funds from its direct and indirect subsidiaries. The ability of the Company's subsidiaries to pay dividends to the Company may be limited by the terms of the agreements governing such subsidiaries' indebtedness.

LIMITATIONS IMPOSED BY CERTAIN INDEBTEDNESS

    The documents governing the indebtedness of the Company and its subsidiaries expected to be outstanding upon consummation of the Offering (including the Notes and the Credit Facility) will contain significant covenants that limit the ability of the Company and its subsidiaries to engage in various transactions and, in certain cases, require satisfaction of specified financial performance criteria. In addition, under each of the foregoing documents, the occurrence of any of certain specified events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute an event of default permitting acceleration of the indebtedness covered by such document. The limitations imposed by the documents governing the outstanding indebtedness of the Company and its subsidiaries are substantial, and failure to comply with them could have a material adverse effect on the Company and its subsidiaries. See "Description of Notes" and "Description of Certain Indebtedness."

FUNDING OF CHANGE OF CONTROL OFFER AND ASSET SALE OFFER

    The Credit Facility currently prohibits the Company from purchasing any Notes or certain other indebtedness subordinated to the indebtedness under the Credit Facility, and also provides that certain change of control events with respect to the Company and asset sales would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control or an Asset Sale (as defined herein) occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such indebtedness, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an event of default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "Description of Notes."

ACQUISITIONS AND EXPANSION

    Since its inception in 1986, Horizon has rapidly expanded both the size and the diversity of its operations through (i) strategic mergers and acquisitions such as the acquisition of CMS and the pending acquisition of Pacific Rehab,
(ii) the acquisition of or agreements to manage long-term care facilities including Greenery Rehabilitation Group, Inc., the peopleCARE Heritage group and the HEA Group, (iii) the development of specialty hospitals and subacute care units and (iv) the acquisition and development of other specialty health care businesses. Growth through acquisition entails certain risks in that acquired operations could be subject to unanticipated business uncertainties or legal liabilities. Horizon seeks to minimize these risks through investigation and evaluation of the operations proposed to be acquired and through transaction structure and indemnification. In addition, each such business combination presents the risk that currently unanticipated difficulties may arise in integrating the operations of the combined entities. Moreover, such business combinations present the risk that the synergies expected from the combined operations may not be realized. The various risks associated with the integration of recent and future acquisitions and the subsequent performance of such acquired operations may adversely affect Horizon's results of operations. In addition, the ability of Horizon to acquire additional operations depends upon its ability to identify appropriate acquisition candidates and to obtain appropriate financing and personnel.

REIMBURSEMENT BY THIRD PARTY PAYORS

    For fiscal years 1993, 1994, and 1995, Horizon derived approximately 33%, 34% and 28%, respectively, of its revenues from Medicare, and 14%, 14% and 17%, respectively, of its revenues from Medicaid (excluding certain out-of-state Medicaid revenues). Changes in the mix of patients among different types of private pay sources and among private pay sources, Medicare and Medicaid can significantly affect the revenues and profitability of Horizon's operations. Moreover, there are increasing pressures from many payor sources to control health care costs and to limit increases in reimbursement rates for medical services. There can be no assurance that payments under governmental and third party payor programs will remain at levels comparable to present levels or that Horizon will continue to attract and retain private pay patients or maintain its current payor or revenue mixes. In attempts to limit the federal budget deficit, there have been, and Horizon expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for certain services. Horizon cannot now predict whether any of these pending proposals will be adopted or, if adopted and implemented, what effect such proposals would have on Horizon.

REIMBURSEMENT RATES FOR CONTRACT THERAPY SERVICES

    In April 1995, the Health Care Financing Administration ("HCFA") issued a memorandum to its Medicare fiscal intermediaries as a guideline to assess costs incurred by inpatient providers relating to payment of occupational and speech language pathology services furnished under arrangements that include contracts between therapy providers and inpatient providers. While not binding on the fiscal intermediaries, the memorandum suggested certain rates to assist the fiscal intermediaries in making annual "prudent buyer" assessments of speech and occupational therapy rates paid by inpatient providers. In light of the fluid nature of the circumstances surrounding the memorandum, Horizon cannot now determine whether HCFA will continue to recommend the rates suggested in the memorandum or whether such rates will be used by HCFA as a basis for developing a salary equivalency based reimbursement system for speech and occupational therapy services. There can be no assurance that actions ultimately taken by HCFA with regard to reimbursement rates for such services will not adversely affect the Company's results of operations.

HEALTH CARE REFORM

    During 1995, various Congressional legislators introduced reform proposals that are intended to control health care costs, to improve access to medical services for uninsured individuals and to balance the federal budget by the year 2002. Certain of these budgetary proposals have been passed by both Houses of Congress, including passage of the resultant committee bills. These proposals included reduced rates of growth in the Medicare and Medicaid programs and proposals to block grant funds to the states to administer the Medicaid program. These proposals were included in the 1995 budget reconciliation act, which the President of the United States has vetoed. In January 1996, the President presented his own plan to balance the federal budget by 2002. Discussions are continuing between members of the House of Representatives, members of the Senate and the President to devise a balanced budget plan. While these proposals do not, at this time, appear to affect Horizon adversely in any material respect, significant changes in reimbursement levels under Medicare or Medicaid and changes in applicable governmental regulations could significantly affect the future results of operations of Horizon. There can be no assurance that future legislation, health care or budgetary, or other changes in the administration or interpretation of governmental health care programs will not adversely effect the results of operations of Horizon.

REGULATION

    The federal government and the governments of all states in which Horizon operates regulate various aspects of its business. There can be no assurance that federal or state governments will not impose additional restrictions on its activities that might adversely affect its business. The operation of Horizon's long-term care facilities and certain segments of its specialty health care services and the provision of these services are subject to federal, state and local licensure and certification laws. These facilities and segments are subject to periodic inspection by governmental and other authorities to assure compliance with the various standards established for continued licensure under state law, certification under the Medicare and Medicaid programs and participation in the Veteran's Administration program. To the extent that Certificates of Need or other similar approvals are required for expansion of Horizon's operations, Horizon could be adversely affected by the failure or inability to obtain such approvals, by changes in the standards applicable to approvals and by possible delays and expenses associated with obtaining approvals. The failure to obtain, retain or renew any required regulatory approvals, licenses or certifications could prevent Horizon from being reimbursed for or offering its services or could adversely affect its operations, financial performance and ability to expand.

    A  wide array  of Medicare/Medicaid  fraud and  abuse provisions  applies to long-term care facilities, other specialty health care facilities, pharmacies and clinical laboratories. Penalties for violations of these federal laws include exclusion from participation in the Medicare/Medicaid programs, asset forfeitures, civil penalties and criminal penalties. The Office of Inspector General ("OIG") of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of both the House of
Representatives and the Senate have proposed various pieces of legislation to expand significantly the federal government's involvement in curtailing fraud and abuse and to increase the monetary penalties for violations of these provisions.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

    There is no existing market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, the Underwriters currently intend to make a market in the Notes after the consummation of the Offering, although they are not obligated to do so and may discontinue any market-making activities with respect to the Notes at any time without notice.

COMPETITION

    The Company operates in a highly competitive industry. The Company's facilities generally operate in communities that are also served by similar facilities operated by others. Some competing facilities are located in buildings that are newer than those operated by the Company and provide services not offered by the Company. In addition, some facilities are operated by nonprofit organizations or government agencies supported by endowments, charitable contributions, tax revenues and other resources not available to the Company. Some acute care hospitals that provide long-term care, subacute care and rehabilitative services are also a potential source of competition to the Company. In each area of services provided by the Company, some of its competitors have greater financial and other resources and longer operating histories than the Company. There can be no assurance that the Company will not encounter increased competition in the future that would adversely affect the Company's results of operations. See "Business -- Competition."

DEMAND FOR PERSONNEL

    The success and growth strategy of Horizon are dependent in part on its ability to attract and retain competent individuals with training and experience in marketing, nursing, therapy and other clinical or operating disciplines. Such persons are in high demand and often are subject to competing offers. In past years, the health care industry has experienced nursing and therapy personnel shortages. There can be no assurance that Horizon will be able to attract and retain the qualified clinical or operating personnel necessary for its business and planned growth. A future lack of such personnel could adversely affect results of operations of Horizon.

                              RECENT DEVELOPMENTS

CMS

    Horizon acquired CMS on July 10, 1995 by means of a merger pursuant to which CMS became a wholly owned subsidiary of Horizon. The purchase price, paid in shares of Common Stock of the Company, was approximately $393.9 million (based on the market value of such shares on that date). The acquisition was accounted for as a pooling of interests. CMS is one of the nation's largest providers of comprehensive inpatient and outpatient medical rehabilitative services, operating 37 free-standing rehabilitation hospitals, providing outpatient rehabilitation at more than 140 locations, managing 13 inpatient rehabilitation units for general acute care hospitals and providing contract rehabilitation therapy services. As a result, Horizon now has an increased and significant clinical and market presence in each of the medical rehabilitation industry's three principal sectors: inpatient rehabilitation care, outpatient rehabilitation care and contract rehabilitation therapies. See "Business -- Services."

PACIFIC REHAB

    In November 1995, Horizon announced its agreement to acquire Pacific Rehab through the issuance of approximately 2.8 million shares of Common Stock of Horizon (which had a market value of approximately $62.0 million on the day preceding such announcement). As of September 30, 1995, Pacific Rehab had $21.4 million of debt outstanding. The acquisition, which will be accounted for as a pooling of interests, is expected to be consummated in the first quarter of 1996. The acquisition of Pacific Rehab will significantly expand Horizon's presence in the outpatient rehabilitation clinic marketplace by adding 72 clinics to the Company's existing operations. Consummation of the acquisition is subject to certain conditions, and there can be no assurance that those conditions will be satisfied.

HEA GROUP

    In December 1995, the Company announced that it had finalized a contract to manage the operations of 134 long-term care facilities (14,757 beds) in Texas, Michigan and Oklahoma which are operated under long-term leases by the HEA Group. The Company began managing these facilities on January 1, 1996 under a contract between a subsidiary of Horizon and the HEA Group, which has an initial term of ten years. Horizon will receive a management fee equal to 6.5% of the annual gross revenues generated from the operation of the HEA Group facilities, which, in the aggregate, for the year ended December 31, 1995 had revenues of approximately $220.0 million. Under certain circumstances, the management fee can increase to 7.5% of the annual gross revenues. The Company has made available a $30.0 million credit line to provide for, among other things, the working capital and capital improvement requirements of the managed facilities. The credit line bears interest at 75 basis points over the Company's effective cost of borrowing under the Credit Facility, is secured by substantially all the assets of the HEA Group and is repayable out of the cash flow of the operations of the facilities, among other sources.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Notes offered hereby, after deducting underwriting discounts and commissions and expenses related to the Offering, are estimated to be $194.0 million.

    The Company will use all of the net proceeds from the Offering to repay a portion of the indebtedness outstanding under the Credit Facility. As of November 30, 1995, the indebtedness outstanding under the Credit Facility was $463.2 million. As of November 30, 1995, the effective annual interest rate on the indebtedness outstanding under the Credit Facility was 7.2%. For further information regarding the terms, including the interest rates applicable to borrowings thereunder, of the Credit Facility, see "Description of Certain Indebtedness."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of November 30, 1995 and as adjusted to reflect the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                                                         AS OF NOVEMBER 30, 1995
                                                                                        --------------------------
                                                                                              (IN THOUSANDS)
                                                                                           ACTUAL     AS ADJUSTED
Long-Term Debt:
  Credit Facility.....................................................................  $    463,222  $    269,222
  10 7/8% Senior Subordinated Notes due 2002..........................................         8,562         8,562
  10 3/8% Senior Subordinated Notes due 2003..........................................            65            65
     % Senior Subordinated Notes due 2006.............................................            --       200,000
  8 3/4% Convertible Senior Subordinated Notes due 2015...............................        20,400        20,400
  6 1/2% Convertible Subordinated Debentures due 2012.................................         5,680         5,680
  7 3/4% Convertible Subordinated Debenture due 2012..................................         2,000         2,000
  Capitalized leases..................................................................        49,825        49,825
  Mortgages and other long-term debt..................................................        57,822        57,822
                                                                                        ------------  ------------
  Total long-term debt................................................................       607,576       613,576
    Less current portion..............................................................         5,257         5,257
    Less note receivable on 7 3/4% Convertible Subordinated Debenture due 2012........         1,000         1,000
                                                                                        ------------  ------------
      Total long-term debt, net of current portion and note receivable................       601,319       607,319
                                                                                        ------------  ------------
Stockholders' Equity:
  Preferred stock, $.001 par value per share; 500,000 shares authorized; none
    issued............................................................................            --            --
  Common stock, $.001 par value per share; 150,000,000 shares authorized; 51,882,060
    shares issued; 51,304,552 shares outstanding......................................            52            52
  Additional paid-in capital..........................................................       574,862       574,862
  Retained earnings...................................................................        63,803        63,803
  Note receivable from sale of common stock...........................................        (2,362)       (2,362)
  Treasury stock......................................................................        (8,705)       (8,705)
                                                                                        ------------  ------------
      Total stockholders' equity......................................................       627,650       627,650
                                                                                        ------------  ------------
Total Capitalization..................................................................  $  1,228,969  $  1,234,969
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                         SELECTED FINANCIAL INFORMATION

    The following selected historical statement of operations data as of and for the periods ended May 31, 1991 through May 31, 1995 have been derived from Horizon's consolidated financial statements, as restated for the merger with CMS, which was accounted for as a pooling of interests. The selected historical financial data as of November 30, 1995 and for the six months ended November 30, 1994 and 1995 have been derived from the unaudited financial statements of Horizon, as restated for the merger with CMS. The following selected pro forma financial information has been derived from and should be read in conjunction with the unaudited pro forma financial information and notes thereto included elsewhere in this Prospectus.

                                                                                                         SIX MONTHS ENDED
                                              FISCAL YEARS ENDED MAY 31,                                   NOVEMBER 30,
                         ---------------------------------------------------------------------   ---------------------------------
                                                                               1995                                 1995
                                                                     -------------------------             -----------------------
                           1991      1992       1993        1994                 PRO FORMA (1)     1994              PRO FORMA (2)
                                                                       ACTUAL
                                                                  (DOLLARS IN THOUSANDS)                    ACTUAL
STATEMENT OF OPERATIONS
  DATA:
  Total operating
    revenues...........  $543,697  $843,740  $1,136,358  $1,382,162  $1,625,326   $1,703,523     $783,412  $872,159    $890,114
  Costs and expenses:
    Cost of services...   424,568   666,950     892,902   1,099,162   1,261,000    1,309,776      608,776  663,885      672,471
    Administrative and
      general..........    24,866    32,470      42,284      60,108      82,533       95,934       39,678   41,892       46,474
    Facility leases....    35,109    56,277      64,461      68,832      81,590       85,941       39,517   42,925       44,861
    Depreciation and
      amortization.....    12,918    19,923      33,915      48,249      56,618       59,274       27,631   29,758       30,893
    Interest expense...    13,360     8,423      26,999      44,396      53,045       54,501       26,589   24,476       24,812
    Special and
      settlement
      charges (3)......        --     4,319      17,154      74,834      36,922       36,922       13,398   63,540       63,540
                         --------  --------  ----------  ----------  ----------  -------------   --------  --------  -------------
      Total costs and
        expenses.......   510,821   788,362   1,077,715   1,395,581   1,571,708    1,642,348      755,589  866,476      883,051
  Earnings (loss)
    before minority
    interests, income
    taxes, cumulative
    effect of
    accounting change
    and extraordinary
    item...............    32,876    55,378      58,643     (13,419)     53,618       61,175       27,823    5,683        7,063
  Minority interests...    (3,320)   (6,771)     (6,787)     (4,664)     (5,245)      (5,245)      (3,031)  (3,402 )     (3,402)
  Earnings (loss)
    before income
    taxes, cumulative
    effect of
    accounting change
    and extraordinary
    item...............    29,556    48,607      51,856     (18,083)     48,373       55,930       24,792    2,281        3,661
  Income taxes.........     9,225    16,489      21,520       1,731      23,375       25,480       11,379   11,663       12,266
  Earnings (loss)
    before cumulative
    effect of
    accounting change
    and extraordinary
    item...............  $ 20,331  $ 32,118  $   30,336  $  (19,814) $   24,998   $   30,450     $ 13,413  $(9,382 )   $ (8,605)
                         --------  --------  ----------  ----------  ----------  -------------   --------  --------  -------------
                         --------  --------  ----------  ----------  ----------  -------------   --------  --------  -------------
  Earnings (loss)
    before cumulative
    effect of
    accounting change
    and extraordinary
    item per common
    share-assuming full
    dilution...........  $   0.86  $   1.00  $     0.89  $    (0.54) $     0.52   $     0.59     $   0.29  $ (0.18 )   $  (0.16)
                         --------  --------  ----------  ----------  ----------  -------------   --------  --------  -------------
                         --------  --------  ----------  ----------  ----------  -------------   --------  --------  -------------
OTHER FINANCIAL DATA:
  Adjusted EBITDA
    (5)................  $ 59,154  $ 88,043  $  136,711  $  154,060  $  200,203   $  211,872     $ 95,441  $123,457    $126,308
  Capital
    expenditures.......    12,003    82,477     184,563      67,026      52,622       52,955       24,441   25,819       27,029
  Ratio of earnings to
    fixed charges
    (6)................       1.9x      2.2x        1.7x         --         1.6x         1.6x         1.6x     1.1 x        1.2x
  Ratio of Adjusted
    EBITDA to interest
    expense (5)........       4.4x     10.5x        5.1x        3.5x        3.8x         3.9x         3.6x     5.0 x        5.1x
OPERATING DATA:
  Licensed beds........     6,712     8,072      11,173      14,652      20,213           --       18,058   20,342           --
  Average occupancy....        84%       84%         85%         85%         86%          --           88%      86 %         --

                                             AS OF MAY 31,                                        AS OF NOVEMBER 30, 1995
                         ------------------------------------------------------         -------------------------------------------
                           1991      1992       1993        1994        1995              ACTUAL    AS ADJUSTED (7)   PRO FORMA (8)
BALANCE SHEET DATA:
  Cash and cash
    equivalents........  $ 46,405  $ 65,155  $   70,372  $   61,384  $   40,674         $   26,422    $   26,422       $   27,016
  Working capital......    96,645   151,090     227,199     232,639     284,343            329,790       329,790          324,994
  Total assets.........   383,536   578,849     925,398   1,148,032   1,398,123          1,451,974     1,457,974        1,529,143
  Long term debt,
    excluding
    current portion....    81,737   183,322     458,062     461,331     532,688            601,319       607,319          613,384
  Total stockholders'
    equity.............   207,690   263,767     305,892     461,254     650,652            627,650       627,650          665,582

                                               (SEE FOOTNOTES ON FOLLOWING PAGE)

------------------------
(1) To give effect to (i) the acquisition of the peopleCARE Heritage group and the consummation of certain other insignificant acquisitions; (ii) the retirement of certain senior subordinated notes; (iii) the Offering; and
    (iv) the pending acquisition of Pacific Rehab, as though all such transactions occurred on June 1, 1994.

(2)  To give effect to (i) the  retirement of certain senior subordinated notes;
    (ii) the Offering; and (iii) the pending acquisition of Pacific Rehab, as though all such transactions occurred on June 1, 1995.

(3) Special and settlement charges represent the following items by period (for historical fiscal year unless otherwise indicated): (i) 1992 -- reflects $1,000 of merger expenses incurred in connection with an acquisition accounted for as a pooling of interests and $3,319 related to a terminated merger agreement; (ii) 1993 -- reflects the write-down of certain rehabilitation facility development costs and merger expenses incurred in connection with an acquisition accounted for as a pooling of interests and expenses of subsequently integrating the acquired companies' operations;
    (iii) 1994 -- related to the impairment of selected rehabilitation hospital division assets of $50,244, the costs associated with the consolidation of contract therapy companies and losses related to the termination of certain relationships in the contract therapy business of approximately $22,842 and the costs related to the reduction of corporate office work force and other restructuring costs of $1,748; (iv) 1995 historical and pro forma -- reflects the effect of a revision in the Company's estimate of contract therapy receivables from third party payors of $18,377, costs of $13,500 incurred in connection with the settlement of pending litigation and related contract terminations and costs of $5,045 related to restructuring actions taken at contract therapy companies; (v) six months ended November 30, 1994 -- reflects the effect of a revision in the Company's estimate of contract therapy receivables from third party payors; and (vi) historical and pro forma six months ended November 30, 1995 -- reflects the write-off of $6.7 million in transaction costs incurred in completing the CMS merger, the $44.9 million of costs of combining and restructuring the merged companies and the $11.9 million write-down of assets expected to be divested during fiscal 1996.

(4) Includes an extraordinary loss of $22,075, net of tax, recognized on the purchase of certain senior subordinated notes at a premium.

(5) Adjusted EBITDA consists of earnings (loss) before minority interests, income taxes, cumulative effect of accounting change and extraordinary item plus interest, depreciation and amortization and special and settlement charges. Adjusted EBITDA is included because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. Adjusted EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. The Company also believes that the ratio of Adjusted EBITDA to interest expense is an accepted measure of debt service ability; however, such ratio should not be considered as a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(6) For purposes of computing the ratio of earnings to fixed charges (a) earnings consist of (i) earnings (loss) before minority interests, income taxes, cumulative effect of accounting change and extraordinary items and
    (ii) fixed charges net of capitalized interest and (b) fixed charges consist of (i) interest expense on indebtedness, including capitalized interest;
    (ii) amortization of debt issuance costs; and (iii) a portion of rental expense which, in the judgement of management, represents an appropriate interest factor. Earnings were insufficient to cover fixed charges in 1994 in the approximate amount of $15,034.

(7) As adjusted to reflect the Offering and the application of the net proceeds therefrom.

(8) As adjusted to reflect (i) the retirement of certain senior subordinated notes; (ii) the Offering; and (iii) the pending acquisition of Pacific Rehab.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS
    The following table sets forth certain statements of operations data expressed as a percentage of total operating revenues:

                                                                                                         SIX MONTHS ENDED
                                                                       YEAR ENDED MAY 31,                  NOVEMBER 30,
                                                              -------------------------------------  ------------------------
                                                                 1993         1994         1995         1994         1995
Total operating revenues....................................      100.0%       100.0%       100.0%       100.0%       100.0%
                                                                  -----        -----        -----        -----        -----
Cost of services............................................       78.6         79.5         77.6         77.7         76.1
Administrative and general..................................        3.7          4.3          5.0          5.1          4.8
Facility leases.............................................        5.6          5.0          5.0          5.0          4.9
Depreciation and amortization...............................        3.0          3.5          3.5          3.5          3.4
Interest expense............................................        2.4          3.2          3.3          3.4          2.8
Special and settlement charges..............................        1.5          5.4          2.3          1.7          7.3
                                                                  -----        -----        -----        -----        -----
    Earnings before minority interests, income taxes,
      cumulative effect of accounting change and
      extraordinary item....................................        5.2         (1.0)         3.2          3.6          0.6
                                                                  -----        -----        -----        -----        -----
Minority interests..........................................       (0.6)        (0.3)        (0.3)        (0.4)        (0.4)
Earnings before income taxes, cumulative effect of
 accounting change and extraordinary item...................        4.6         (1.3)         2.9          3.2          0.2
Income taxes................................................        1.9          0.1          1.4          1.5          1.3
Cumulative effect of accounting change, net of tax..........       (0.3)       --           --           --           --
Extraordinary item, net of tax..............................      --             0.1          0.2        --            (2.5)
                                                                  -----        -----        -----        -----        -----
    Net earnings............................................        2.4%        (1.4)%        1.7%         1.7%        (3.6)%
                                                                  -----        -----        -----        -----        -----
                                                                  -----        -----        -----        -----        -----

SIX MONTHS ENDED NOVEMBER 30, 1995 COMPARED TO SIX MONTHS ENDED NOVEMBER 30,
1994

  REVENUES

    Total operating revenues increased approximately $88.7 million, or 11.3%, for the six months ended November 30, 1995 compared to the corresponding period in 1994. The growth in total operating revenues is primarily attributable to (i) the increase in the number of long-term care and specialty health care facilities operated by the Company, (ii) the increase in occupancy in facilities operated by the Company and (iii) the increase in Medicare, Medicaid and private and other rates received by the Company. For the six months ended November 30, 1995, the Company added seven long-term care and specialty health care facilities, representing 121 additional beds. Occupancy for the six months ended 1995 decreased to 86% compared to 88% in 1994 as a result of acquisitions with lower occupancy rates than those experienced in Horizon's other facilities. The Company's blended reimbursement rate increased 2.0% compared to 1994.

  OPERATING EXPENSES

    Cost of services increased approximately $55.1 million, or 9.1%, for the six months ended November 30, 1995 compared to the corresponding period in 1994. The increase in cost of services is primarily attributable to the growth in the number of long-term care facilities, specialty hospitals and subacute units operated by the Company, as well as expansion of the Company's specialty health care services and programs. As a percentage of total operating revenues, cost of services declined to 76.1% from 77.7% in 1994, due largely to increased revenues from higher margin businesses.

    Administrative and general expenses increased $2.2 million, or 5.6%, for the six months ended November 30, 1995 compared to the corresponding period in 1994. As a percentage of operating revenues, administrative and general expenses declined to 4.8% from 5.1% in 1994. The decline in the expense margin is attributable to the Company's continued success in controlling these costs and to overhead reductions realized in the CMS merger.

    Facility lease expense increased $3.4 million, or 8.6%, for the six months ended November 30, 1995 compared to the corresponding period in 1994. The increase in facility lease expense is attributable to the increase in the number of leased facilities operated in 1995. As a percentage of total operating revenues, facility lease expense declined to 4.9% from 5.0% in 1994.

    Depreciation and amortization increased $2.1 million, or 7.7%, for the six months ended November 30, 1995 compared to the corresponding period in 1994. As a percentage of total operating revenues, depreciation and amortization declined to 3.4% from 3.5% in 1994. The increase in depreciation and amortization is attributable to the growth in the number of facilities owned in 1995 as well as the impact of capital expenditures made.

    Interest expense declined $2.1 million, or 7.9%, for the six month period ended November 30, 1995 compared to the corresponding period in 1994. The decline in interest expense is primarily attributable to the retirement of substantially all of the Senior Subordinated Notes (as hereinafter defined) of CMS, utilizing proceeds from the Credit Facility which bears interest at a substantially lower rate.

    The Company recorded a $63.5 million special charge in the six months ended November 30, 1995. The special charge resulted primarily from (i) the write-off of transaction costs of $6.7 million which had been incurred in completing the CMS merger, (ii) the approval by management of the Company of restructuring costs of $44.9 million related to efforts to combine and restructure the operations of the Company and CMS and (iii) the $11.9 million write down of assets expected to be divested during fiscal 1996.

  EXTRAORDINARY ITEM

    On September 26, 1995, the Company completed a tender offer and consent solicitation for two issues of publicly held indebtedness of CMS (together, the "Senior Subordinated Notes"). The Company purchased $118.7 million in principal amount of 10 3/8% Senior Subordinated Notes due 2003 at 109.25% plus a consent fee of 1.05% and $137.5 million in principal amount of 10 7/8% Senior Subordinated Notes due 2002 at 109.0% plus a consent fee of 0.75%. The Company paid $289.5 million to retire the Senior Subordinated Notes, including principal, premiums, accrued interest, consent fees and other related costs. As a result of the tender, the Company recorded an extraordinary charge related to the loss on the retirement of the Senior Subordinated Notes, including the write-off of related deferred discount, swap cancellation and financing costs, of approximately $22.1 million, net of tax, in the second quarter of fiscal 1996.

YEAR ENDED MAY 31, 1995 COMPARED TO YEAR ENDED MAY 31, 1994

  REVENUES

    Total operating revenues increased $243.2 million, or 17.6%, for fiscal 1995 as compared with fiscal 1994. The majority of this increase is the result of the Company's expansion, both through acquisitions and internally, since May 31, 1994. Greenery Rehabilitation Group, Inc. ("Greenery"), which was acquired in February 1994, contributed $130.7 million of operating revenues in fiscal 1995 as compared to $46.2 million contributed during the three and one-half months Greenery was owned by the Company in fiscal 1994. peopleCARE, which was acquired in July 1994, contributed $78.3 million of operating revenues in fiscal 1995. During fiscal 1995, the Company also completed other acquisitions resulting in the addition of approximately 4,000 long-term care beds, a skilled nursing center, two sleep diagnostic clinics, two home respiratory providers and two medical diagnostic services companies. In addition, the Company entered into management contracts involving approximately 1,020 long-term care beds. Increases in Medicare, Medicaid and private pay rates also had a positive impact on revenues. The average increase in rates per patient day across all payor types was approximately 8.8%, resulting in an increase in revenues of $37.2 million. The average occupancy of the Company's facilities remained essentially flat at 88% and, as a consequence, had little or no effect on operating revenues.

  OPERATING EXPENSES

    Cost of services and administrative and general expenses increased $161.8 million, or 14.7%, and $22.4 million, or 37.3%, respectively, in fiscal 1995 from fiscal 1994. These increases are due primarily to the increase in the number of long-term care facilities, specialty hospitals and subacute care units operated by the Company, as well as the costs associated with the expansion of specialty health care services and programs. As a percentage of total operating revenues, cost of services declined to 77.6% from 79.5% in fiscal 1994 due largely to increased revenues from higher margin businesses. Administrative and general expenses, as a percentage of total operating revenues, increased to 5.1% from 4.3% in fiscal 1994 due, in large part, to increased overhead in the contract therapy division.

    Facility lease expense and depreciation and amortization increased approximately $12.8 million, or 18.5%, and $8.4 million, or 17.3%, respectively, for the same period. This increase is directly related to the increased number of facilities operated in fiscal 1995. As percentages of total operating revenues, facility lease expense and depreciation and amortization remained essentially flat at 5.0% and 3.5%, respectively, compared with fiscal 1994.

    Interest expense increased $8.6 million, or 19.5%, in fiscal 1995 from fiscal 1994. This increase is due primarily to the following factors: (i) increased borrowings to finance an increase in the Company's average investment in owned facilities due in large part to the Greenery merger late in fiscal 1994 and the peopleCARE acquisition early in fiscal 1995, (ii) capital lease interest associated with the six peopleCARE leased facilities, (iii) assumption of $54.8 million of Greenery bonds late in fiscal 1994 and (iv) increased borrowings under the Company's then existing credit facility in connection with other acquisitions during fiscal 1995. The increased interest expense was partially offset by the retirement of $85.2 million of the Senior Subordinated Notes during fiscal 1995.

    The Company recorded special charges during the second, third, and fourth quarters of fiscal 1995 of $13.4 million, $5.0 million and $5.0 million, respectively. The second and fourth quarter special charges reflect the effect of a revision in the Company's estimate of accounts receivable from third party payors at its CMS Therapies, Inc. subsidiary. The third quarter special charge reflects the costs of eliminating management and staff positions, office lease terminations and certain other costs of the changes implemented during the third quarter at CMS Therapies, Inc. For further information, see Note 7 of Notes to Consolidated Financial Statements.

    During the fourth quarter of fiscal 1994, a special charge of $74.8 million was recorded resulting from the implementation of a plan to streamline operations and improve productivity by restructuring the Company into major operating businesses, flattening the management organization structure, writing down certain assets and, where appropriate, divesting unproductive assets. The special charge comprised several items, including (i) the impairment of assets at eight rehabilitation hospitals, divestiture of two rehabilitation hospitals, closure of a select group of outpatient locations and miscellaneous other related charges ($50.2 million), (ii) the consolidation of certain contract therapy companies, the exit from certain markets and businesses and losses related to the termination of certain business relationships ($22.8 million) and
(iii) the reduction of the work force at the Company's corporate office and transaction costs related to the plan ($1.8 million).

    On September 27, 1995, the Company settled certain pending litigation, terminated a number of contracts with the other party to the litigation, and obtained releases of claims and potential claims relating to the litigation and the terminated contracts. In consideration for the settlement, contract terminations and releases, the Company paid cash and delivered a warrant to purchase Horizon/CMS stock. At May 31, 1995, the Company accrued $12.8 million of expenses and wrote down $0.7 million of accounts receivable to record the cash payment, warrant valuation, receivable write-off and other commitments and transaction costs relating to the settlement transaction.

YEAR ENDED MAY 31, 1994 COMPARED TO YEAR ENDED MAY 31, 1993

  REVENUES

    Total operating revenues increased approximately $245.8 million, or 21.6%, for fiscal 1994 as compared with fiscal 1993. The largest portion of such increase was the result of the Company's expansion, both internally and through acquisitions, since May 31, 1993. The expansion of contract therapy services resulted in an increase in operating revenues of $74.0 million, or 23.9%, during fiscal 1994 over fiscal 1993. Net operating revenues attributable to the Company's acute rehabilitation hospitals and contract rehabilitation therapies increased $37.5 million or 7.3% during fiscal 1994 over fiscal 1993. This increase resulted primarily from the four rehabilitation hospitals which were newly opened during fiscal 1994 and a full year's results for those opened in fiscal 1993. Greenery, acquired in February 1994, contributed $46.2 million to operating revenues in fiscal 1994. As a result of the consummation of the Greenery merger, the Company added the operations of 17 acute rehabilitation and long-term care facilities and three managed facilities. At May 31, 1994 (excluding facilities acquired in the Greenery merger), the Company operated three more long-term care facilities, three more specialty hospitals and three more subacute care units than it did at May 31, 1993. During fiscal 1994, the Company also expanded its institutional pharmacy services, and its clinical laboratory services in Texas. An additional cause of the increase in revenues was increases in Medicare, Medicaid and private pay rates. The average increase in rates per patient day across all payor types was approximately 9.7%, resulting in an increase in operating revenues of $18.8 million. The average occupancy of the Company's facilities remained essentially flat at 89%.

  OPERATING EXPENSES

    Cost of services and administrative and general expenses increased $206.3 million, or 23.1%, and $17.8 million, or 42.2%, respectively, in fiscal 1994 from fiscal 1993. These increases were due primarily to the increase in the number of long-term care facilities, specialty hospitals and subacute care units operated by the Company, as well as the costs associated with the expansion of specialty health care services and programs. As a percentage of total operating revenues, cost of services increased to 79.5% from 78.6% in fiscal 1993 due primarily to the opening of rehabilitation hospitals and associated costs. Administrative and general expenses, as a percentage of total operating revenues, increased to 4.3% from 3.7% in fiscal 1993 due primarily to the opening of rehabilitation hospitals.

    Facility lease expense and depreciation and amortization increased approximately $4.4 million, or 6.8%, and $14.3 million, or 42.3%, respectively, for the same period. This increase is directly related to the increased number of facilities operated. Greenery accounted for nearly one-half of the increase. As percentages of total operating revenues, facility lease expenses declined to 5.0% from 5.6% in fiscal 1993 while depreciation and amortization increased to 3.5% from 3.0% in fiscal 1993 due to the acquisition of more owned facilities than leased facilities.

    Interest expense increased $17.4 million, or 64.4%, in fiscal 1994 from fiscal 1993. This increase is related to borrowings under the Company's then-existing credit facility, and the assumption of certain bonds and secured real property indebtedness in connection with facility acquisitions during fiscal 1994. Interest expense was also higher during this period due to a higher average outstanding debt balance and higher average interest rate resulting from the issuance of $350.0 million of Senior Subordinated Notes during fiscal 1993.

    During the fourth quarter of fiscal 1993, the Company recorded a pre-tax charge of $14.6 million related principally to the write-off of deferred costs for approximately 30 abandoned rehabilitation hospital development projects on which construction had not started. The decision to abandon certain projects and pursue less capital intensive growth than in the past was a result of changes in the Company's rehabilitation hospital development strategy in response to changes in various health care delivery markets. Prior to fiscal 1994, the Company deferred certain costs incurred to obtain government approvals and other expenses related to the development of rehabilitation hospitals. Based on a historical high rate of completion, costs of developing a project were charged to operations only when it was probable that the project would be abandoned. As a result of its change in development strategy, the Company changed its accounting for development costs. Ongoing hospital development costs are now expensed until that time when it is probable that construction will commence. In addition, the Company recorded a pre-tax charge of $2.6 million related to the acquisition and subsequent consolidation of a physician services company.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically funded its operations and expansion program from cash flows from operating activities and financing activities.

    Net cash provided by operating activities was $7.4 million, $29.0 million and $10.6 million during each of the three years ended May 31, 1993, 1994 and 1995 and net cash used in operating activities was $(16.8) million and $(8.6) million in the six month periods ended November 30, 1994 and 1995.

    Net cash provided by financing activities was $262.8 million, $41.9 million and $127.3 million during each of the three years ended May 31, 1993, 1994 and 1995 and was $104.0 million and $76.4 in the six month periods ended November 30, 1994 and 1995.

  EXPANSION PROGRAM

    During the three years ended May 31, 1995, the primary application of the Company's cash flows was the Company's program of expansion both internally and through acquisitions. The Company's expansion program requires funds: (i) to acquire assets and to expand and improve existing and newly acquired facilities;
(ii) to repay funded indebtedness assumed or otherwise acquired in connection with the acquisitions of facilities and properties; and (iii) to finance the increase in patient care and other accounts receivable resulting from acquisitions. The funds necessary to meet these requirements have been provided principally by the Company's financing and operating activities.

    Net cash used in investing activities during each of the three years ended May 31, 1993, 1994 and 1995 was $264.7 million, $79.9 million and $158.6 million. Similarly, net cash used in investing activities during the six month periods ended November 30, 1994 and 1995 was $109.2 million and $40.7 million. In each of such periods, the primary uses of cash in investing activities were payments pursuant to acquisition agreements, net of cash acquired, and capital expenditures (acquisitions of property and equipment).

    During the three years ended May 31, 1995, payments pursuant to acquisition agreements and capital expenditures aggregated $506.0 million which included the following major expenditures: (i) fiscal 1993 -- the acquisition of properties from real estate partnerships ($40.7 million) and the construction and furnishing of new hospitals ($131.2 million); (ii) fiscal 1994 -- the Greenery merger transaction ($7.8 million) and the purchase of long-term care facilities in Massachusetts ($24.0 million) and (iii) fiscal 1995 -- acquisition of peopleCARE ($61.3 million) and other acquisitions ($37.1 million).

    During the six month periods ended November 30, 1994 and 1995, payments pursuant to acquisition agreements and capital expenditures were $107.8 million and $40.9 million. The largest component of such expenditures was the peopleCARE acquisition which was effected in the first quarter of fiscal 1995. Capital expenditures during these periods were primarily used to fund the Company's internal and external expansion program. For fiscal 1996, the Company has budgeted for capital expenditures in the range of $35.0-$45.0 million.

  OPERATIONS

    At November 30, 1995, the Company's working capital was $329.8 million, including cash and cash equivalents of $26.4 million. This compared with working capital of $284.3 million, including cash and cash equivalents of $40.7 million, at May 31, 1995 and $232.6 million, including cash and cash equivalents of $61.4 million, at May 31, 1994. As indicated above, the Company generated positive cash flow from operations during the three years ended May 31, 1995. During the six month periods ended November 30, 1994 and 1995, these operating activities used $(16.8) million and $(8.6) million in net cash. During the six months ended November 30, 1995, accounts and settlements receivable increased $46.0 million, substantially all of which represents increases generated by existing facilities or generated by new facilities after the date of acquisition and the settlement of cost reports for various periods.

  SOURCES

    At November 30, 1995, the available credit under the Credit Facility was $241.5 million and, on a pro forma basis after giving effect to the Offering, the available credit thereunder would be $435.5 million. See "Use of Proceeds" and "Description of Certain Indebtedness." To the extent that the Company's operations and expansion program require cash expenditures in excess of cash from operations and the amounts available to it under the Credit Facility, management of the Company believes that the Company can obtain the necessary funds through other financing activities, including the issuance and sale of debt and equity in public and private markets.

                                    BUSINESS

GENERAL

    The Company is a leading provider of post-acute health care services, including specialty health care services and long-term care services, principally in the Midwest, Southwest and Northeast regions of the United States. At January 1, 1996, Horizon provided specialty health care services through 37 acute rehabilitation hospitals in 16 states (2,065 beds), 57 specialty hospitals and subacute care units in 17 states (1,875 beds), 145 outpatient rehabilitation clinics in 19 states and 2,686 rehabilitation therapy contracts in 35 states. At that date, Horizon provided long-term care services through 119 owned or leased facilities (14,793 beds) and 147 managed facilities (16,448 beds) in a total of 19 states. Other medical services offered by the Company include pharmacy, laboratory, Alzheimer's care, physician management, non-invasive medical diagnostic, home respiratory, home infusion therapy and hospice care. For the six months ended November 30, 1995, the Company derived 50% of its revenues from private sources, 32% from Medicare and 18% from Medicaid.

    Post-acute care is the provision of a continuum of care to patients for the twelve month period following discharge from an acute care hospital. Post-acute care services that the Company provides include: (a) inpatient and outpatient rehabilitative services; (b) subacute care; (c) long-term care; (d) contract rehabilitation therapy services; (e) pharmacy and related services; (f) clinical laboratory services; (g) non-invasive medical diagnostic services; (h) home respiratory supplies and services; (i) home infusion supplies and services; and
(j) hospice care. Horizon's integrated post-acute health care system is intended to provide continuity of care for its patients and enable payors to contract with one provider to provide for virtually all of the patient's needs during the period following discharge from an acute care facility.

STRATEGY

    In response to current health care reform and ongoing changes in the health care marketplace, Horizon has implemented and continues to implement a strategy of extending the continuum of services offered by the Company beyond traditional long-term and subacute care to create a post-acute health care delivery system in each geographic region that it serves. The Company's strategy is designed to improve its profit margins, occupancy levels and payor mix. Continued implementation of this strategy will require the following:

  LEVERAGING EXISTING FACILITIES

    Horizon intends to continue to use its rehabilitation, long-term care and subacute care facilities as platforms to provide a cost-effective continuum of post-acute care to managed care, private and government payors. This allows
Horizon to provide its services to the increasing number of patients who continue to require rehabilitation, subacute care or long-term care after being discharged from hospitals. These patients often cannot receive proper care in the home because of the complex monitoring and specialized medical treatment required. Horizon is able to offer these complex medical services at a significantly lower cost than acute care hospitals because its facilities have lower capital and operating costs than acute care hospitals.

  EXPANDING SPECIALTY HEALTH CARE SERVICES OFFERED

    The Company believes that by providing a broad range of cost effective services it meets the needs of managed care and other payors. As a result, the Company has experienced and expects to continue to experience increased patient volumes in, and revenues derived from, its facilities. The Company intends to diversify further the specialty services it offers.

  CROSS-SELLING BROAD SERVICE OFFERING

    In response to payors' demands for a broad range of services, the Company intends to cross-sell the variety of services provided by its business units. The Company has begun to market aggressively its pharmacy services, various therapies and other medical services to its existing and newly acquired operations. As a result of these efforts, the Company has achieved significant market positions in large markets, such as Texas and Nevada, where it offers a full continuum of post-acute care through the integration of rehabilitation, subacute, long-term and other medical services.

  CONCENTRATING OPERATIONS IN TARGETED GEOGRAPHIC AREAS

    To realize operating efficiencies, economies of scale and growth opportunities, Horizon intends to continue to concentrate its operations in clusters of operating units in selected geographic areas. The Company believes that concentration of its rehabilitation hospitals and long-term care facilities within selected geographic regions (a) provides Horizon with a platform from which it can expand its specialty health care services, (b) enhances the development of stronger local referral sources through concentrated marketing efforts and (c) facilitates the establishment of effective working relationships with the regulatory and legislative authorities in the states in which the Company operates.

  DEVELOPING REHABILITATION NETWORKS

    Horizon intends to develop rehabilitation networks by concentrating its outpatient rehabilitation clinics in geographic locations where regional coverage, combined with the ability to provide multiple services in concert with existing acute rehabilitation, subacute and long-term care facilities, will strengthen its position with managed care payors. The Company believes that these networks better enable it to provide a more complete continuum of care and also establish the Company as a provider of choice for the region or locality. By concentrating its rehabilitation facilities, the Company expects to be better able to negotiate comprehensive rehabilitation contracts and leverage the clinical expertise in an individual market.

  EXPANDING THROUGH ACQUISITIONS

    Horizon intends to continue to expand its operations through the acquisition in select geographic areas of long-term care facilities and providers of specialty health care services. Management believes that such acquisitions provide opportunities to realize operating efficiencies, particularly through
(a) margin improvements from enhanced utilization of rehabilitation therapies and other specialty medical services; (b) the expansion of Horizon's institutional pharmacy services into new facilities and new markets; (c) the consolidation of corporate overhead; (d) the potential to increase business by providing a full range of care to managed care providers who desire "one stop shopping;" (e) the ability to increase capacity and margins by offering higher margin and higher acuity services to patients in Company owned or operated subacute and long-term care facilities; (f) the potential to increase patient volume by expanding the continuum of care of each acquired entity on a stand-alone basis; and (g) the potential for improved buying power with respect to suppliers.

INDUSTRY

    The post-acute care industry encompasses a broad range of health care services for patients with medically complex needs who can be cared for outside of acute care hospitals. The Company believes that it is well positioned to create a post-acute health care delivery system in each geographic region it serves by capitalizing on favorable industry trends, which include:

  COST CONTAINMENT INITIATIVES

    In response to rapidly rising costs, governmental and private pay sources have adopted cost containment measures that encourage reduced length of stays in acute care hospitals. These third party payors have implemented strong case management and utilization review procedures. In addition, traditional private insurers have begun to limit reimbursement to predetermined "reasonable charges," while managed care organizations such as health maintenance organizations and preferred provider organizations are attempting to limit hospitalization costs by monitoring and reducing hospital utilization and by negotiating discounted rates for hospital services or fixed charges for procedures regardless of length of stay. As a result, average acute care hospital stays have been shortened, and many patients are discharged despite a continuing need for specialty health care services or nursing care.

  AGING POPULATION

    According to the U.S. Bureau of the Census, approximately 1.4% of people 65-74 years of age received care in long-term care facilities in 1990, while 6.1% of people 75-84 years of age and 24.5% of people over age 85 received such care. The U.S. Bureau of the Census estimates that the U.S. population over age 75 will increase from approximately 13 million, or 5.2% of the population, in 1990 to approximately 17 million, or 6.1% of the population, by the year 2000. In particular, the segment of the U.S. population over 85 years of age, which comprises 45-50% of residents at long-term care facilities nationwide, is projected to increase by more than 40%, from approximately 3 million, or 1.2% of the population, in 1990 to more than 4 million, or 1.6% of the population in 2000. The population over age 65 suffers from a greater incidence of chronic illnesses and disabilities than the rest of the population and currently accounts for more than two-thirds of total health care expenditures in the United States. As the number of Americans over age 65 increases, the need for long-term care services is also expected to increase.

  ADVANCES IN MEDICAL TECHNOLOGY

    Advances in medical technology have increased the life expectancy of a growing number of patients who require a high degree of care traditionally not available outside acute care hospitals. For such patients, home health care often is not a viable alternative because of the complexity of medical services and equipment required. As a result, the Company believes that there is an increasing need for care facilities that provide 24 hours-a-day supervision and specialty care at a significantly lower cost than traditional acute care and rehabilitation hospitals.

  INDUSTRY CONSOLIDATION

    Recently, the industry has been subject to competitive pressures that have resulted in a trend towards consolidation of smaller, local operators into larger, more established regional or national operators. The increasing complexity of medical services, growing regulatory and compliance requirements and increasingly complicated reimbursement systems have resulted in consolidation of small operators who lack the sophisticated management information systems, geographic diversity, operating efficiencies and financial resources to compete effectively.

SERVICES

    The following table summarizes each of the Company's business units by revenues for the periods indicated:

                                                                                                SIX MONTHS ENDED
                                             FISCAL YEARS ENDED MAY 31,                           NOVEMBER 30,
                            -------------------------------------------------------------  --------------------------
                                   1993                 1994                 1995                     1995
                            -------------------  -------------------  -------------------  --------------------------
                                                              (DOLLARS IN MILLIONS)
Acute Rehabilitation......  $  432       38.0%   $  463       33.5%   $  404       24.9%       $218            25.0%
Subacute Care.............       6        0.5        55        4.0       195       12.0         108            12.4
Long-Term Care............     166       14.6       226       16.3       342       21.0         190            21.8
Contract Rehabilitation...     310       27.3       384       27.8       395       24.3         198            22.7
Outpatient
 Rehabilitation...........      82        7.2        88        6.4        93        5.7          46             5.3
Institutional Pharmacy
 Services.................      11        1.0        27        2.0        39        2.4          21             2.4
Alzheimer's Care..........      14        1.2        18        1.3        21        1.3          12             1.4
Other Services............     109        9.6       111        8.0       121        7.5          60             6.9
Other Operating Revenue...       6        0.6        10        0.7        15        0.9          19             2.1
                            ------    -----      ------    -----      ------    -----         -----         -----
    Total.................  $1,136      100.0%   $1,382      100.0%   $1,625      100.0%       $872           100.0%
                            ------    -----      ------    -----      ------    -----         -----         -----
                            ------    -----      ------    -----      ------    -----         -----         -----

  SPECIALTY HEALTH CARE

    Horizon provides a variety of specialty health care services, including acute rehabilitation, subacute care, rehabilitation therapies (occupational, speech and physical therapies (in both inpatient and outpatient settings) and treatment of traumatic head injury and other neurological impairments), institutional pharmacy services, Alzheimer's care, non-invasive medical diagnostic testing services, home respiratory care services and supplies, and clinical laboratory services. Horizon believes that providing a broad range of specialty health care services and programs enables the Company to attract patients with more complex health care needs. In addition, these services typically generate higher profit margins than long-term care patient services.

    ACUTE REHABILITATION. At January 1, 1996, Horizon operated 37 freestanding comprehensive acute rehabilitation hospitals with a total of 2,065 licensed acute rehabilitation beds located in 16 states. Generally, these hospitals are located in the same geographic area as Horizon's long-term care or subacute care facilities (including specialty hospitals) and therefore benefit from referrals from such facilities. Many of Horizon's rehabilitation hospitals are operated through joint ventures with local general acute care hospitals, physicians and other investors. Horizon's rehabilitation unit management group operates inpatient and outpatient rehabilitation programs within acute care hospitals. At January 1, 1996, the Company managed 12 rehabilitation units with more than 270 beds in such acute care hospitals. In addition, the Company's freestanding rehabilitation hospitals typically provide on-site outpatient services.

    SUBACUTE CARE. Horizon provides subacute care to high acuity patients with medically complex conditions who require ongoing, multi-disciplinary nursing and medical supervision and access to specialized equipment and services but who do not require many of the other services provided by an acute care hospital. Horizon's subacute care services include dedicated programs for rehabilitative ventilator care, wound management, general rehabilitation, head trauma/coma stimulation and infusion therapy. The Company's subacute care services are provided through both its specialty hospitals and its subacute care units. Generally, these specialty hospitals and subacute care units are located in separate areas within the physical structures of the Company's long-term care facilities and are supervised by separate nursing staffs employed by the Company. As of January 1, 1996, the Company operated 57 specialty hospitals and subacute care units, including one standalone specialty hospital, with 1,863 beds in 17 states. Horizon believes that private insurance companies and other third party payors, including certain state Medicaid programs, recognize that treating patients requiring subacute care in specialty units such as those operated by Horizon is a cost effective alternative to treatment in acute care hospitals. Horizon believes that it can continue to offer subacute care at rates substantially below those typically charged by acute care hospitals for comparable services.

    The Company's specialty hospitals are operated under specialty hospital licenses that permit the Company to provide higher acuity services and, as a consequence, to receive higher reimbursement rates than subacute care units which are operated under long-term care facility licenses. It is Horizon's belief that such specialty hospital licenses enhance its marketing efforts to referral sources such as physicians, managed care providers and hospital discharge planners. Once a specialty hospital license has been obtained, the beds so licensed generally can no longer be used for patients who require only basic patient care.

    Horizon is a party to a number of contracts with commercial insurers and managed care providers and out-of-state enhanced rate Medicaid provider agreements. Horizon believes that these relationships will enable it to improve its reimbursement rates and profit margins.

    CONTRACT REHABILITATION THERAPIES. Horizon provides a comprehensive range of rehabilitation therapies, including physical, occupational, respiratory (including inpatient and outreach services) and speech therapy services to skilled nursing facilities, general acute care hospitals, schools, home health agencies, inpatient rehabilitation hospitals and outpatient clinics. As of January 1, 1996, Horizon provided these services through approximately 2,686 contracts in 35 states, 184 of which are with Company-operated long-term care facilities, specialty hospitals and subacute facilities, and 2,502 of which are with third party long-term care facilities, home health agencies, hospitals, outpatient clinics or school systems. The CMS merger has significantly expanded Horizon's presence in the contract rehabilitation therapy marketplace, making Horizon one of the nation's leading providers of these services.

    OUTPATIENT REHABILITATION. The Company provides rehabilitation therapies to ambulatory patients recovering from industrial injuries, sports-related injuries and other general orthopedic conditions. Horizon's outpatient clinics provide rehabilitation programs dedicated to industrial reconditioning, sports medicine, aquatic therapy, back stabilization, arthritis, osteoporosis, pain management, total joint replacement and general rehabilitation. These services are provided in freestanding outpatient facilities and ambulatory outpatient clinics within institutional settings, as well as by a staff of fully-trained professionals who rehabilitate patients in their own homes. As of January 1, 1996, Horizon provided outpatient services through 145 outpatient rehabilitation clinics in 19 states. The proposed merger with Pacific Rehab will significantly expand Horizon's presence in the outpatient rehabilitation clinic marketplace by adding 72 clinics, many of which are concentrated in major cities. The proposed merger would enable Horizon to consolidate its existing outpatient rehabilitation clinic business with Pacific Rehab's business into a single network of outpatient rehabilitation clinics, with a centralized management and regional marketing structure. This combined structure will enhance the geographic diversity of the two companies. Management of Horizon believes that significant synergies can be realized through the proposed merger.

    INSTITUTIONAL PHARMACY. Horizon has established a network of 28 regionally located pharmacies in 14 states through which it provides a full range of prescription drugs and infusion therapy services, such as antibiotic therapy, pain management and chemotherapy, to over 38,400 beds in facilities operated by Horizon and by third parties. These pharmacy operations (certain of which are managed by third parties) enable Horizon to generate revenues from services previously provided to Horizon by third-party pharmacy vendors. Of the total beds serviced by Horizon's institutional pharmacies, 20,500 are located in facilities not operated by Horizon.

    ALZHEIMER'S CARE. Horizon offers a specialized program for persons with Alzheimer's disease through its Alzheimer's centers. At January 1, 1996, this program had been instituted at 25 of Horizon's long-term care facilities, with a total of 816 beds. Each Alzheimer's center is located in a designated wing of a long-term care facility and is designed to address the problems of disorientation experienced by Alzheimer's patients and to help reduce stress and agitation resulting from a short attention span and hyperactivity. Each Alzheimer's center employs a specially trained nursing staff and an activities director and engages a medical director with expertise in the treatment of Alzheimer's disease. The program also provides education and support to the patient's family.

  LONG-TERM CARE

    Horizon's long-term care facilities provide routine basic patient services to geriatric and other patients with respect to daily living activities and general medical needs. Such basic patient services include daily dietary services, recreational activities, social services, housekeeping and laundry services, pharmaceutical and medical supplies and 24 hours-a-day access to registered nurses, licensed practical nurses and related services prescribed by the patient's physician. At January 1, 1996, Horizon operated 266 long-term care facilities (31,241 beds), of which 46 were owned (6,031 beds) and 73 were leased (8,762 beds), and also managed 147 long-term care facilities (16,448 beds), located in a total of 19 states.

  OTHER SPECIALTY HEALTH CARE
    PHYSICIAN "LOCUM TENENS." Horizon provides physician locum tenens services to institutional providers and physician practice groups throughout the United States. The Company recruits, credentials and places health care providers in appropriate short-term, long-term or permanent positions in most physician and allied health care specialties. The Company also provides credentialing assistance, recruitment outsourcing, staff planning services and educational programs for physicians and health care executives.

    NON-INVASIVE MEDICAL DIAGNOSTICS. During fiscal 1994, Horizon began providing non-invasive medical diagnostic testing services by way of mobile units and fixed location operations (generally in acute care hospitals) through a network of physicians and surgeons. These services include cardiovascular (both cardiac imaging and vascular imaging), pelvic and abdominal testing services and sleep diagnostic services. Horizon has recently expanded its diagnostic expertise and the diagnostic markets it serves through acquisitions.

    CLINICAL LABORATORY SERVICES. In fiscal 1993, Horizon established a comprehensive clinical laboratory, located in Dallas, Texas, to serve the long-term care industry. The clinical laboratory provides bodily fluid testing services to assist in detecting, diagnosing and monitoring diseases. This laboratory has all necessary state regulatory approvals to conduct business in the states in which Horizon currently operates and is certified to receive reimbursement for charges to patients covered by Medicare and Medicaid. At January 1, 1996, the laboratory provided services to approximately 10,000 beds.

    HOME RESPIRATORY; HOME INFUSION. The Company provides home respiratory care services and supplies to home care patients in Texas, Oklahoma, Arkansas, Louisiana, Tennessee and Kentucky through a physician referral base. The Company employs a fully-trained nursing staff to perform these services, which include the provision of home infusion and intravenous therapies. Supplies provided by the Company include gas and liquid oxygen cylinders, oxygen concentrators and aerosol nebulizers.

    HOSPICE CARE. Commencing in fiscal 1996, the Company began providing hospice care in Texas to home-bound and institutionalized, terminally ill patients. Hospice care includes the provision of all durable medical equipment, intravenous therapies and pharmaceuticals incident to such care.

ORGANIZATION

    The Company's operations are organized principally according to the services provided. It is an objective of the Company to delegate operational responsibility to operational managers located within local communities to the extent practicable. Regional managers in each business unit report to business unit managers who, in turn, report to senior management. These managers are supported by a broad range of support services supplied by the Company's corporate and regional staffs. These support services include marketing assistance, training, quality assurance oversight, human resource management, reimbursement expertise, accounting, cash management, legal services and management support. The Company has established standardized operating procedures for its units and monitors the units to assure consistency of operations.

  SPECIALTY HEALTH CARE OPERATIONS

    The Company's specialty health care operations are organized as follows:

    ACUTE REHABILITATION. The Company's acute rehabilitation business is supervised by an Executive Vice-President and is organized into three regions each supervised by a divisional president. Acute rehabilitation services are provided in freestanding comprehensive rehabilitation hospitals and provide care in the form of physical, psychological, social and vocational rehabilitative services. Each rehabilitation hospital is supervised by a chief executive officer. Services are provided by a number of different types of health care professionals, predominately physicians specializing in rehabilitation medicine, nurses and physical, speech, occupational, recreation and respiratory therapists, aides and assistants.

    SUBACUTE CARE. The Company's subacute care operations are organized into two geographic regions, each of which is supervised by a Director of Operations. Each of the subacute care facilities and/or specialty hospitals is supervised by a licensed administrator and a governing board. Each of the subacute care facilities and specialty hospitals employs a Director of Nursing Services, who supervises a staff of registered nurses, licensed practical nurses and nurses' aides. A Medical Director and a staff of resident medical professionals supervise the medical management of all patients.

    CONTRACT REHABILITATION THERAPIES. The Company's contract rehabilitation therapy operations are organized into eight regional operational divisions, each of which is supervised by a Director of Operations. These regional divisions each recruit, hire, train and supervise the physical, occupational and speech pathology therapists that provide the "hands on" therapy services to the Company's facilities and, to a greater extent, third parties. Each of the Directors of Operations is responsible not only for the productivity of the therapists employed by the Company but also for the compliance with the Company's policies and procedures in billing for services rendered.

    OUTPATIENT REHABILITATION. Several of the Company's outpatient rehabilitation clinics are operated through the hospital division as ambulatory clinics within a hospital setting (while not necessarily part of the physical structure of the hospital). Other clinics are operated through the contract therapy division as freestanding clinics. In either case, the day to day operations of the clinic are supervised by a therapy manager with general oversight provided by either a hospital administrator or contract therapy regional manager. The acquisition of Pacific Rehab will provide a structure to develop this division more effectively, permitting the consolidation of outpatient services while continuing the extension of hospital programs. The merger will result in the development of five geographic regions, each supervised by a Regional Vice President. These individuals recruit, hire, train and supervise the physical, occupational and speech pathology therapists, as well as the administrative and marketing personnel who operate the outpatient clinics.

    INSTITUTIONAL PHARMACY SERVICES. The Company's institutional pharmacy business is organized into geographic pharmacy distribution centers in each of the states where the Company provides these services. In each of the pharmacy distribution centers, the Company employs pharmacists to fill prescriptions ordered in each of the facilities with which the Company has contracted. Each of these pharmacy distribution centers also prepare and provide enteral and parenteral supplies as ordered in addition to all legally required pharmaceutical consulting services. These operations are supervised by a Vice President of Pharmacy Services. In addition, the regional managers recruit, hire, train and supervise the pharmacists employed by the Company.

  LONG-TERM CARE OPERATIONS

    The Company's long-term care facilities (including its Alzheimer's centers) are organized into four regions, each of which is supervised by a Vice President of Operations. For every six to twelve centers within each region, a District Director, Quality Assurance Nurse and Dietary Consultant are responsible for monitoring operations. Each facility operated by the Company is supervised by a licensed administrator and employs a Director of Nursing Services, who supervises a staff of registered nurses, licensed practical nurses and nurses' aides. A Medical Director supervises the medical management of all patients. Other personnel include dietary staff, housekeeping, laundry and maintenance staff, activities and social services staff and a business office staff.

  OTHER SPECIALTY HEALTH CARE OPERATIONS

    PHYSICIAN "LOCUM TENENS." The Company's locum tenens business is organized into two divisions, physicians and allied health care professionals, each supervised by a division leader. These divisions each recruit, hire, credential, market and provide risk management assistance for the physicians and other health care professionals provided to hospitals, physician practices and managed care payors on a temporary basis.

    NON-INVASIVE MEDICAL DIAGNOSTICS. The Company's non-invasive medical diagnostic business is headquartered in Albuquerque, New Mexico and is divided into several geographic regions. Each of these regions is supervised by a regional supervisor, who recruits, hires, trains and supervises diagnostic technicians who work either in the Company's hospital-based operations or in the Company's mobile units. The Company also operates one of the largest physician training programs in the medical diagnostic industry.

    CLINICAL LABORATORY SERVICES. The Company's clinical laboratory operation is based in Dallas, Texas, and is operated by the Vice President of Operations for the clinical laboratory. A Medical Director supervises the testing of samples at the laboratory. When a facility physician orders lab testing for a patient, the necessary samples are drawn at the facility and shipped by overnight delivery service to the Company's clinical laboratory. The ordered tests are completed and the results are transmitted electronically back to the facility.

    HOME RESPIRATORY; HOME INFUSION. The Company's home respiratory service businesses are organized into four geographic regions, each of which is supervised by a Director of Operations. These regional directors report to the Company's Vice President of Specialty Medical Services. Each regional office recruits, hires, trains, and supervises the nursing staff employed by the Company.

    HOSPICE CARE. The Company's hospice care business is currently organized into two regional operational offices. Each regional office recruits, hires, trains and supervises the nursing and clergy staff who provide the hospice care. These regional offices are supervised by a director of operations located at the Company's headquarters in Albuquerque, New Mexico.

MARKETING

    The Company believes that the selection of a post-acute care provider is strongly influenced by advice rendered by physicians, managed care providers and hospital discharge planners. As a result, the Company has focused its marketing efforts at the community level and attempts to identify, develop and maintain relationships with these primary referral sources. These efforts have been supplemented by corporate management which emphasizes the diverse array of services offered by the Company and the significant opportunities for cross-selling these services. Where appropriate, the Company consolidates its marketing efforts to benefit all the facilities in a regional cluster.

FINANCIAL AND MANAGERIAL CONTROLS

    The Company has implemented a comprehensive program of financial and managerial controls to ensure adequate monitoring of its diverse business units. Financial control is maintained through financial and accounting policies that are established at the corporate level for use at, and with respect to, each facility. The Company's financial reporting system enables it to monitor certain key financial data at each facility, such as payor mix, admissions and discharges, cash collections, net patient care revenues and staffing. Managerial control is maintained through standard operating procedures which establish and promote consistency of operations. All support and development functions are centralized at the Company's headquarters in Albuquerque, New Mexico. This system allows corporate management access to information from any acute rehabilitation hospital, subacute care or long-term care facility in its network on a daily basis and provides for monthly review of results of operations by corporate and regional personnel as well as periodic site visits for more detailed reviews. In addition, payroll information is routinely examined biweekly.

    Each business unit develops monthly budgets that are then reviewed by corporate management and compared to the prior year's budget and actual results prior to approval.

QUALITY ASSURANCE

    The Company has developed a comprehensive quality assurance program intended to maintain a high standard of care with respect to all of the services it provides to patients.

    Under the Company's long-term and subacute care quality assurance program, the care and services provided at each facility are evaluated quarterly by a quality assurance team that reports directly to the Company's management and to the administrator of each facility. The long-term and subacute program is comprised of a quality assurance checklist and a patient satisfaction survey and evaluation. The checklist, completed quarterly by the regional quality assurance nurses employed by the Company, provides for ongoing evaluation. Patient satisfaction is evaluated through patient satisfaction surveys. Patients and their families are encouraged to recognize employees who demonstrate outstanding performance. Bonuses paid to long-term and subacute facility administrators are dependent in part upon the rankings of their facilities in these surveys. In order to assist patients and their families in resolving any concerns they may have, the Company has also established a resident advocacy program. The Company has also developed a similar, though more specialized, quality assurance program for its Alzheimer's living centers.

    Under the Company's acute rehabilitation hospital quality assurance program, the quality of the care and services provided at the hospitals is supervised and evaluated on a continuous basis by a full time quality manager in each hospital. Quality and risk management measures are captured in a hospital-based program throughout the month and summarized results are routinely evaluated against company-wide measures and national benchmarks. The corporate office has access to the hospital-based data enabling a coordinated quality assurance effort. Patient surveys are also collected at time of discharge to evaluate patient satisfaction. Patient outcomes are similarly evaluated by corporate management.

FACILITIES

    At January 1, 1996, the Company operated (a) 37 acute rehabilitation hospitals, of which 15 were owned (either directly or through joint venture arrangements) and the balance were leased; (b) ten specialty hospitals; (c) 47 subacute care units; (d) 266 long-term care facilities (including 147 which were operated by the Company under management contracts), of which 119 were owned or leased; (e) 145 outpatient rehabilitation units; and (f) 28 pharmacy units. Information regarding the geographic location of these facilities is provided in the following table:

                                              ACUTE                                                     OUTPATIENT
                                          REHABILITATION  SPECIALTY                                    REHABILITATION
                                            HOSPITALS     HOSPITALS       SUBACUTE     LONG-TERM CARE    CLINICS      PHARMACY
                                          -------------  ------------   -------------  --------------  ------------   --------
STATE                                     UNITS   BEDS   UNITS   BEDS   UNITS   BEDS   UNITS    BEDS      UNITS        UNITS
Arizona.................................     1       45    --     --       1       15    --        --        4           --
Arkansas................................     3      162    --     --       2       18    --        --        9           --
California..............................     5      226    --     --       6      217     1        34        9            1
Colorado................................     1       38    --     --       1       26     2       303        4           --
Connecticut(1)..........................    --       --    --     --      --       --     3       585       --            1
Florida(2)..............................     1       60    --     --       3       74     9     1,014       22           --
Idaho...................................    --       --    --     --      --       --     2       224       --           --
Illinois................................    --       --    --     --      --       --    --        --       --           --
Indiana.................................     3      137    --     --       3       39    --        --        4           --
Kansas..................................     3      177     2     54       3       47     5       514        8           --
Kentucky................................     1       40    --     --      --       --    --        --        1           --
Louisiana...............................     4      234    --     --       4      151    --        --       10           --
Maryland................................     1       20    --     --      --       --     1       160        2           --
Massachusetts...........................     1      187    --     --       6      631     4       481       23            1
Michigan(3).............................    --       --    --     --       3       66    15     1,868       11            1
Missouri................................    --       --    --     --      --       --    --        --        1           --
Montana.................................    --       --    --     --      --       --     5       684       --            1
Nevada..................................     2      124     1     27       1       12    11     1,506        4            4
New Mexico(4)...........................    --       --     1     25      --       --    26     2,451       --            3
North Carolina..........................    --       --    --     --       1       72     1        53       --           --
Ohio....................................    --       --    --     --       3       32    18     1,997       --            2
Oklahoma(5).............................     1       46     1     43       2       18    13     1,356        1            1
Pennsylvania............................    --       --    --     --       1       32     1        88        1           --
Rhode Island............................     1       82    --     --      --       --    --        --       --            1
Tennessee...............................     2      128    --     --      --       --    --        --        3           --
Texas(6)................................     7      359     5    189       7       87   146    17,548       27           12
Virginia................................    --       --    --     --      --       --    --        --        1           --
Wisconsin...............................    --       --    --     --      --       --     3       375       --           --
                                          -----   -----  -----   ----   -----   -----  -----   ------      ---          ---
Totals..................................    37    2,065    10    338      47    1,537   266    31,241      145           28
                                          -----   -----  -----   ----   -----   -----  -----   ------      ---          ---
                                          -----   -----  -----   ----   -----   -----  -----   ------      ---          ---

------------------------
(1) All of such long-term care facilities are managed by the Company under a contract entered into as a part of the Company's acquisition of Greenery Rehabilitation Group, Inc.

(2) Includes seven long-term care and subacute care facilities consisting of 810 beds managed by the Company.

(3) Includes eight long-term care facilities consisting of 946 beds covered by the Company's management contract with the HEA Group.

(4) Includes one long-term care facility consisting of 120 beds managed by the Company.

(5) Includes ten long-term care facilities consisting of 1,086 beds covered by the Company's management contract with the HEA Group. Also includes one long-term care facility consisting of 110 beds managed by the Company.

(6) Includes 116 long-term care facilities consisting of 12,725 beds covered by the Company's management contract with the HEA Group. Also includes one long-term care facility consisting of 90 beds managed by the Company.

SOURCES OF REVENUES

    The Company derives substantially all of its revenues from private pay patients, non-affiliated long-term care facilities and public funding through the Medicare, Medicaid, Veterans' Administration and other governmental benefit programs.

    The Company's charges for private pay patients are established by the Company from time to time and the level of such charges is generally not subject to regulatory control. The Company classifies payments from individuals who pay directly for services without government assistance as private pay revenues. The private pay classification includes revenues from sources such as commercial insurers and health maintenance organizations. The Company bills private pay patients and rehabilitation therapy customers (or their insurers or health maintenance organizations) on a monthly basis for services rendered. These billings are due and payable upon receipt. The Company typically receives payments on a current basis from individuals and within 60 to 90 days of billing from commercial insurers and health maintenance organizations.

    Under the Medicare program and some state Medicaid programs, the Company's acute rehabilitation hospitals, subacute care facilities, specialty hospitals and long-term care facilities are periodically paid in amounts designed to approximate the facilities' reimbursable costs or the applicable payment rate. Actual costs incurred are reported by each facility annually. Such cost reports are subject to audit, which may result in upward or downward adjustment for Medicare payments received. Most of the Company's Medicaid payments are prospective payments intended to approximate costs, and normally no retroactive adjustment is made to such payments. However, under certain of the Company's specialty health care businesses, the Company's Medicare reimbursement is either on a fee screen or fee for service basis. The Company is generally paid for these services within 60 to 90 days.

    The following table identifies the Company's revenues attributable to each of its revenue sources for the periods indicated below:

                                                                                           SIX MONTHS
                                                                                             ENDED
                                              FISCAL YEARS ENDED MAY 31,                  NOVEMBER 30,
                                ------------------------------------------------------   --------------
                                      1993               1994               1995              1995
                                ----------------   ----------------   ----------------   --------------
                                                        (DOLLARS IN THOUSANDS)
Private pay...................  $  601,339   53%   $  714,093   52%   $  881,453   55%   $441,963   50%
Medicare......................     376,975   33       474,895   34       460,799   28     275,788   32
Medicaid......................     158,044   14       193,174   14       283,074   17     154,408   18
                                ----------  ----   ----------  ----   ----------  ----   --------  ----
    Total.....................  $1,136,358  100%   $1,382,162  100%   $1,625,326  100%   $872,159  100%
                                ----------  ----   ----------  ----   ----------  ----   --------  ----
                                ----------  ----   ----------  ----   ----------  ----   --------  ----

COMPETITION

    The Company's long-term care facilities principally compete for patients with other long-term care facilities and, to a lesser extent, with home health care providers and acute care hospitals. In competing for patients, a facility's local reputation is a critical factor. Referrals typically come from acute care hospitals, physicians, religious groups, other community organizations, health maintenance organizations and patients' families and friends. Members of a patient's family generally actively participate in selecting a long-term care facility. Other factors that affect a facility's ability to attract patients include the physical plant condition, the ability to identify and meet particular health care needs in the community, the rates charged for services, and the availability of personnel to provide the requisite care.

    The primary competitive factors in the rehabilitation services business are quality outcomes and cost efficiency. As managed care companies increase their influence within the markets the Company serves, the Company's competitive position in such markets will increasingly depend on its ability to negotiate provider contracts with organized purchasers of health care services, including health maintenance and preferred provider organizations, medical groups and other third party payors.

    Competition for acute rehabilitation services includes other inpatient rehabilitation hospitals as well as local acute care hospitals. The Company believes recent cost containment efforts of federal and state governments, health maintenance and preferred provider organizations and other third party payors are designed to encourage more efficient utilization of health care services and have resulted in lower acute care hospital occupancy, motivating some of these acute care hospitals to convert to, or add, specialized post-acute facilities in an attempt to meet patient care needs in a more cost efficient manner.

    Competition for subacute care patients is increasing by virtue of market entry by other care providers. These market entrants include acute care hospitals, rehabilitation hospitals and other specialty service providers. Important competitive factors include the reputation of the facility in the community, the services offered, the availability of qualified nurses, local physicians and hospital support, physical therapists and other personnel, the appearance of the facility and the cost of services.

    Competition for contract rehabilitation therapy services comes, primarily, from small locally-based firms. Increasingly, the Company faces competition from inpatient health care providers seeking to insource rehabilitation therapy services. The Company believes it will be able to compete successfully with local firms by maintaining its strong reputation in the local communities and by establishing new relationships through internal expansion and strategic acquisitions. The Company also believes its variety of service delivery settings will allow it to compete successfully for therapists with providers seeking to insource such services.

    The Company also faces competition in its other specialty health care lines of business: institutional pharmacy services, Alzheimer's care, noninvasive medical diagnostic services and clinical laboratory services. The degree of competition varies depending on local market conditions. Competitive factors include nature and quality of the services offered, timeliness of delivery of services and availability of qualified personnel.

    A key element of the Company's strategy is to expand through the acquisition of long-term care facilities and specialty medical and related businesses. In making such acquisitions, the Company competes with other providers, some of which may have greater financial resources than the Company. Certain of these providers are operated by not-for-profit organizations and similar businesses that can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that suitable facilities can be located, that acquisitions can be consummated or that acquired facilities can be integrated successfully into the Company's operations. See "Risk Factors -- Competition" and "-- Acquisitions and Expansion."

EMPLOYEES

    As of January 1, 1996, the Company employed approximately 35,000 persons, and approximately 1,476 or 4% of the Company's employees were covered by collective bargaining contracts. In addition, 424 employees have opted to organize into collective bargaining units and to be covered by collective bargaining agreements in the future. Of the 21 collective bargaining contracts covering the Company's employees, four will expire in calendar year 1996, eight will expire in calendar year 1997 and nine will expire in calendar year 1998. The Company believes it has had good relationships with the unions which represent its employees, but it cannot predict the effect of continued union representation or organizational activities on its future activities. The Company also believes that it has good relationships with its non-union employees.

    Although the Company believes it is able to employ sufficient personnel to staff its facilities adequately, a shortage of therapists and nurses in key geographic areas could affect the ability of the Company to attract and retain qualified professional health care personnel or could increase the Company's labor costs. The Company competes with other health care providers for both professional and non-professional employees and with non-health care providers for non-professional employees.

                                   MANAGEMENT

    The directors and executive officers of the Company are as follows:

       NAME         AGE                        POSITION
------------------  ----------------------------------------------------------
Neal M. Elliott     55 President, Chief Executive Officer and Chairman of the
                         Board
Robert A. Ortenzio  39 Executive Vice President and Director
Michael A.          45 Senior Vice President of Operations and Director
Jeffries
Charles H.          39 Senior Vice President of Subsidiary Operations and
Gonzales                 Director
Ernest A.           37 Senior Vice President, Treasurer and Chief Financial
Schofield                Officer
Scot Sauder         39 Vice President of Legal Affairs, Secretary and General
                         Counsel
Gerard M. Martin    59 Director
Frank M. McCord     65 Director
Raymond N. Noveck   51 Director
Barry M. Portnoy    48 Director
Russell L. Carson   52 Director
Bryan C. Cressey    46 Director
LeRoy S. Zimmerman  60 Director

    Neal M. Elliott, the Company's President, Chief Executive Officer and Chairman of the Board, has served in those capacities since July 1986. Mr. Elliott, a certified public accountant, worked for Price Waterhouse & Co. prior to joining The Hillhaven Corporation ("Hillhaven") as Controller in 1969. In 1970, Mr. Elliott became Vice President of Finance for Hillhaven and served as such until 1983. From 1983 to 1986, Mr. Elliott served as President of the long-term care group of National Medical Enterprises, Inc., a health care company then affiliated with Hillhaven. Mr. Elliott is a director of LTC Properties, Inc., a real estate investment trust which invests in health care related real estate.

    Robert A. Ortenzio has been Executive Vice President and a Director of the Company since July 1995. He is also President and Chief Operating Officer of CMS, and has served in those capacities since May 1989 and April 1988, respectively. He joined CMS as a Senior Vice President in February 1986. Prior thereto, he was a Vice President of Rehab Hospital Services Corporation. Mr. Ortenzio is also a director of American Oncology Resources, Inc. and OccuSystems, Inc.

    Michael A. Jeffries, the Company's Senior Vice President of Operations, has served the Company in such position since June 1989. He became a Director of the Company in January 1992. Mr. Jeffries has 15 years of experience in the long-term health care industry. From 1984 to 1989, he served as Senior Vice President of Operations for the Central Division of Beverly Enterprises, Inc., an operator of long-term health care facilities. From 1983 to 1984, Mr. Jeffries, a certified public accountant, held the positions of Vice President of Operations and Assistant to the President of Beverly Enterprises, Inc.

    Charles H. Gonzales, the Company's Senior Vice President of Subsidiary Operations, has served in such position since January 1992. He became a Director of the Company in January 1992. From September 1986 to January 1992, Mr. Gonzales, a certified public accountant, served as Senior Vice President of Government Programs for the Company. From June 1984 to September 1986, Mr. Gonzales was National Director of Reimbursement for Hillhaven.

    Ernest A. Schofield, the Company's Senior Vice President, Treasurer, and Chief Financial Officer, has been with the Company since July 1987. From July 1987 to April 1988, he served as a reimbursement analyst for the Company, from April 1988 to May 1989, he served as Assistant Controller, from May 1989 to

November 1990, he served as Vice President and Controller of the Company, and from November 1990 to August 1994 he served as Vice President of Finance. He assumed his present position in September 1994. Prior to joining the Company, Mr. Schofield, a certified public accountant, held various positions in public accounting with Fox & Company and as a partner with Olivas & Company (certified public accounting firms).

    Scot Sauder, the Company's Vice President of Legal Affairs, Secretary and General Counsel, has been with the Company since September 1993. From September 1993 to September 1994, he served as General Counsel to the Company. From September 1994 through July 1995, he served as Secretary and General Counsel to the Company. Prior to joining the Company, Mr. Sauder, an attorney licensed to practice in Texas and certain federal courts, was associated with Palmer & Palmer, P.C., and was a director of Geary, Glast & Middleton, P.C., and Smith & Underwood, P.C. (law firms).

    Gerard M. Martin was the controlling shareholder of Greenery Rehabilitation Group, Inc. ("Greenery") and served as Chairman of the Board and Chief Executive Officer of Greenery from 1985 until the consummation of the Greenery merger with the Company in February 1994. He became a Director of the Company in 1994. Mr. Martin is a member of the Board of Trustees of Health and Rehabilitation Properties Trust ("HRP") and a director and controlling shareholder of HRPT Advisors, Inc. (which acts as advisor to HRP).

    Frank M. McCord is the Chairman and Chief Executive Officer of Cascade Savings Bank in Everett, Washington, a position he has held since March 1990. From 1987 until that date, Mr. McCord served such bank as a member of the Board of Directors and the Executive, Loan and Audit committees. From 1956 to 1986, Mr. McCord, a certified public accountant, was an accountant with KPMG Peat Marwick. He became a Director of the Company in October 1986.

    Raymond N. Noveck, a certified public accountant, has served as the President of Strategic Systems, Inc., a provider of audiotex health and medical information since January 1990. He became a Director of the Company in July 1987. From July 1989 through December 1989, Mr. Noveck was Senior Vice President of Kimberly Quality Care, a provider of home health care, temporary nursing personnel and related medical services. Prior to that, he was Executive Vice President of Lifetime Corporation, a home health care company, from June 1987 through July 1989.

    Barry M. Portnoy is a member of the Board of Trustees of HRP and a director and controlling shareholder of HRPT Advisors, Inc. He became a Director of the Company in 1994. Since 1978, Mr. Portnoy has been a partner in the law firm of Sullivan & Worcester, Boston, Massachusetts.

    Russell L. Carson is a general partner of Welsh, Carson, Anderson & Stowe, a private investment partnership located in New York City which was formed in March 1979 to make investments in small to medium sized companies. He became a Director of the Company in July 1995 and served as a director of CMS from 1986 to 1995. Mr. Carson is also a director of American Oncology Resources, Inc., AMSCO International, Quorum Health Group, Inc., Health Management Systems, Inc., Healthwise of America, Inc. and MedAlliance, Incorporated.

    Bryan C. Cressey is a founding member of Golder, Thoma, Cressey and Rauner, Inc., a venture capital firm located in Chicago, Illinois, which was established in 1980 to make investments in small to medium sized companies. He became a Director of the Company in July 1995 and served as a director of CMS from 1986 to 1995. Mr. Cressey is also a director of Paging Network, Inc., Cable Design Technologies and Gold Enterprises, Inc.

    LeRoy S. Zimmerman has been a partner in the law firm of Eckert, Seamans, Cherin & Mellott, located in Harrisburg, Pennsylvania, since 1989. He became a Director of the Company in July 1995 and served as a director of CMS from 1994 to 1995. Mr. Zimmerman was the Attorney General of the Commonwealth of Pennsylvania from 1981 to 1989. Mr. Zimmerman became a director of Super Rite Corporation in January 1995.

                              DESCRIPTION OF NOTES

GENERAL

    The Notes will be issued pursuant to the Indenture (the "Indenture") between
the Company and             , as trustee (the "Trustee"). The terms of the Notes
include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

    The Notes will be general unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including Indebtedness pursuant to the Credit Facility. See "-- Subordination." The Notes will be structurally subordinated to Indebtedness of the Company's Subsidiaries, including guarantees by such Subsidiaries of Indebtedness under the Credit Facility. At November 30, 1995, on a pro forma basis after giving effect to the Offering, the principal amount of Senior Debt outstanding would have been approximately $422.2 million (including $45.3 million in letters of credit issued under the Credit Facility) and the principal amount of Indebtedness of the Company's Subsidiaries would have been approximately $19.2 million, excluding guarantees by certain Subsidiaries of Indebtedness under the Credit Facility.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be  limited in aggregate principal  amount to $200.0  million
and  will mature on             , 2006. Interest on the Notes will accrue at the
rate of       %  per annum  and  will be  payable  semi-annually in  arrears  on
           and               , commencing on               , 1996, to Holders of
record on the immediately preceding            and            . Interest on  the
Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash or cash equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under "Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities or from the trust described under "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such other default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default (subject to clause (i) of the preceding sentence), the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the receipt by the Trustee of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default shall have been cured for a period of at least 90 consecutive days following the date of delivery of such Payment Blockage Notice.

    The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. At November 30, 1995, on a pro forma basis after giving effect to the Offering, the principal amount of Senior Debt outstanding would have been approximately $422.2 million (including $45.3 million in letters of credit issued under the Credit Facility). The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries may incur. See "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

    The  Notes  will  not  be  redeemable  at  the  Company's  option  prior  to
           , 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period
beginning on            of the years indicated below:

YEAR                                                 PERCENTAGE
2001...............................................       %
2002...............................................       %
2003...............................................       %
2004...............................................       %
2005 and thereafter................................   100.000%

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; PROVIDED that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under "Repurchase at the Option of Holders,."the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; PROVIDED that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision; and PROVIDED, FURTHER, that the requirements of this clause (ii) shall not apply to assets having an aggregate book value not exceeding $30.0 million that, as of the date of the Indenture, were held by the Company and its Subsidiaries for sale.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce Indebtedness (and, in the case of revolving Indebtedness, to permanently reduce the commitments) under the Credit Facility or other Senior Debt of the Company, (b) to purchase one or more Health Care Facilities or Related Businesses and/or a controlling interest in the Capital Stock of a Person owning one or more Health Care Facilities and/or one or more Related Businesses or (c) to make a capital expenditure or to acquire other tangible assets, in each case, that are used or useful in any business in which the Company is permitted to be engaged pursuant to the covenant entitled "Line of Business." Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving Indebtedness under the Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding sentences of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Credit Facility prohibits the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company and certain asset sales would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "Risk Factors -- Subordination of Notes."

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any of its Subsidiaries (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, (y) dividends or distributions payable to the Company or any Subsidiary of the Company and (z) dividends or distributions by any

Subsidiary of the Company payable to all holders of a class of Equity Interests of such Subsidiary on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is PARI PASSU with or subordinated to the Notes, except at the original final maturity thereof or in accordance with the scheduled mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event) or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments", unless:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum of
    (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), PLUS
    (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, PLUS (4) $10.0 million; PROVIDED that no cash proceeds received by the Company from the issue or sale of any Equity Interests of the Company will be counted in determining the amount available for Restricted Payments under this clause (c) to the extent such proceeds were used to redeem, repurchase, retire or acquire any Equity Interests of the Company pursuant to clause (ii) of the next succeeding paragraph, to defease, redeem or repurchase any PARI PASSU or subordinated Indebtedness pursuant to clause (iii) of the next succeeding paragraph or to repurchase, redeem, acquire or retire any Equity Interests of the Company pursuant to clause (iv) of the next succeeding paragraph.

    The foregoing provisions will not prohibit the following: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified
Stock); (iii) the defeasance, redemption or repurchase of PARI PASSU or subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of the Company's Subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; (v) the redemption, repurchase, retirement or other acquisition of Equity Interests of a Permitted Joint Venture; (vi) the incurrence, creation or assumption of any Guarantee of Indebtedness of a Permitted Joint Venture; (vii) the making of any payment pursuant to any Guarantee of Indebtedness of a Permitted Joint Venture; (viii) the payment of non-pro rata dividends or distributions to holders of minority interest in the Equity Interests of Permitted Joint Ventures made in accordance with the terms of the agreements pursuant to which such payments are made in an amount not to exceed $10.0 million  in  the  aggregate  in  any  twelve-month  period;  (ix)  the purchase, redemption or acquisition of the Company's (A) 8 3/4% Convertible Senior Subordinated Notes due 2015 in the principal amount of $20.4 million and (B) 6 1/2% Convertible Subordinated Debentures due 2012 in the principal amount of $5.7 million; (x) acquisitions of Equity Interests of the Company in satisfaction of certain Indebtedness owed to the Company in the outstanding principal amount of $13.0 million in accordance with the terms of such Indebtedness as in effect on the date of the Indenture; and (xi) acquisitions of Equity Interests of the Company in satisfaction of principal and interest on loans made by the Company to enable employees and directors of the Company to exercise options to purchase capital stock of the Company and to pay taxes thereon, which loans in respect of principal, interest and taxes will not exceed $10.0 million in the aggregate prior to maturity of the Notes, PROVIDED, HOWEVER, in the case of clauses (ii) through (xi) of this paragraph, no Default or Event of Default shall have occurred or be continuing at the time of such Restricted Payment or would occur as a consequence thereof.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon the Company's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of the Company's Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness or issue shares of Disqualified Stock and any Subsidiary may incur Indebtedness or issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period. Notwithstanding the foregoing sentence, in no event shall any Subsidiary of the Company incur any Indebtedness or issue any preferred stock pursuant to the foregoing sentence (other than Indebtedness of a Person existing at the time such Person merges with or into or becomes a Subsidiary of the Company, and Indebtedness assumed in connection with the acquisition of assets from such Person, in each case which Indebtedness was not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Subsidiary of the Company) unless (i) the aggregate principal amount of outstanding Indebtedness of all the Company's Subsidiaries that was incurred pursuant to the foregoing sentence, PLUS (ii) the aggregate liquidation preference of outstanding preferred stock of all of the Company's Subsidiaries that was issued pursuant to the foregoing sentence, does not exceed at any time $75.0 million.

    The foregoing provisions will not apply to: (i) the incurrence by the Company or any Subsidiary of Indebtedness and letters of credit pursuant to the Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company or the relevant Guarantor thereunder), in a maximum principal amount not to exceed $750.0 million, LESS the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce Indebtedness (and the commitments) thereunder pursuant to the covenant entitled "Asset Sales"; (ii) the incurrence by the Company or any Subsidiary of Indebtedness represented by the Notes; (iii) the incurrence by the Company or any Subsidiary of the Existing Indebtedness; (iv) the incurrence by the Company or any Subsidiary of Permitted Refinancing Debt;
(v) the incurrence by the Company or any Subsidiary of intercompany Indebtedness between or among the Company and any of its Subsidiaries; PROVIDED, HOWEVER, that (a) any such Indebtedness of the Company (other than Indebtedness of the Company to a Permitted Joint Venture arising in the ordinary course of business as a result of the Company's cash concentration system) is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (b)(1) any subsequent issuance or transfer (other than for security purposes) of Equity Interests that result in any such Indebtedness being held by a Person other than the Company or a Subsidiary of the Company and (2) any sale or other transfer (other than for security purposes) of any such Indebtedness to a Person that is not either the Company or a Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be; (vi) the incurrence by the Company or any Subsidiary of Hedging Obligations with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; and (vii) the incurrence by the Company or any Subsidiary of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $100.0 million.

  LIENS

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to: (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries; (ii) make loans or advances to the Company or any of its Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (a) Existing Indebtedness; (b) the Credit Facility, as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such encumbrances or restrictions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable to the Holders of Notes than those contained in the Credit Facility, as in effect on the date of the Indenture; (c) the Indenture and the Notes; (d) applicable law; (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired; (h) Permitted Refinancing Debt, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Debt are not materially less favorable to the Holders of Notes than those contained in the agreements governing the Indebtedness being refinanced; (i) other Indebtedness permitted by the terms of the Indenture to be incurred in an aggregate amount not to exceed $5.0 million at any time outstanding; or (j) agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures that impose restrictions of the nature described in clauses (ii) and (iii) above on the property of such Permitted Joint Ventures.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

    The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless (i) the Company is the surviving
corporation   or  entity  or  the  Person   formed  by  or  surviving  any  such
consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Subsidiary, the Company or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

  TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; PROVIDED, HOWEVER, that (a) any employment agreement entered into by the Company or any of its Subsidiaries or employee compensation and other benefit arrangements in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary and the payment of reasonable and customary fees to the directors of the Company or any Subsidiary who are not employees of the Company or any Affiliate, (b) Affiliate Transactions between or among the Company and/or its Subsidiaries, (c) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the covenant entitled "Restricted Payments," and (d) the continued performance of existing arrangements with Affiliates on the terms described in the most recent proxy statement filed by the Company, in each case, shall not be deemed Affiliate Transactions.

  ANTI-LAYERING

    The Indenture will provide that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes.

  LINE OF BUSINESS

    The Company will not, and will not permit any Subsidiary to, engage to any material extent in any business other than the ownership, operation and management of Health Care Facilities and Related Businesses.

  REPORTS

    The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

  EVENTS OF DEFAULT AND REMEDIES

    The Indenture will provide that each of the following constitutes an Event of Default:

        (i) default for 30 days in the payment when due of interest on the Notes
    (whether  or  not  prohibited  by   the  subordination  provisions  of   the
    Indenture);

        (ii) default in payment when due of principal or premium, if any, on the Notes at maturity, upon redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture);

       (iii) failure by the Company to comply with the provisions described under the covenants entitled "Change of Control," or "Merger, Consolidation or Sale of Assets";

        (iv) failure by the Company for 60 days after notice to comply with its other agreements in the Indenture or the Notes;

        (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay when due principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

        (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not stayed within 60 days after their entry; and

       (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to
           , 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the
prohibition on redemption of the  Notes prior to               , 2001, then  the
premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders' interest.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any Obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and certain events of bankruptcy or insolvency) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenant entitled "Asset Sales"); (iii) reduce the rate of or change the time for payment of interest on any Notes; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal or premium of or interest on the Notes; (vii) waive a redemption or repurchase payment with respect to any Note; (viii) waive the obligation to make any Change of Control Offer; or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company, 6001 Indian School Road, N.E., Suite 530, Albuquerque, New Mexico, 87110, Attention: Corporate Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (excluding by way of a sale and leaseback) other than in the ordinary course of business (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its
Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the covenant entitled "Change of Control" and/or the provisions described above under the covenant entitled "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5.0 million or (b) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (iii) transfers of assets which transfers constitute Permitted Investments, (iv) a Restricted Payment that is permitted by the covenant described above under the covenant entitled "Restricted Payments", and (v) an issuance of Equity Interests by a Permitted Joint Venture in the ordinary course of business, in each case, will not be deemed to be Asset Sales.

    "ATTRIBUTABLE DEBT" in respect of a sale and leaseback means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest borne by the Notes) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "CAPITAL  STOCK" means, (i)  in the case of  a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition and (vi) bank deposits with any domestic commercial bank which are generally withdrawn within 5 days as part of the Company's cash concentration system.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as defined in Section 13(d)(3) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan for the liquidation or dissolution of the Company, (iii) the Company consolidates with, or merges with or into, another "person" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 40% of the total Voting Stock of the surviving or transferee corporation immediately after such transaction, (iv) the consummation of any transaction or series of related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above) becomes the "beneficial owner" (as defined above) of more than 40% of the Voting Stock of the Company or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "CMS" means Continental Medical Systems, Inc., a Delaware corporation, and a Wholly Owned Subsidiary of the Company.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired after the date of the Indenture in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CONSOLIDATED TOTAL ASSETS" means, with respect to any Person as of any date, the consolidated total assets of such Person and its consolidated Subsidiaries as reported on the most recent consolidated balance sheet of such Person as of such date, determined in accordance with GAAP.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT FACILITY" means that certain amended and restated credit agreement, dated as of September 26, 1995, by and among the Company, CMS, NationsBank of Texas, N.A., as agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, extended, renewed, refunded, replaced or refinanced from time to time.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR DEBT" means (i) so long as the Company has any Obligation under the Credit Facility, the Credit Facility and (ii) thereafter, any other Senior Debt of the Company the principal amount of which is $75.0 million or more and that has been designated by the Company as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to date on which the Notes mature.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained) required, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

    "EXISTING   INDEBTEDNESS"  means   Indebtedness  of  the   Company  and  its
Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the date of the Indenture until such amounts are repaid.

    "FIXED CHARGES" means, with respect to any Person for any period, the sum of
(i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the EBITDA of such Person for such period to the Fixed Charges of such Person for such period. If the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and EBITDA for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

    "GOVERNMENT  SECURITIES"  means  direct   obligations  of,  or   obligations
guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of any Indebtedness.

    "HEALTH CARE FACILITY" means a long-term care facility, acute rehabilitation facility, subacute care facility, outpatient rehabilitation clinic, institutional pharmacy, Alzheimer's center or such other facility that is used or useful in the provision of health care services.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against interest rate exposure.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Attributable Debt of such Person and indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "OBLIGATIONS"    means   any    principal,   interest,    penalties,   fees,
indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED INVESTMENTS" means (i) any Investments in or for the benefit of the Company or a Wholly Owned Subsidiary of the Company, (ii) any Investments in Cash Equivalents, (iii) any Investments by the Company or any Subsidiary of the Company in a Person if, as a result of such Investment, (a) such Person becomes a Wholly Owned Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company, (iv) any Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Asset Sales," (v) any Investments in Permitted Joint Ventures or in a Person which, as a result of such Investment, becomes a Permitted Joint Venture; and (vi) any other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), which when taken together with all other Investments made pursuant to this clause (vi) that are at the time outstanding, does not exceed the greater of (x) $35.0 million or (y) 5% of the Consolidated Total Assets of the Company.

    "PERMITTED JOINT VENTURE" means any Subsidiary engaged in the ownership, operation and management of Health Care facilities and Related Businesses.

    "PERMITTED LIENS" means (i) Liens securing Senior Debt; (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or such Person becomes a Subsidiary of the Company, PROVIDED, that such Liens (x) were not incurred in connection with, or in contemplation of, such merger or consolidation and (y) do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Company or any of its Subsidiaries other than the property so acquired; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens to secure Capital Lease Obligations, mortgage financings or purchase money obligations permitted by clause (vii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations not constituting Indebtedness for borrowed money that do not exceed $5.0 million in the aggregate at any one time outstanding; (x) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; PROVIDED that (a) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (xi) Liens securing Obligations under the Credit Facility are Hedging Obligations to any lender under the Credit Facility permitted under the Indenture; and (xii) Liens in respect of deposits in connection with workers' compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation in respect of employees of the Company and its Subsidiaries.

    "PERMITTED REFINANCING DEBT" means any Indebtedness of the Company or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries permitted by the Indenture to be incurred; PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms not materially less favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Permitted Refinancing Debt is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "RELATED BUSINESS" means the business conducted by the Company and its Subsidiaries as of the date of the Indenture and any and all health care service businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

    "RESTRICTED  INVESTMENT"  means  an   Investment  other  than  a   Permitted
Investment.

    "SENIOR DEBT" means (i) Obligations of the Company under the Credit Facility and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such other Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliate (PROVIDED, that in no event will the Credit Facility be construed as Indebtedness within the scope of this clause (x) by virtue of Continental Medical Systems, Inc. being a co-borrower under the Credit Facility), (y) any trade payables or (z) any Indebtedness to the extent that such Indebtedness is incurred in violation of the Indenture.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which (x) at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (y) such Person, directly or indirectly, has the right to elect a majority of the members of the board of directors, managers or trustees either as a result of the ownership or control of more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or pursuant to a shareholders agreement or other voting agreement and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following summarizes the material terms of the Credit Facility. The summary is not a complete description of the Credit Facility. Copies of the material agreements relating thereto have been filed with the Commission and the description set forth below is qualified in its entirety by reference to such agreements.

    In July 1995, the Company and CMS entered into the Credit Facility with a consortium of banks. The amount available for borrowing by either borrower thereunder is $750.0 million, including a $70.0 million letter of credit sub-facility. Interest on borrowings under the Credit Facility is computed at a rate equal to either the Alternate Base Rate or the Adjusted LIBOR Rate plus 0.625% to 1.25% per annum, depending on the maintenance of certain specified financial ratios. The Alternate Base Rate is equal to the greater of the prime rate or the federal funds effective rate plus 0.5%. The agreement relating to the Credit Facility: (a) requires the Company to maintain certain financial ratios, (b) restricts the Company's ability to enter into capital leases beyond certain specified amounts, (c) prohibits transactions with affiliates not at arm's length, (d) allows the Company to make only permitted investments, (e) restricts certain indebtedness, liens, dispositions of property and issuances of securities and (f) prohibits a change in control or a fundamental change in the business of the Company except under certain limited circumstances. The Credit Facility also restricts payment of dividends by the Company to an amount which may not exceed 20% of the Company's net income for the prior fiscal year. Any such payment is subject to continued compliance by the Company with the financial ratio covenants contained in the agreement. The agreement expires in June 2000, unless extended, is secured by a pledge of the stock and intercompany notes of all material subsidiaries of the Company and is guaranteed by certain of such subsidiaries.

    At November 30, 1995, the indebtedness outstanding under the Credit Facility was $463.2 million. After giving pro forma effect to the Offering and the use of the net proceeds therefrom, indebtedness outstanding under the Credit Facility at November 30, 1995 would have been $269.2 million. The Company and CMS used the funds borrowed under the Credit Facility principally (i) to fund acquisitions and capital expenditures ($84.7 million) and (ii) to fund the tender offer and consent solicitation by the Company for the outstanding 10 3/8% and 10 7/8% Senior Subordinated Notes of CMS ($289.5 million). The Company intends to use funds available under the Credit Facility for general corporate purposes, including acquisitions.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the respective principal amounts of Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount:

                                UNDERWRITER                                   PRINCIPAL AMOUNT
Donaldson, Lufkin & Jenrette Securities Corporation.........................   $
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................................
Alex. Brown & Sons Incorporated.............................................
Chemical Securities Inc.....................................................
Dean Witter Reynolds Inc....................................................
J. P. Morgan Securities Inc.................................................
                                                                              ----------------
    Total...................................................................   $  200,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase all of the Notes if any of the Notes are purchased by them.

    The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of % of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of % of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    From time to time, each of the Underwriters (or in certain circumstances an affiliate thereof) performs investment banking, commercial banking or other financial services for the Company in return for customary fees.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the Notes will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Horizon/CMS Healthcare Corporation at May 31, 1995 and 1994 and for each of the three years in the period ended May 31, 1995, included in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent accountants, as set forth in their reports thereon which, as to the years 1995, 1994, and 1993, are based in part on the reports of Ernst & Young LLP and Price Waterhouse LLP, independent accountants. The financial statements referred to above have been included in this Prospectus and elsewhere in this Registration Statement in reliance upon said reports given upon the authority of said firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of  a Registration Statement on Form  S-3
(herein, together with all amendments and exhibits, referred to as the "Registration Statement") which the Company has filed with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Notes. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

    (1) Annual Report on Form 10-K for the year ended May 31, 1995, as amended by Amendment No. 1 on Form 10-K/A dated October 3, 1995;

    (2) Quarterly Report on Form 10-Q for the quarter ended August 31, 1995;

    (3) Current Reports on Form 8-K dated June 23, 1995 (as amended by Amendment No. 1 on Form 8-K/A dated August 8, 1995); July 25, 1995; July 25, 1995 (as amended by Amendment No. 1 on Form 8-K/A dated September 25, 1995 and Amendment No. 2 on Form 8-K/A dated September 26, 1995); November 20, 1995; and November 21, 1995;

    (4) Registration Statement on Form 8-A dated March 17, 1987, as amended by Amendment No. 1 on Form 8-A/A dated June 23, 1994 and Amendment No. 2 on Form 8-A/A dated September 22, 1994; and

    (5) Registration Statement on Form 8-A dated September 16, 1994.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Ernest A. Schofield, Senior Vice President, Treasurer, and Chief Financial Officer, at the Company's principal executive offices.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Consolidated Balance Sheets as of May 31, 1995 and 1994....................................................        F-5

Consolidated Statements of Operations for the Years Ended May 31, 1995, 1994 and 1993......................        F-6

Consolidated Statements of Stockholders' Equity for the Years Ended May 31, 1995, 1994 and 1993............        F-7

Consolidated Statements of Cash Flow for the Years Ended May 31, 1995, 1994 and 1993.......................        F-8

Notes to Consolidated Financial Statements.................................................................        F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Board of Directors and Stockholders of Horizon/CMS Healthcare Corporation:

    We have audited the accompanying consolidated balance sheets of Horizon/CMS Healthcare Corporation (formerly, Horizon Healthcare Corporation) (a Delaware corporation) and subsidiaries (Note 1) as of May 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Continental Medical Systems, Inc. and subsidiaries ("CMS"), a company acquired during fiscal 1996 in a transaction accounted for as a pooling-of-interests, as discussed in Notes 1 and 18. Such statements are included in the consolidated financial statements of Horizon/CMS Healthcare Corporation and reflect total operating revenues of 79.6 percent in 1993, and total assets and total operating revenues of 65.4 and 73.0 percent, respectively in 1994, and 49.3 percent and 60.7 percent, respectively in 1995, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for CMS, is based solely upon the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Horizon/CMS Healthcare Corporation and subsidiaries as of May 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1995, in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Albuquerque, New Mexico
July 21, 1995

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Horizon/CMS Healthcare Corporation:

    We have audited the consolidated balance sheets of Continental Medical Systems, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Continental Medical Systems, Inc. and subsidiaries for the year ended June 30, 1993, were audited by other auditors whose report dated August 10, 1993, on those statements included an explanatory paragraph that described the change in the Company's method of accounting for development costs and the adoption of the provisions of Statement of Financial Accounting Standards No. 115, which are discussed in Notes 8 and 11, respectively, to the consolidated financial statements.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 1995 and 1994 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continental Medical Systems, Inc. and subsidiaries at June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Harrisburg, Pennsylvania
August 3, 1995, except for Note 6 and
 Note 19 for which the date is
 September 26, 1995; Note 14 for which
 the date is September 12, 1995; and
 Note 20 for which the date is
 September 27, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Continental Medical Systems, Inc.

    We have audited the consolidated balance sheet of Continental Medical Systems, Inc. and its subsidiaries as of June 30, 1993 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statments are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Continental Medical Systems, Inc. and its subsidiaries at June 30, 1993 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. We have not audited the consolidated financial statements of Continental Medical Systems, Inc. for any period subsequent to June 30, 1993.

    As discussed in Notes 8 and 11 to the consolidated financial statements, in fiscal 1993 the Company changed its method of accounting for development costs and adopted the provisions of Statement of Financial Accounting Standards No. 115.

                                                   PRICE WATERHOUSE LLP

Philadelphia, PA
August 10, 1993

                       HORIZON/CMS HEALTHCARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             MAY 31, 1995 AND 1994

                                                      ASSETS
                                                                                            1995          1994
                                                                                        ------------  ------------
                                                                                          (DOLLARS IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents...........................................................  $     40,674  $     61,384
  Patient care accounts receivable, net of allowance for doubtful accounts of $29,595
    in 1995 and $24,843 in 1994.......................................................       330,313       294,225
  Prepaid and other assets............................................................        61,650        46,423
  Deferred income taxes...............................................................        21,806        12,100
                                                                                        ------------  ------------
    Total current assets..............................................................       454,443       414,132

PROPERTY AND EQUIPMENT, net...........................................................       614,379       445,449
GOODWILL, net.........................................................................       168,861       114,286
OTHER INTANGIBLE ASSETS, net..........................................................        44,720        52,251
NOTES RECEIVABLE, excluding current portion...........................................        44,619        51,528
DEFERRED INCOME TAXES.................................................................       --             15,980
OTHER ASSETS..........................................................................        71,101        54,406
                                                                                        ------------  ------------
    Total assets......................................................................  $  1,398,123  $  1,148,032
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt...................................................  $      5,032  $      5,711
  Accounts payable....................................................................        33,280        42,815
  Accrued expenses....................................................................       131,225       129,828
  Estimated third party settlements...................................................           563         3,139
                                                                                        ------------  ------------
    Total current liabilities.........................................................       170,100       181,493

LONG-TERM DEBT, excluding current portion.............................................       532,688       461,331
OTHER LIABILITIES.....................................................................        24,353        27,885
DEFERRED INCOME TAXES.................................................................         6,141       --
                                                                                        ------------  ------------
    Total liabilities.................................................................       733,282       670,709
MINORITY INTERESTS....................................................................        14,189        16,069
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS' EQUITY:
  Common stock of $.001 par value, authorized 150,000,000 shares, 50,679,107 and
    43,440,558 shares issued with 50,174,218 and 43,112,412 shares outstanding at May
    31, 1995 and 1994, respectively...................................................            51            43
  Additional paid-in capital..........................................................       559,168       393,209
  Retained earnings...................................................................        99,382        71,104
  Note receivable from sale of common stock...........................................        (2,362)       (2,362)
  Treasury stock......................................................................        (5,587)         (740)
                                                                                        ------------  ------------
    Total stockholders' equity........................................................       650,652       461,254
                                                                                        ------------  ------------
    Total liabilities and stockholders' equity........................................  $  1,398,123  $  1,148,032
                                                                                        ------------  ------------
                                                                                        ------------  ------------

      The accompanying notes are an integral part of these balance sheets.

                       HORIZON/CMS HEALTHCARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993

                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
                                                                                   (DOLLARS IN THOUSANDS,
                                                                                 EXCEPT PER SHARE AMOUNTS)
TOTAL OPERATING REVENUES................................................  $  1,625,326  $  1,382,162  $  1,136,358
                                                                          ------------  ------------  ------------
COSTS AND EXPENSES:
  Cost of services......................................................     1,261,000     1,099,162       892,902
  Administrative and general............................................        82,533        60,108        42,284
  Facility leases.......................................................        81,590        68,832        64,461
  Depreciation and amortization.........................................        56,618        48,249        33,915
  Interest expense......................................................        53,045        44,396        26,999
  Special charge........................................................        23,422        74,834        17,154
  Settlement charge.....................................................        13,500       --            --
                                                                          ------------  ------------  ------------
    Total costs and expenses............................................     1,571,708     1,395,581     1,077,715
                                                                          ------------  ------------  ------------
    Earnings (loss) before minority interests, income taxes, cumulative
      effect of accounting change and extraordinary gain................        53,618       (13,419)       58,643
Minority interests......................................................        (5,245)       (4,664)       (6,787)
                                                                          ------------  ------------  ------------
    Earnings (loss) before income taxes, cumulative effect of accounting
      change and extraordinary gain.....................................        48,373       (18,083)       51,856
Income taxes............................................................        23,375         1,731        21,520
                                                                          ------------  ------------  ------------
    Earnings (loss) before cumulative effect of accounting change and
      extraordinary gain................................................        24,998       (19,814)       30,336
Cumulative effect of accounting change, net of tax......................       --            --             (3,204)
                                                                          ------------  ------------  ------------
    Earnings (loss) before extraordinary gain...........................        24,998       (19,814)       27,132
Extraordinary gain, net of tax..........................................         2,571           734       --
                                                                          ------------  ------------  ------------
    Net earnings (loss).................................................  $     27,569  $    (19,080) $     27,132
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Earnings (loss) per common and common equivalent share:
    Earnings (loss) before cumulative effect of accounting change and
      extraordinary gain................................................  $       0.52  $      (0.54) $       0.94
    Cumulative effect of accounting change..............................       --            --              (0.10)
                                                                          ------------  ------------  ------------
    Earnings (loss) before extraordinary gain...........................          0.52         (0.54)         0.84
    Extraordinary gain..................................................          0.06          0.02       --
                                                                          ------------  ------------  ------------
    Net earnings (loss).................................................  $       0.58  $      (0.52) $       0.84
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Earnings (loss) per common share -- assuming full dilution:
    Earnings (loss) before cumulative effect of accounting change and
      extraordinary gain................................................  $       0.52  $      (0.54) $       0.89
    Cumulative effect of accounting change..............................       --            --              (0.09)
                                                                          ------------  ------------  ------------
    Earnings (loss) before extraordinary gain...........................          0.52         (0.54)         0.80
    Extraordinary gain..................................................          0.06          0.02       --
                                                                          ------------  ------------  ------------
    Net earnings (loss).................................................  $       0.58  $      (0.52) $       0.80
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                       HORIZON/CMS HEALTHCARE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993

                                                                                                    NOTE
                                                                                                  RECEIVABLE
                                                       COMMON STOCK      ADDITIONAL               FROM SALE
                                                    ------------------    PAID-IN     RETAINED    OF COMMON   TREASURY
                                                      SHARES    AMOUNT    CAPITAL     EARNINGS      STOCK      STOCK      TOTAL
                                                    ----------  ------   ----------   ---------   ---------   --------   --------
                                                                               (DOLLARS IN THOUSANDS)
Balance at May 31, 1992...........................  30,584,228   $31      $201,223    $ 63,235     $ --       $  (740)   $263,749
Exercise of stock purchase warrants, options and
  issuance of shares under the employee stock
  purchase plan...................................     892,889     1        11,970       --         (2,362)     --          9,609
Common stock issued in connection with
  acquisitions....................................      95,783   --          3,102       --          --         --          3,102
Distribution to subsidiary stockholder............      --       --         --            (183)      --         --           (183)
Net earnings......................................      --       --         --          27,132       --         --         27,132
                                                    ----------  ------   ----------   ---------   ---------   --------   --------
Balance at May 31, 1993...........................  31,572,900    32       216,295      90,184      (2,362)      (740)    303,409
Common stock offering, net of $1,365 of issue
  costs...........................................   4,025,000     4        58,215       --          --         --         58,219
Common stock issued in connection with
  acquisitions....................................   2,828,968     3        62,141       --          --         --         62,144
Conversion of 6.75% convertible subordinated
  notes, net of $1,897 of previously capitalized
  financing costs and $507 of conversion costs....   4,522,500     4        51,861       --          --         --         51,865
Exercise of stock purchase warrants, options and
  issuance of shares under the employee stock
  purchase plan...................................     491,190   --          4,697       --          --         --          4,697
Net loss..........................................      --       --         --         (19,080)      --         --        (19,080)
                                                    ----------  ------   ----------   ---------   ---------   --------   --------
Balance at May 31, 1994...........................  43,440,558    43       393,209      71,104      (2,362)      (740)    461,254
Common stock offering, net of $6,487 of issue
  costs...........................................   4,915,457     5       119,608       --          --         --        119,613
Common stock issued in connection with
  acquisitions....................................   1,847,899     2        39,334         759       --         --         40,095
Exercise of stock purchase warrants, options and
  issuance of shares under the employee stock
  purchase plan...................................     475,193     1         7,017       --          --         --          7,018
Treasury stock acquired in payment for
  stockholder's note..............................      --       --         --           --          --        (4,847)     (4,847)
Distribution to subsidiary stockholder............      --       --         --             (50)      --         --            (50)
Net earnings......................................      --       --         --          27,569       --         --         27,569
                                                    ----------  ------   ----------   ---------   ---------   --------   --------
Balance at May 31, 1995...........................  50,679,107   $51      $559,168    $ 99,382     $(2,362)   $(5,587)   $650,652
                                                    ----------  ------   ----------   ---------   ---------   --------   --------
                                                    ----------  ------   ----------   ---------   ---------   --------   --------

        The accompanying notes are an integral part of these statements.

                       HORIZON/CMS HEALTHCARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993

                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss)......................................................  $    27,569  $   (19,080) $    27,132
                                                                             -----------  -----------  -----------
  Adjustments:
    Depreciation and amortization..........................................       56,618       48,249       33,915
    Other..................................................................       (1,820)         690        7,030
    Special charge.........................................................       23,422       74,834       14,556
    Settlement charge......................................................       13,500      --           --
    Cumulative effect of accounting change, net of taxes...................      --           --             3,204
    Extraordinary gain, net of taxes.......................................       (2,571)        (734)     --
    Increase (decrease) in cash from changes in assets and liabilities, excluding effects of acquisitions and dispositions:
      Accounts receivable and estimated third party settlements............      (33,159)     (49,533)     (85,069)
      Other assets.........................................................      (22,800)     (23,067)     (10,596)
      Deferred income taxes................................................          168       (1,178)       4,384
      Accounts payable and accrued expenses................................      (24,636)        (871)      14,070
      Other liabilities....................................................      (25,666)        (281)      (1,268)
                                                                             -----------  -----------  -----------
  Total adjustments........................................................      (16,944)      48,109      (19,774)
                                                                             -----------  -----------  -----------
  Net cash provided by operating activities................................       10,625       29,029        7,358
                                                                             -----------  -----------  -----------
Cash flows from investing activities:
  Payments pursuant to acquisition agreements, net of cash acquired........     (117,359)     (27,091)     (57,303)
  Cash proceeds from sale of property and equipment........................       22,718       24,096        9,363
  Other intangible assets..................................................         (863)      (5,010)     (36,769)
  Acquisition of property and equipment....................................      (52,622)     (67,026)    (184,563)
  Notes receivable.........................................................        2,215        5,072       (6,801)
  Other investing activities...............................................      (12,688)      (9,950)      11,423
                                                                             -----------  -----------  -----------
  Net cash used in investing activities....................................     (158,599)     (79,909)    (264,650)
                                                                             -----------  -----------  -----------
Cash flows from financing activities:
  Long-term debt borrowings................................................      211,484      122,604      551,005
  Long-term debt repayments................................................     (196,906)    (120,959)    (280,924)
  Deferred financing costs.................................................       (3,104)        (893)     (12,306)
  Repurchase of convertible subordinated notes.............................       (3,812)     (19,999)     --
  Issuance of common stock.................................................      124,217       61,894        7,075
  Distributions to minority interests......................................       (4,975)      (3,143)      (2,454)
  Other financing activities...............................................          360        2,388          372
                                                                             -----------  -----------  -----------
  Net cash provided by financing activities................................      127,264       41,892      262,768
                                                                             -----------  -----------  -----------
Net increase (decrease) in cash and cash equivalents.......................      (20,710)      (8,988)       5,476
Cash and cash equivalents, beginning of year...............................       61,384       70,372       64,896
                                                                             -----------  -----------  -----------
Cash and cash equivalents, end of year.....................................  $    40,674  $    61,384  $    70,372
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                       HORIZON/CMS HEALTHCARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Horizon/CMS Healthcare Corporation (formerly, Horizon Healthcare Corporation) and its subsidiaries (collectively, the Company) is a leading provider of post-acute health care services. The Company's long-term care facilities provide skilled nursing care and basic patient services with respect to daily living and general medical needs. The Company also provides comprehensive medical rehabilitation programs and services in each of the rehabilitation industry's three principal sectors -- inpatient rehabilitation care, outpatient rehabilitation care and contract therapy. The Company also provides other specialty health care services to its long-term care and rehabilitation facilities and outside parties. Such specialty health care services include licensed specialty hospital services and subacute units, institutional pharmacy services, physician locum tenens, Alzheimer's care, non-invasive medical diagnostic testing services, home respiratory care services, clinical laboratory services and management and managed care services to physicians and other providers. Substantially all of these services are within the post-acute health care market and, accordingly, the Company operates within a single industry segment.

    Subsequent to year end, in connection with the merger of a wholly owned subsidiary of the Company with Continental Medical Systems, Inc. (CMS), the Company changed its name to Horizon/CMS Healthcare Corporation (Note 18).

    As discussed in Note 18, the accompanying financial statements have been restated to include the accounts and operations of CMS for all periods prior to the merger. These restated financial statements include the financial position of CMS as of June 30, 1995 and 1994 and the results of operations of CMS for each of the three years in the period ended June 30, 1995.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its 50% or greater owned subsidiaries which the Company controls. All significant intercompany accounts and transactions have been eliminated in consolidation.

    Investments in affiliates, which are included in other assets in the accompanying consolidated balance sheets, in which the Company owns 20% or more and limited partnerships are carried on the equity basis which approximates the Company's equity in underlying net book value. Other investments are stated at cost.

OPERATING REVENUES

    Operating revenues include net patient care and other revenues. Net patient care revenues are recorded at established billing rates or at the amount realizable under agreements with third-party payors, primarily Medicaid and Medicare. Revenues under third-party payor agreements in certain states are subject to examination and retroactive adjustments, and amounts realizable may change due to periodic changes in the regulatory environment. Provisions for estimated third-party payor settlements are provided in the period the related services are rendered. Differences between the amounts accrued and subsequent settlements are recorded in operations in the year of settlement.

    A significant portion of the Company's revenue is derived from patients under the Medicaid and Medicare programs. There have been and the Company expects that there will continue to be a number of proposals to limit Medicare and Medicaid reimbursement for long-term and rehabilitative care services. The Company cannot predict at this time whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Operating revenues also include interest, management fees and other revenues which are not material to total operating revenues.

CASH EQUIVALENTS

    For  purposes of the accompanying consolidated statements of cash flows, the
Company  considers  its  highly  liquid  investments  purchased  with   original
maturities of three months or less to be cash equivalents.

DEPRECIATION

    Property and equipment is stated at the lower of cost or net realizable value. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (buildings -- 30 to 40 years; equipment -- 3 to 20 years). Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized.

ASSET IMPAIRMENT

    The carrying values of long-lived assets are reviewed if the facts and circumstances suggest that an item may be impaired. If this review indicates that a long-lived asset will not be recoverable, as determined based on the future undiscounted cash flows of the asset, the Company's carrying value of the long-lived asset is reduced to fair value.

GOODWILL

    Goodwill has resulted from various acquisitions made by the Company. In connection with acquisitions accounted for as purchases, the excess of the total acquisition cost over the fair value of the net assets acquired has been recorded as goodwill. Goodwill is amortized on the straight-line basis over a period of 15 to 40 years. The Company evaluates the realizability of goodwill quarterly based upon expectations of undiscounted future cash flows of the related assets.

INCOME TAXES

    The Company files a consolidated federal income tax return for all 80% or more owned subsidiaries. Separate returns are filed for all subsidiaries owned less than 80%. On June 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB Opinion No. 11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

WORKERS' COMPENSATION

    Workers' compensation coverage is effected through deductible insurance policies and qualified self insurance plans which vary by the states in which the Company operates. Provisions for estimated settlements are provided in the period of the related coverage and are determined on a case by case basis plus an amount for incurred but not reported claims. Differences between the amounts accrued and subsequent settlements are recorded in operations in the period of settlement.

EARNINGS PER SHARE

    Earnings per share is calculated based upon the weighted-average number of common shares and common equivalent shares outstanding during each period. Common equivalent shares include stock purchase warrants and options. Earnings per common and common equivalent share is based upon 47,850,000 shares in 1995, 37,078,000 shares in 1994, and 32,248,000 shares in 1993. Earnings per common share-assuming full dilution is based upon 47,857,000 shares in 1995, 40,051,000 shares in 1994 and 36,941,000 shares in 1993, including the effect of convertible subordinated notes.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(2) NOTES RECEIVABLE
    Notes receivable consists of the following:

                                                                                      1995       1994
                                                                                    ---------  ---------
Variable rate note receivable (8.0% at May 31, 1995) from a related party, full recourse; interest payable semi-annually; principal payable December 2008;
  unsecured.......................................................................  $  10,653  $  13,000
Variable rate note receivable (7.0% at May 31, 1995); interest payable monthly;
  principal payable $3,000 in August 2002 and $3,000 in August 2004; secured by
  real property...................................................................      6,000      6,000
7% note receivable; payable in monthly installments of $27 including interest; due
  January 2016; secured by real property..........................................      3,569      3,644
7% notes receivable, payable in monthly installments of $60 including interest;
  due April 2004; secured by real property........................................      9,571      9,621
Other notes receivable bearing interest at 6% to 12%; secured by real property....     16,649     20,345
                                                                                    ---------  ---------
  Notes receivable................................................................     46,442     52,610
Less current portion..............................................................      1,823      1,082
                                                                                    ---------  ---------
Notes receivable, excluding current portion.......................................  $  44,619  $  51,528
                                                                                    ---------  ---------
                                                                                    ---------  ---------

(3) PROPERTY AND EQUIPMENT
    Property and equipment owned and held under capital lease is stated at cost and consists of the following:

                                                                           1995        1994
                                                                        ----------  ----------
Land..................................................................  $   67,330  $   46,053
Buildings.............................................................     478,643     336,049
Equipment.............................................................     161,543     126,456
                                                                        ----------  ----------
                                                                           707,516     508,558
Less accumulated depreciation and amortization........................      93,137      63,109
                                                                        ----------  ----------
Property and equipment, net...........................................  $  614,379  $  445,449
                                                                        ----------  ----------
                                                                        ----------  ----------

(4) ACCRUED EXPENSES
    Accrued expenses is comprised of the following:

                                                                           1995        1994
                                                                        ----------  ----------
Salaries, wages and benefits..........................................  $   53,696  $   55,958
Accrued insurance.....................................................      18,297      14,628
Accrual for litigation settlement.....................................      12,800      --
Accruals for special charges..........................................      10,741      18,794
Interest..............................................................      11,058      12,387
Other.................................................................      24,633      28,061
                                                                        ----------  ----------
                                                                        $  131,225  $  129,828
                                                                        ----------  ----------
                                                                        ----------  ----------

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(5) LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                     1995        1994
                                                                                  ----------  ----------
Revolving credit drawn on credit agreements; interest due monthly; principal due
  in fiscal 2000................................................................  $  138,750  $   44,250
10 7/8% senior subordinated notes; due in fiscal 2002...........................     145,125     198,672
10 3/8% senior subordinated notes; due in fiscal 2003...........................     117,991     148,923
Convertible subordinated debenture; interest at 8 3/4%; due in fiscal
  2015..........................................................................      20,400      20,906
Convertible subordinated debenture; interest at 6 1/2%; due in fiscal
  2012..........................................................................       5,680      10,000
Convertible subordinated debenture; interest at 7 3/4%; due in fiscal
  2012..........................................................................       2,000       2,000
Obligations under capital leases and other long-term debt bearing interest ranging from 5.0% to 14.0%; secured by related land, buildings and
  equipment.....................................................................     108,774      43,291
                                                                                  ----------  ----------
  Long-term debt................................................................     538,720     468,042
Less current portion............................................................       5,032       5,711
Less note receivable on convertible debenture...................................       1,000       1,000
                                                                                  ----------  ----------
  Long-term debt, excluding current portion.....................................  $  532,688  $  461,331
                                                                                  ----------  ----------
                                                                                  ----------  ----------

    On March 16, 1995, the Company completed a $250,000 revolving credit loan agreement with the Boatmen's National Bank of St. Louis, as agent for a group of banks (the "Boatmen's Facility"). The Boatmen's Facility, which replaced the revolving loan agreement outstanding at May 31, 1994 was drawn in the amount of $104,750 at May 31, 1995. This facility bears interest at either the Adjusted Corporate Base Rate plus up to .25% (9.0% at May 31, 1995) or at the Adjusted London Interbank Offered Rate (LIBOR) rate plus 0.5 to 1.25% (7.0 to 7.0625% at May 31, 1995), both as defined in the credit agreement. The average interest rate on amounts outstanding under the Boatmen's Facility was 7.68% at May 31, 1995. This facility: (a) requires the Company to maintain certain financial ratios, (b) restricts the Company's ability to enter into capital leases beyond certain specified amounts, (c) prohibits transactions with affiliates not at arm's length, (d) allows the Company to make only permitted investments, (e) restricts certain indebtedness, liens, dispositions of property and issuances of securities and (f) prohibits a change in control or a fundamental change in the business of the Company except under certain limited circumstances. The Boatmen's Facility also restricts the payment of dividends by the Company to an amount which shall not exceed 25% of the Company's net income for the prior fiscal year, and any such payment is subject to continued compliance by the Company with the financial ratio covenants contained in the credit agreement. This facility further provides that any event or occurrence that would have a material adverse effect on the Company's ability to repay the loans or to perform its obligations under the loan documents will constitute an event of default under this facility. Certain subsidiaries of the Company have guaranteed the obligations of the Company under the Boatmen's Facility. The Boatmen's Facility expires on March 31, 1998 and is secured by a pledge of the stock of all subsidiaries of the Company and certain accounts receivable of the Company. The amount of such accounts receivable collateral was approximately $102,200 at May 31, 1995.

    Prior to the merger, at May 31, 1995, the Company was also party to a credit facility with Citibank, N.A., as agent for a group of several banks (the "Citibank Facility"). At May 31, 1995, $34,000 had been drawn on this facility. The Citibank Facility provided up to $235,000 in a revolving line of credit, of which up to $45,000 was available in the form of letters of credit. The Citibank Facility provided for a revolving loan period

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(5) LONG-TERM DEBT (CONTINUED)
through December 31, 1996 and the subsequent conversion of the revolving loan into a term loan. At the Company's option, the interest rate on any loan under the Citibank Facility was based on the LIBOR rate or a base rate as specified in the agreement as adjusted for a margin. At May 31, 1995, the weighted average interest rate for all borrowings under the Citibank Facility was 8.02%.

    In July 1995, in connection with the merger with CMS, the Company and CMS entered into a new facility with NationsBank of Texas, N.A., as agent for a group of banks, (the "NationsBank Facility") that replaced the Boatmen's and Citibank Facilities and combined the amount available for borrowing at $485,000. The aggregate principal amount was divided between the Company and CMS in the amounts of $250,000 and $235,000, respectively. The terms of the NationsBank Facility are substantially consistent with those of the Boatmen's Facility except that accounts receivable are no longer required as collateral and the interest component has been revised. Under the NationsBank Facility, interest is computed at a rate equal to either, as selected by the Company, the Alternate Base Rate or the Adjusted LIBOR rate plus 0.625% to 1.25% per annum, depending on the maintenance of specified financial ratios. The Alternate Base Rate is equal to the greater of the prime rate or the federal funds effective rate plus
 .5%. The agreement expires in June 2000.

    Simultaneous with the tender offer for the 10 3/8% and 10 7/8% Senior Subordinated Notes discussed below, in September 1995 the NationsBank Facility was amended and restated to increase the facility from $485,000 to $750,000, of which $70,000 is available in the form of letters of credit, and to remove the division between the Company and CMS.

    On August 17, 1992, the Company issued 10 7/8% Senior Subordinated Notes due 2002 ("10 7/8% Notes") in the amount of $200,000 in a public offering in which the Company received net proceeds of $192,500. The 10 7/8% Notes were priced at 99.25%, to yield 11% annually to maturity. On March 16, 1993 the Company issued its 10 3/8% Senior Subordinated Notes due 2003 ("10 3/8% Notes") in the amount of $150,000 in a private placement in which the Company received net proceeds of $144,586. The 10 3/8% Notes were priced at 99.22% to yield 10 1/2% annually to maturity. The 10 3/8% Notes were subsequently registered in a registered exchange offer. Of the difference between the face amount of each issue of the Notes and the net proceeds of the offerings, $2,664 represented original issue discount. The remaining $10,250 represented various issuance costs and is recorded within other intangible assets and is amortized over the life of the notes. The 10 7/8% Notes are subject to redemption at any time on or after August 15, 1997, at specified redemption prices plus accrued interest. The 10 3/8% Notes are subject to redemption at any time on or after April 1, 1998, at specified redemption prices plus accrued interest. The indentures for the Notes contain certain covenants which limit the ability to incur additional indebtedness, provide guarantees and pay cash dividends.

    During fiscal 1995, the Company purchased $85,206 principal amount of its 10 7/8% and 10 3/8% Notes, (collectively its "Senior Subordinated Notes" or "Subordinated Debt"), at a discount in a series of open market transactions.

    On September 26, 1995, the Company completed a tender offer and consent solicitation for the Senior Subordinated Notes. Tenders and consents were obtained from the holders of 99.8% of the $118,800 10 3/8% Notes and holders of 97.5% of the $146,100 10 7/8% Notes. The 10 3/8% Notes were redeemed at 109.25%
plus a consent fee of 1.05% and the 10 7/8% Notes were redeemed at 109.0% plus a consent fee of .75%. The Company paid $289,500 to retire the Notes, including principal, premium, consent fee and other related costs. As a result of the tender, the Company will record an extraordinary charge related to the loss on the retirement of the Senior Subordinated Notes, including the write-off of related deferred discount, swap cancellation and financing costs, of approximately $22,100, net of tax, in the second quarter of fiscal 1996.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(5) LONG-TERM DEBT (CONTINUED)
The Senior Subordinated Notes were retired with funds drawn on the NationsBank Facility. Aggregate draws, including letters of credit, under the amended credit facility after retirement of the Senior Subordinated Notes was approximately $490,000.

    In order to reduce the impact of changes in interest rates on its long-term debt, the Company, during fiscal 1994 and 1993, entered into four, seven year, interest rate swap agreements with notional amounts of $25,000 each which mature in 1999 and 2000 and which provide for receipt of yields of between 5.16% and 6.65% and payment of a six month LIBOR yield. On September 12, 1995, these interest rate swap agreements were terminated at a cost of $3,540, in connection with the tender offer for the Senior Subordinated Notes discussed above.

    On February 14, 1992, the Company issued $57,500 of 6.75% convertible subordinated notes (the "6.75% Notes") due February 1, 2002. The 6.75% Notes were convertible at any time prior to maturity into shares of common stock of the Company at a conversion price of $12.00 per share, subject to adjustment in certain events. Interest on the 6.75% Notes was payable semi-annually on each February 1 and August 1, commencing August 1, 1992. During the year ended May 31, 1992, the Company redeemed $3,230 of 6.75% Notes at approximately 80% of par value, resulting in a gain of $475, net of allocable deferred financing costs of approximately $140. During the third quarter of fiscal 1994, the remaining $54,270 of 6.75% Notes were converted into the Company's common stock at the conversion price stated above. In connection therewith, approximately $1,900 of deferred financing costs and $500 of conversion costs were offset against additional paid-in capital at the time of conversion.

    In connection with the merger of Greenery Rehabilitation Group, Inc. (Greenery) into the Company (discussed in Note 15), the Company assumed the obligations under Greenery's 6 1/2% convertible subordinated notes and 8 3/4% convertible senior subordinated notes, par value of $26,631 and $28,150, respectively, at February 11, 1994. These obligations were recorded at their fair market value under purchase accounting, resulting in a discount on the 6 1/2% convertible subordinated notes of $2,663.

    The 6 1/2% convertible subordinated notes are due June 2011 and are convertible into common stock of the Company at a price of $69.32 per share. These notes may be redeemed in whole or in part at 103 1/4% of par, plus accrued interest, declining annually to par on June 15, 1996. Commencing June 15, 1996, the Company is obligated to retire 5% of the issue amount annually to maturity.

    The 8 3/4% convertible senior subordinated notes are due 2015 and are convertible into common stock of the Company at a price of $54.00 per share. The Company may redeem the notes, in whole or in part at 106.125% of par, plus accrued interest, declining annually to par on April 1, 2000. Commencing April 1, 2000, the Company is required to retire 5% of the original issue amount annually to maturity. The notes are senior to the 6 1/2% debentures, but will be subordinated to any future senior indebtedness.

    During the fourth quarter of fiscal 1994, the Company redeemed $15,520 of the 6 1/2% convertible subordinated notes and $7,244 of the 8 3/4% convertible senior subordinated notes. The Company recorded a gain of approximately $734, net of the write-off of $1,552 debt discount recorded under purchase accounting and income taxes of approximately $480.

    During 1995, the Company repurchased $4,800 of the 6 1/2% convertible subordinated notes and $506 of the 8 3/4% convertible senior subordinated notes. The Company recorded a gain of approximately $613, net of the write-off of $480 debt discount recorded under purchase accounting and income taxes of approximately $401.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(5) LONG-TERM DEBT (CONTINUED)
    The approximate aggregate maturities of long-term debt are as follows:

YEAR ENDING MAY 31,
------------------------------------------------------------------------
1996....................................................................  $    5,032
1997....................................................................       6,620
1998....................................................................       4,115
1999....................................................................       1,777
2000....................................................................       1,890
Thereafter..............................................................     518,286
                                                                          ----------
                                                                          $  537,720
                                                                          ----------
                                                                          ----------

    In November 1987, a 7 3/4% convertible subordinated debenture was sold to the Company's vice chairman. This $2,000 debenture is convertible into shares of common stock at a conversion price of $8.56 per share. Simultaneously, the Company loaned the vice chairman $2,000 to purchase the debenture. The loan is evidenced by a promissory note bearing interest at 7 3/4%, payable on the maturity date of the debenture or earlier to the extent that the debenture is converted. At May 31, 1995, $1,000 is outstanding on the note.

(6) LEASE COMMITMENTS
    The Company has noncancelable operating leases primarily for facilities and equipment. Certain leases provide for purchase and renewal options of 5 to 15 years, contingent rentals primarily based on operating revenues and the escalation of lease payments coincident with increases in certain economic indexes. Contingent rent expense for the years ended May 31, 1995, 1994 and 1993 was approximately $6,346, $6,198 and $7,662, respectively.

    Future minimum payments under noncancelable operating leases are as follows:

YEAR ENDING MAY 31,
------------------------------------------------------------------------
1996....................................................................  $   88,613
1997....................................................................      82,557
1998....................................................................      74,716
1999....................................................................      61,989
2000....................................................................      50,378
Thereafter..............................................................     188,527
                                                                          ----------
Total minimum lease payments............................................  $  546,780
                                                                          ----------
                                                                          ----------

    The Company is contingently liable for annual lease payments of approximately $2,570 for leases on facilities sold. In addition, the Company is contingently liable for annual lease payments of $6,200 for leases on managed facilities.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(6) LEASE COMMITMENTS (CONTINUED)
    The Company leases seven facilities from an affiliate of two directors of the Company. During fiscal 1995, a previously leased facility was purchased by the Company. The aggregate lease expense for these facilities for the years ended May 31, 1995, 1994 and 1993 was approximately $15,900, $5,501, and $903, respectively. Future minimum lease commitments related to these facilities are as follows:

YEAR ENDING MAY 31,
------------------------------------------------------------------------
1996....................................................................  $   12,851
1997....................................................................      12,851
1998....................................................................      12,028
1999....................................................................      12,028
2000....................................................................      12,028
Thereafter..............................................................      61,149
                                                                          ----------
Total...................................................................  $  122,935
                                                                          ----------
                                                                          ----------

    The Company has been party to various contracts with Commercial Construction Company, Inc. ("CCI") for the construction of new rehabilitation hospitals to be owned and operated by the Company. CCI is wholly owned by the son of the Company's vice-chairman and brother of an executive vice-president of the Company. In addition, the Company purchases other development and maintenance services, equipment, furniture and supplies for its rehabilitation hospitals through CCI and its affiliates. The Company also leases certain clinic and office space in the greater Harrisburg, PA area under leases with various partnerships, of which the vice-chairman of the Company and an executive vice-president are partners. Also, the Company leases certain office space located in the greater Harrisburg, PA area from a director of the Company and partner of a law firm which provides legal services to the Company. In fiscal 1995, 1994, and 1993, the Company made payments to these related parties aggregating approximately $7,401, $16,950, and $75,220, respectively. Of these payments, $2,292, $7,189, and $66,204, were recorded in property and equipment for fiscal 1995, 1994, and 1993, respectively, and $5,109, $9,761, and $9,016 were charged to cost of services for fiscal 1995, 1994, and 1993, respectively. As of May 31, 1995, future commitments under outstanding contracts with CCI and its affiliates were $3,475 plus reimbursement of certain personnel costs.

    In addition, the Company leases its corporate office space located in Albuquerque, NM from certain officers and directors. The lease is classified as an operating lease and provides for minimum annual rents of $535. The lease expires on July 31, 2001.

(7) SPECIAL CHARGE AND CHANGE IN ACCOUNTING PRINCIPLE
    During the second, third and fourth quarters of fiscal 1995, special pre-tax charges of $13,398, $5,045 and $4,979 were recorded, respectively. The second and fourth quarter special charges reflect the effect of a revision in the Company's estimate of receivables from third party payors at its CMS Therapies, Inc. subsidiary. The third quarter special charge reflects the costs of eliminating management and staff positions, office lease terminations and certain other costs of the changes implemented during the third quarter at CMS Therapies, Inc. At May 31, 1995, the $4,085 balance of the third quarter special charge is included within accrued expenses.

    The Company received various adjustments upon the final settlement of its 1991 and 1992 CMS Therapies, Inc. home office cost reports and other CMS Therapies, Inc. 1992 cost reports. As a result of the settlements, which was the Company's first indication that adjustments to its estimates would be required, the Company performed a detail analysis of its estimated third party settlements for all open cost reports.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(7) SPECIAL CHARGE AND CHANGE IN ACCOUNTING PRINCIPLE (CONTINUED)
Upon completion of its analysis during the second quarter of fiscal 1995, and subsequent revision in the fourth quarter of fiscal 1995, the Company recorded the second and fourth quarter special charges to reflect the revision in the Company's estimated third party settlements.

    During the fourth quarter of fiscal 1994, a special pre-tax charge of $74,834 was recorded. The special charge resulted from the approval by the Company's board of directors of several measures to streamline operations and improve productivity by restructuring the Company into major operating businesses, flattening the management organization structure, writing down certain assets and, where appropriate, divesting of unproductive assets. The Company began working on the proposed plan during the fiscal 1994 third quarter as a result of market changes the Company was experiencing. The special charge comprised several items including the impairment of selected assets in the Company's hospital division, the costs associated with the consolidation of its contract therapy companies, the losses related to the termination of certain business relationships in the contract therapy business and certain other costs of the restructuring program.

    At May 31, 1995, the remaining balance in the special charge is approximately $6,656, (excluding the write down of assets which are reflected as a reduction of the related asset account), which is included within accrued expenses. The components of the special charge are as follows:

                               ORIGINAL    FISCAL 94-95   BALANCE MAY
                               PROVISION     ACTIVITY       31, 1995
                               ---------   ------------   ------------
Impairment of assets and
  future noncancellable
  commitments................   $50,244      $(43,969)       $6,275
Consolidation and
  restructuring..............    22,842       (22,842)       --
Employee and other costs.....     1,748        (1,367)          381
                               ---------   ------------      ------
                                $74,834      $(68,178)       $6,656
                               ---------   ------------      ------
                               ---------   ------------      ------

    Approximately $50,244 of the special charge was associated with the impairment of assets at eight rehabilitation hospitals, divestiture of two rehabilitation hospitals, closure of a select group of outpatient locations and the accrual of amounts for certain future noncancellable commitments.

    The impaired assets were identified in accordance with the Company's policy and based upon a review of the facts and circumstances related to the assets and a determination that the assets would not be recoverable, as determined based upon the future undiscounted cash flows resulting from the assets. The impairment loss was measured as the difference between the carrying amount of the assets and their fair value as determined by independent appraisals.

    Approximately $12,042 of the charge is related to the consolidation of certain contract therapy companies into CMS Therapies, Inc. and the exit from certain markets and businesses. This consolidation process involved the closure of offices, relocation and severance of personnel and elimination of duplicative processes.

    Approximately $10,800 of the charge is related to the writedown of uncollectible receivables pertaining to the termination of certain business relationships at CMS Therapies, Inc. During the second quarter of fiscal 1994, the Company exited business arrangements in which it provided therapists to unrelated Medicare certified agencies which in turn supplied those therapists to non-Medicare certified skilled nursing facilities. For a variety of business reasons, including, among others, the Health Care Financing Administration's announced intentions to increase their review of the reasonableness of the charges billed by the agencies to the Medicare program, the Company exited those relationships and, in many instances, began to provide the same services directly to Medicare patients upon termination of the contracts with the agencies. Following

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(7) SPECIAL CHARGE AND CHANGE IN ACCOUNTING PRINCIPLE (CONTINUED) termination of the contracts, the Company continued to assess the collectibility of the agency receivables and, due to deteriorating business relations and declining financial condition of the agencies, it was determined a write-down of these receivables was required as of May 31, 1994.

    The remainder of the charge, $1,748, was to reduce the corporate office work force and provide for transaction costs to execute the plan.

    During the fourth quarter of fiscal 1993 the Company recorded a pre-tax charge of $14,556 related principally to the write-off of deferred costs for approximately 30 abandoned rehabilitation hospital development projects for which construction had not started. The decision to write-down or abandon certain projects and pursue less capital-intensive growth than in the past was a result of changes in the Company's rehabilitation hospital development strategy in response to changes in various health care delivery markets. Previously, the Company had deferred certain costs incurred to obtain government approvals and other expenses related to the development of rehabilitation hospitals. Based on a historically high rate of completion, costs of developing a project were charged to operations only when it was determined that the project would be abandoned.

    As a result of the change in development strategy, the Company changed its accounting for development costs. Hospital development costs are expensed until that time when it is probable that construction will commence.

    Additionally, costs of $2,598 related to the merger with Kron Medical Corporation ("Kron") and Kron's subsequent consolidation with the Company's other physician services company, CompHealth, were charged to expense in the third quarter of fiscal 1993.

(8) SETTLEMENT CHARGE
    On September 27, 1995, the Company settled certain pending litigation, terminated a number of contracts with the other party to the litigation and obtained releases of claims and potential claims relating to the subject matter of the litigation and the terminated contracts. As consideration for the settlement, contract terminations and releases, the Company paid cash and delivered a warrant to purchase the Company's common stock. At May 31, 1995, the Company accrued $12,800 of expenses and wrote down $700 of receivables to record the cash payment, warrant valuation, receivable write-offs and other commitments and transaction costs of the settlement transaction.

(9) EXTRAORDINARY GAIN
    During fiscal 1995, the Company recognized a gain of $2,571 ($4,172 less related tax effect of $1,601) relating to open market purchases at a discount of its subordinated debt and its 8 3/4% and 6 1/2% convertible subordinated notes.

    During fiscal 1994, the Company recognized a gain of $734 ($1,214 less related tax effect of $480) relating to open market purchases of its 8 3/4% and 6 1/2% convertible subordinated notes at a discount.

(10) INCOME TAXES
    On June 1, 1993, the Company adopted FAS 109 through retroactive restatement of its financial statements from June 1, 1990. The adoption did not have a material effect on the Company's financial condition or results of operations.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(10) INCOME TAXES (CONTINUED)
    The provision for income taxes consists of the following:

                                                                          1995        1994       1993
                                                                        ---------  ----------  ---------
Current:
  Federal.............................................................  $   6,674  $   11,653  $  20,794
  State...............................................................      3,840       2,507      4,177
                                                                        ---------  ----------  ---------
                                                                           10,514      14,160     24,971
Deferred:
  Federal.............................................................     10,594     (11,475)    (3,084)
  State...............................................................      2,267        (954)      (367)
                                                                        ---------  ----------  ---------
                                                                           12,861     (12,429)    (3,451)
                                                                        ---------  ----------  ---------
    Total.............................................................  $  23,375  $    1,731  $  21,520
                                                                        ---------  ----------  ---------
                                                                        ---------  ----------  ---------

    The differences between the total tax expense from operations and the income tax expense using the statutory federal income tax rate (35 percent) were as follows:

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Computed tax expense at statutory rate.................................  $  16,931  $  (6,329) $  18,150
State income tax expense, net of federal income tax benefit............      4,690        913      3,237
Amortization of goodwill...............................................      1,245        640        607
Assessments............................................................         83      2,983         18
Settlement charge......................................................        850      1,730     --
Change in valuation allowance..........................................       (800)       970       (257)
Other..................................................................        376        824       (235)
                                                                         ---------  ---------  ---------
    Total income tax expense...........................................  $  23,375  $   1,731  $  21,520
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    The components of the net deferred tax assets and liabilities are as follows:

                                                                                     1995        1994
                                                                                  ----------  ----------
Components of the deferred tax asset:
  Special charges and settlement charge.........................................  $   19,023  $   20,511
  Allowance for doubtful accounts...............................................      11,148       6,538
  Accrued payroll and related benefits..........................................       3,867       3,156
  Other accrued liabilities.....................................................       7,879       8,111
  Tax carryforward items........................................................       5,283       7,859
  Deferred lease credit.........................................................       7,630      10,137
  Other.........................................................................       3,885       5,167
                                                                                  ----------  ----------
                                                                                      58,715      61,479
                                                                                  ----------  ----------
Components of the deferred tax liability:
  Buildings and equipment, related basis differences, deferred gain and
    depreciation................................................................     (31,114)    (20,147)
  Difference between reporting income/loss from partnership investments for
    financial and income tax reporting..........................................      (2,172)     (1,280)
  Other.........................................................................      (5,713)     (7,121)
                                                                                  ----------  ----------
                                                                                     (38,999)    (28,548)
  Valuation allowance...........................................................      (4,051)     (4,851)
                                                                                  ----------  ----------
    Total.......................................................................  $   15,665  $   28,080
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(10) INCOME TAXES (CONTINUED)
    As a result of business combinations during the years ended May 31, 1995 and 1994, net deferred income tax assets of $4,238 and $14,724, respectively, and related valuation allowances of $0 and $3,051, respectively, were recorded.

    The Company has regular tax net operating loss carryforwards of approximately $8,470 which are currently subject to separate return year limitations and expire in years 2007 and 2008. In addition, the Company also has an alternative minimum tax credit carryforward of $1,207 which is available for utilization indefinitely.

    At May 31, 1995, the Company has an estimated $500 capital loss carryforward, primarily as a result of certain restructuring transactions. The loss is only available to offset future capital gain income and will expire in fiscal 1998.

    The valuation allowance is the result of: (1) separate return loss carryforward limitations; (2) the uncertain state tax benefits from states requiring separate return filings or with no or limited loss carryover provisions; and (3) limitations on the Company's ability to absorb capital losses in the five year carryforward period. The valuation allowance decreased by $800 during fiscal 1995 primarily as a result of capital loss utilization.

(11) CAPITAL STOCK

COMMON STOCK

    In November and December 1994, the Company completed the sale of 5,558,790 shares of its common stock, including the sale of 643,333 shares held by certain stockholders. Net proceeds of approximately $119,600 were used to repay outstanding debt under the revolving credit loan agreement and to fund acquisitions.

    During 1995 the Company issued 1,847,899 shares of common stock in connection with certain acquisitions.

    As discussed in Note 5, the Company converted $54,270 of its 6 3/4% convertible subordinated notes into 4,522,500 shares of the Company's common stock during the third quarter of 1994. The conversion price was $12 per share.

    During 1994, the Company issued 2,828,968 shares of common stock in connection with certain acquisitions.

    In October 1993, the Company completed a common stock offering of 4,025,000 shares. Net proceeds of approximately $58,200 were used to repay outstanding debt under the revolving credit loan agreement and to fund acquisitions.

PREFERRED STOCK

    There are 500,000 shares of authorized but unissued shares of $.001 preferred stock. On September 12, 1994, the board of directors of the Company declared a dividend of one preferred share purchase right (a "Right." for each outstanding share of the Company's common stock held of record on September 22, 1994, and approved the further issuance of Rights with respect to all shares of the Company's common stock that are subsequently issued. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of series A junior participating preferred stock, par value $.001 per share of the Company, at a price of $110 per one one-thousandth of a share, subject to adjustment. Until the occurrence of certain events, the Rights are not exercisable, will be evidenced by the certificates for the Company's common stock and will not be transferable apart from the Company's common stock.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(11) CAPITAL STOCK (CONTINUED)
STOCK PURCHASE WARRANTS

    The Company had 100,000 stock purchase warrants outstanding at May 31, 1995, for the purchase of common shares. These warrants, priced at $2.50, were exercised subsequent to year end.

STOCK BENEFIT PLANS

    The Company has a nonqualified employee stock option plan and a directors' stock option plan that provide the Company the ability to grant to employees and outside directors the option to purchase shares of common stock of the Company at the market value of the stock at the option grant date. Accordingly, no compensation is recorded in the accompanying consolidated financial statements for the options granted.

    All options granted under the employee plan and directors' plan expire ten years after grant, are non-transferable and are exercisable only during or immediately following the period the individual is employed by the Company or is a current member of the board of directors, subject to certain exceptions for death or disability. One-third of each option is exercisable on each of the first, second and third anniversary dates following the date of grant.

    The Company also had the following stock compensation plans at May 31, 1995: the 1986 stock option plan (1986 Plan), the 1989 non-qualified stock option agreement, the 1989 non-employee directors' stock option plan, the 1992 CEO stock option plan (1992 Plan), the 1993 non-qualified stock option plan (1993
Plan), and the 1994 stock option plan (1994 Plan). Options outstanding at May 31, 1995, are at prices ranging from $9.73 to $40.47 per share, as adjusted for the Exchange Rate (as defined below). As options are granted at exercise prices which represent the fair market value of the stock at the date of grant, no compensation expense has been recorded for these awards. Options become exercisable in four to seven annual installments commencing on the first anniversary of the date of grant, and expire between October 1995 and August 2003, five to ten years from the date of grant.

    The 1994 plan was adopted in August 1993, which authorized options of 809,550 shares, as adjusted for the Exchange Rate. In May 1993, the 1993 Plan was adopted which authorized options of 539,700 shares, as adjusted for the Exchange Rate. Officers and directors were not eligible to receive options under the 1993 Stock Option Plan.

    In May 1993, options, exercisable at the market price on the date of grant ($20.38 per share, as adjusted for the Exchange Rate), were granted to substantially all CMS employees holding outstanding options with exercise prices higher than such current market price. The number of shares subject to the options granted to each employee was equal in number to the shares covered by options previously granted to such employee at higher exercise prices. The new options were granted subject to each employee's agreement to cancel their previously granted options for an equal number of shares at the higher exercise prices. The term, vesting rate and other provisions of the new options were otherwise identical to the options canceled. As a result, options on 1,802,159 shares with exercise prices per share ranging from $24.09 to $42.39 per share, as adjusted for the Exchange Rate, were canceled and the same number of new options were granted at an exercise price of $20.38 per share, as adjusted for the Exchange Rate.

    During fiscal 1993, the Company loaned the vice-chairman $4,548 for the exercise of stock options and the payment of the resulting income taxes, and loaned an executive vice-president of the Company $530 for the payment of income taxes resulting from the exercise of stock options. The tax loans were authorized under the 1986 Plan, and the remaining loan was authorized by the board of directors. The loans are repayable upon demand with interest payable monthly at the IRS' applicable federal rate, adjusted semi-annually on January 1 and July 1. The loan for the exercise of stock options is included as a deduction from stockholders' equity.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(11) CAPITAL STOCK (CONTINUED)
    The following information is a summary of the stock option activity under the plans as adjusted for a three-for-two stock split paid November 15, 1991 on CMS common stock and the exchange of .5397 shares (the "Exchange Rate") of CMS common stock for each share of the Company's common stock in connnection with the CMS merger:

                                                                           FOR THE YEAR ENDED MAY 31,
                                                              ----------------------------------------------------
                                                                    1995              1994              1993
                                                              ----------------  ----------------  ----------------
Options outstanding at beginning of year....................         4,916,079         3,951,921         4,300,178
Granted.....................................................         1,934,116         1,518,311         2,411,633
Exercised...................................................          (338,881)         (319,997)         (774,293)
Canceled and other adjustments..............................          (289,540)         (234,156)       (1,985,597)
                                                              ----------------  ----------------  ----------------
Options outstanding at end of year..........................         6,221,774         4,916,079         3,951,921
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Options exercisable at end of year..........................         2,596,947         1,576,011         1,090,129
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------
Option price range..........................................    $1.38 - $28.75    $1.38 - $26.13    $0.33 - $24.09
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

    The Company also has an employee stock purchase plan (Plan). The Plan allows substantially all full-time employees to contribute up to five percent of their compensation for the purchase of the Company's common stock at 85 percent of market value at the date of purchase. For the year ended May 31, 1995, 16,352 shares of the Company's stock had been purchased under the Plan.

    In connection with the Greenery merger, the Company issued to one of the Company's directors a five year option to purchase 125,000 shares of the Company's common stock at $17 per share. This option was exercised during 1995 and the shares, along with approximately 50,000 shares of additional common stock, were converted to treasury stock in consideration for reduction of amounts due to the Company under the terms of a note receivable.

    The total number of shares allocated, granted and outstanding pursuant to the Company's employee and directors' stock option plans and employee stock purchase plan together with other shares issued or allocated for issuance to employees and directors pursuant to option, incentive or similar plans, may not exceed 10 percent of the total number of shares authorized for issuance at the time of the allocation or grant.

(12) EMPLOYEE BENEFITS
    The Company has deferred compensation plans for selected employees and directors. These plans, which are not required to be funded by the Company, allow eligible employees to defer portions of their current compensation up to 10%. The Company then matches up to 4% of the employee's deferred compensation. Employee contributions are vested immediately. Employer contributions vest on a graduated basis, with full vesting achieved at the end of six years or seven years, depending upon the plan. The Company contributed approximately $261, $254 and $157 to these plans for the years ended May 31, 1995, 1994 and 1993, respectively.

    The Company also has 401(k) savings plans available to substantially all employees who have been with the Company for more than six months. Employees may defer up to 15% or 20% of their salary, depending upon the plan, subject to the maximum permitted by law. The Company matches a portion of the employee's contribution, which may be discretionary, depending upon the plan. Employee contributions are vested immediately. Employer contributions vest on a graduated basis, with full vesting achieved at the end of five or seven years, depending upon the plan. The Company contributed approximately $1,890, $1,377 and $979 to these plans for the years ended May 31, 1995, 1994 and 1993, respectively.

                       HORIZON/CMS HEALTHCARE CORPORATION

                For the Years Ended May 31, 1995, 1994 and 1993
                (Dollars in thousands, except per share amounts)

(12) EMPLOYEE BENEFITS (CONTINUED)
    In addition, the Company also has a profit-sharing plan to which it may make contributions at its discretion. The Company has not made any contributions to this plan. The Company may terminate any of the above plans at any time.

(13) SUPPLEMENTAL CASH FLOW INFORMATION
    Significant non-cash operating, investing and financing activities for fiscal 1995, 1994 and 1993 were as follows:

1995

    - The issuance of 1,776,924 shares of common stock in connection with acquisitions in which net assets of approximately $22,030 were acquired,

    - The acceptance of 175,041 shares of treasury stock for payment of a note,

    - The  assumption  of   long-term  debt  of   $19,900  in  connection   with
      acquisitions, and

    - The assumption of obligations under capital lease of $48,600 in connection with acquisitions.

1994

    - The conversion of $54,270 of 6.75% convertible subordinated notes into the Company's common stock,

    - The issuance of 2,213,976 shares of common stock in connection with acquisitions in which net assets of approximately $16,573 were acquired,

    - The  assumption  of   long-term  debt  of   $19,300  in  connection   with
      acquisitions, and

    - The  issuance of  common stock  and payment  of cash  for the  purchase of
      Medical  Management  Associates,   Inc.  in  which   net  liabilities   of
      approximately $857 were assumed.

1993

    - The receipt of notes receivable of $8,150 and cash for the sale of net assets of approximately $17,500

    Cash paid for interest for the years ended May 31, 1995, 1994 and 1993 was approximately $54,351, $44,852 and $14,743, respectively.

    Cash  paid for  income taxes, net  of refunds,  for the years  ended May 31,
1995,  1994  and   1993  was   approximately  $19,236,   $12,848  and   $32,006,
respectively.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS
    The estimated fair values of the Company's financial instruments at May 31, 1995 are as follows:

                                                                                   CARRYING
                                                                                    AMOUNT    FAIR VALUE
                                                                                  ----------  ----------
Cash and cash equivalents.......................................................  $   40,674  $   40,674
Notes receivable................................................................      47,649      45,614
Investments in marketable equity securities and other short-term investments....       3,287       8,500
Long-term debt..................................................................     487,797     501,234
Interest rate swap agreements/interest rate collar agreements...................      --          (3,572)

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these instruments. The fair value of notes receivable was estimated by discounting the future cash flows using current rates available to similar borrowers under similar circumstances. The fair value of marketable equity securities and other short-term investments is based on quoted market prices. It is not practicable to estimate the fair value of the Company's other investments, which comprise certain equity investments because of the lack of a quoted market price, and the inability to estimate fair value without incurring excessive costs. The fair value of the Company's long-term debt, excluding capital leases, was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair values of interest rate swaps and interest rate collars are the estimated amounts that the Company would receive or pay to terminate the swap agreements, taking into account current interest rates. On September 12, 1995, these interest rate swap agreements were terminated at a cost of $3,540.

    The market value of the outstanding convertible subordinated notes at May 31, 1995 of $25,344 included in the long-term debt amount above is a function of both the conversion feature and the underlying debt instrument. It is impracticable to allocate the market value between these two components, however, the market value is not representative of the amounts that would be currently required to retire the debt obligation.

(15) ACQUISITIONS
    In July 1994, the Company acquired peopleCARE, a 13 facility long-term care company located in Texas. Consideration given for the acquisition included the issuance of approximately 449,000 shares of the Company's common stock, valued at approximately $10,000, assumption of capital lease obligations of approximately $48,600 for six facilities, and cash payment of approximately $56,000 for fee simple title to seven facilities.

    The Company acquired Advanced Cardiovascular Technology, Inc. (ACT), a non-invasive medical diagnostic company, in April 1994. In connection with this acquisition, the Company issued 163,976 new shares of common stock at $25 per share. The terms of the acquisition provide for the issuance of up to 204,985 additional shares of common stock if certain earning levels are achieved by March 31, 1997. Of these contingent shares, 160,000 were issued into escrow at closing and remained in escrow at May 31, 1995. This contingent consideration has not been recorded as of May 31, 1995.

    In March 1994, the Company acquired all of the outstanding stock of Medical Management Associates, Inc. ("MMA"), for $1,500 in cash relating to certain non-compete agreements and 349,456 shares of the Company's common stock. The acquisition was accounted for by the purchase method of accounting. Pursuant to the acquisition agreement, additional shares of the Company's common stock may be issued over the next two years, subject to the achievement of certain pre-tax earnings levels.

    In February 1994, the Company completed its merger of Greenery Rehabilitation Group, Inc. ("Greenery") into the Company. Pursuant to the merger, the Company issued approximately 2,050,000 shares of its common stock, valued at approximately $48,000, and assumed approximately $58,000 in debt for all of the outstanding shares of Greenery common stock. This merger added the operations of 17 rehabilitation and skilled nursing facilities and 3 managed facilities to the Company's operations. Subsequent to fiscal year end, on June 19, 1995, the Company announced plans to dispose of eight long-term care facilities. Six of the facilities to be disposed of were among the 17 acquired in the Greenery merger during fiscal 1994. The decision to sell the facilities was based upon financial, regulatory and operational considerations.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(15) ACQUISITIONS (CONTINUED)
    The following unaudited pro forma financial information reflects the combined results of operations, as restated for the merger with CMS (see Note
18), for the years ended May 31, 1995 and 1994 as if the material acquisitions during the period, Greenery and peopleCARE, had been consummated on June 1, 1993:

                                                                                 UNAUDITED PRO FORMA
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Total operating revenues....................................................  $  1,676,393  $  1,618,154
Total operating expenses and minority interests.............................     1,627,744     1,649,603
                                                                              ------------  ------------
  Operating income..........................................................        48,649       (31,449)
Income taxes................................................................        23,508        (3,404)
                                                                              ------------  ------------
  Earnings from continuing operations.......................................  $     25,141  $    (28,045)
                                                                              ------------  ------------
                                                                              ------------  ------------
  Net earnings per common and common equivalent share.......................  $       0.52  $      (0.70)
                                                                              ------------  ------------
                                                                              ------------  ------------
  Net earnings per common share -- assuming full dilution...................  $       0.52  $      (0.70)
                                                                              ------------  ------------
                                                                              ------------  ------------

    The unaudited pro forma information is not necessarily indicative either of the results of operations that would have occurred had the acquisitions taken place at the beginning of fiscal 1994 or of future results of operations of the combined companies.

    Prior to fiscal 1992, the Company acquired 80% of the outstanding stock of Communi-Care/ProRehab, Inc. ("Communi-Care") and on July 1, 1992 acquired the remaining 20% of the outstanding stock. The initial purchase price was approximately $5,654, paid in cash and the Company's common stock. The purchase price for the remaining 20% of the outstanding stock was approximately $4,831, paid in cash and the Company's common stock. As additional purchase price under the purchase agreement, cash and common stock totaling $8,322, $8,589, and $2,504 was paid during fiscal 1995, 1994 and 1993, respectively.

    During fiscal 1995 and 1994, the Company made various other acquisitions which individually and in the aggregate were insignificant.

    Pursuant to other acquisitions consummated prior to fiscal 1993, cash and common stock totaling $1,920 and $2,162 was paid during fiscal 1994 and 1993, respectively. No payments were made during fiscal 1995 relating to these acquisitions.

    Contingent payments estimated under all of the Company's acquisition agreements may be paid in cash and the Company's common stock through fiscal 1997. These amounts are subject to adjustment based upon the achievement of certain earnings levels and are not expected to be material.

(16) COMMITMENTS AND CONTINGENCIES

LETTERS OF CREDIT

    The Company was contingently liable for letters of credit aggregating $40,898 and $38,557 at May 31, 1995 and 1994, respectively. The letters of credit, which reduce the availability under the credit agreement, were used in lieu of lease deposits for facilities operated by the Company and for deposits under various workers' compensation programs.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Under annual employment agreements with three senior officers, the Company is committed to pay minimum annual salaries totaling $1,215, subject to certain covenants. In addition, the employment agreements provide for annual retirement benefits and disability benefits equal to a maximum of 50 percent of

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(16) COMMITMENTS AND CONTINGENCIES (CONTINUED)
each officer's base salary. The retirement benefits vest in equivalent increments over 10 years and the disability benefits terminate upon retirement or age 65. Further, an annual death benefit is payable to the surviving spouse or minor children equal to one-half of the vested retirement benefit at the time of the officer's death. Amounts recorded for the annual retirement and disability benefits have been included in other accrued liabilities in the accompanying consolidated financial statements.

    In addition and in connection with the Greenery merger, the Company has entered into a seven year consulting agreement with one of the Company's directors for which the Company has agreed to pay annual consulting fees of $175.

LIFE INSURANCE PREMIUMS

    In fiscal 1994, the Company agreed to fund life insurance premiums for certain of its senior officers. As of May 31, 1995, such advances totaled approximately $1,162 and are reflected in other assets in the accompanying consolidated financial statements. These advances will be repaid to the Company by the officers' estates upon the earlier of cancellation of the policies or death of the officers.

MANAGEMENT AGREEMENT

    In connection with the Greenery merger, the Company has committed to manage three Connecticut facilities for an affiliate of two directors of the Company. The Company is committed to manage these facilities for up to five years, subject to the affiliate's right to terminate sooner at any time with 90 days notice.

PURCHASE COMMITMENTS

    Under the terms of one of the Company's facility lease agreements, the Company has the option to purchase the facility and the lessor has the option to require the Company to purchase the facility should the Company fail to exercise the purchase option for $5,500 at the end of the lease term (August 1, 1998).

    The Company has purchased usage of a Cessna/Citation III aircraft from AMI Aviation II, L.L.C., a Delaware limited liability company ("AMI II"). The Company's chief executive officer owns 99% of the membership interests of AMI
II. Under the aircraft usage agreement, the Company will purchase a minimum of 20 hours usage per month for $45 per month for a five year period, and will pay certain amounts per hour for usage over 20 hours in a month plus a monthly maintenance reserve. The Company believes that the amounts payable under this agreement are comparable to those it would pay to other third party vendors of similar aircraft services.

OTHER

    The Company has notes receivable and other investments, related to its divestiture of its free-standing long-term care facilities totaling $17,843 including notes receivable of $14,834 from Renaissance Healthcare Corporation ("RHC"), a long-term care company owned and operated by former employees of the Company. Repayment of those amounts are dependent upon the cash flows of the individual companies. Collateral on certain notes receivable and investments aggregating $4,709 consists of first or second mortgages, personal guarantees and pledges of certain other assets. Certain notes receivable from RHC aggregating $13,134 reflect future installment sales obligations under which the Company holds title to the sold assets until all payments are made. The Company has a working capital loan commitment of $3,000 to RHC of which $1,700 was used at May 31, 1995 and is included in the above amounts.

    The Company guarantees payment throughout the term of a bond issue to an economic development authority of amounts due and payable by the owner of a long-term care facility previously managed by the Company. The outstanding bonds total approximately $6,064 at May 31, 1995.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(16) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    During fiscal 1995, certain operating facilities and office locations of the Company were visited or contacted by representatives of the U.S. Justice Department for the purpose of interviewing certain of its employees and reviewing certain documents. The Company cooperated with the Justice Department inquiries. The Company's management is not aware of any Company practices of the type covered by the Justice Department inquiries, or otherwise, that are not in compliance with the rules and regulations applicable to its operations. While the Company is unable to predict what effect, if any, these inquiries will have on the Company's business, the Company is of the opinion that their ultimate disposition will not have a material adverse effect upon its consolidated financial position.

    The Company is subject to legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated or settled, which include among other items malpractice claims covered under the Company's insurance policy. Additionally, in the normal course of business, the Company has amounts due to or from the Medicare program, the Medicaid program and other third party payors which it believes are reasonable estimates. However, additional changes to these estimates in the future may be appropriate based on facts and circumstances which arise. Ultimately, the amounts due to or from third party payors may be adjusted by these third party payors upon final settlement. The Company is unable to estimate the likelihood or potential amounts of any such settlements or adjustments.

(17) ADOPTION OF NEW ACCOUNTING PRINCIPLE
    In fiscal 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Upon issuance of this statement, the Company reviewed the provisions of the new statement and concluded that the statement compelled the write-down to fair value of a long-term investment being held to maturity as a result of the impairment of the investment using a discounted cash flow analysis. Prior to the issuance of this statement, the asset was carried at historical cost which is expected to be recovered upon maturity. In applying this statement, the Company recognized a $5,000 write-down to fair value of the long-term investment. The cumulative effect of this change in accounting principle, on an after-tax basis, was $3,204.

(18) CMS MERGER
    On July 6, 1995, the stockholders of the Company and CMS approved the merger of one of the Company's wholly-owned subsidiaries with CMS. Under the terms of the merger agreement, CMS stockholders received .5397 of a share of the Company's common stock for each outstanding share of CMS's common stock. Accordingly, the Company issued approximately 20.9 million shares of common stock, valued at approximately $393.9 million based on the closing price of the Company's common stock on July 10, 1995, for all the outstanding shares of CMS's common stock. Additionally, outstanding options to acquire CMS's common stock were converted at the Exchange Rate to options to acquire 3.8 million shares of the Company's common stock. CMS provides comprehensive medical rehabilitation programs and services with a significant presence in each of the rehabilitation industry's three principal sectors -- inpatient rehabilitation care, outpatient rehabilitation care and contract therapy. The merger qualifies as a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, the accompanying financial statements have been restated to include the accounts and operations of CMS for all periods prior to the merger. These periods include the financial position of CMS as of June 30, 1995 and 1994 and the results of operations of CMS for each of the three years in the period ended June 30, 1995.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(18) CMS MERGER (CONTINUED)
    Separate results of the Company and CMS for the three years in the period ended May 31, 1995 are as follows:

                                                                    1995          1994          1993
                                                                ------------  ------------  ------------
Total operating revenues:
  The Company.................................................  $    638,066  $    373,881  $    232,199
  CMS.........................................................       987,260     1,008,281       904,159
                                                                ------------  ------------  ------------
                                                                $  1,625,326  $  1,382,162  $  1,136,358
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
Earnings (loss) before cumulative effect of accounting change and extraordinary gain:
  The Company.................................................  $     29,879  $     14,731  $      7,613
  CMS.........................................................        (4,881)      (34,545)       22,723
                                                                ------------  ------------  ------------
                                                                $     24,998  $    (19,814) $     30,336
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
Earnings (loss) before extraordinary gain:
  The Company.................................................  $     29,879  $     14,731  $      7,613
  CMS.........................................................        (4,881)      (34,545)       19,519
                                                                ------------  ------------  ------------
                                                                $     24,998  $    (19,814) $     27,132
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------
Net earnings (loss):
  The Company.................................................  $     30,492  $     15,465  $      7,613
  CMS.........................................................        (2,923)      (34,545)       19,519
                                                                ------------  ------------  ------------
                                                                $     27,569  $    (19,080) $     27,132
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

    As a result of the combination with CMS, the Company revised the accounting policies and financial presentation of each of the previously separate companies. The effect of these changes did not have a material effect on the operating results or financial position of the Company. A reconciliation of total operating revenues and net earnings of the Company as previously reported to the amounts presented above and included in the accompanying financial statements is as follows:

                                                                        1995        1994        1993
                                                                     ----------  ----------  ----------
Total operating revenues:
  As previously reported...........................................  $  639,080  $  375,095  $  232,199
  Adjustments......................................................      (1,014)     (1,214)     --
                                                                     ----------  ----------  ----------
                                                                     $  638,066  $  373,881  $  232,199
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------
Net earnings:
  As previously reported...........................................  $   31,221  $   16,606  $    7,716
  Adjustments......................................................        (729)     (1,141)       (103)
                                                                     ----------  ----------  ----------
                                                                     $   30,492  $   15,465  $    7,613
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)
    The following is a summary of the unaudited quarterly results of operations:

                                                                FISCAL YEAR 1995
                                          ------------------------------------------------------------
                                           FIRST       SECOND
                                          QUARTER     QUARTER       THIRD QUARTER      FOURTH QUARTER
                                          --------  ------------   ----------------   ----------------
Total operating revenues................  $381,840  $401,572       $415,878           $426,036
Earnings (loss) before income taxes and
  extraordinary gain....................    20,771     4,021(a)      17,996(b)           5,585(d)(e)
Earnings (loss) before extraordinary
  gain..................................    12,160     1,253(a)      10,228(b)           1,357(d)(e)
Net earnings (loss).....................  $ 12,160  $  1,253(a)    $ 12,725(b)(c)     $  1,431(d)(e)
Earnings (loss) per common and common
  equivalent share:
Earnings (loss) before extraordinary
  gain..................................  $   0.27  $   0.03       $   0.20           $   0.02
Extraordinary gain......................     --        --              0.05               0.01
                                          --------  ------------   --------           --------
Net earnings (loss).....................  $   0.27  $   0.03       $   0.25           $   0.03
                                          --------  ------------   --------           --------
                                          --------  ------------   --------           --------
Earnings (loss) per common share --
  assuming full dilution:
Earnings (loss) before extraordinary
  gain..................................  $   0.27  $   0.03       $   0.20           $   0.02
Extraordinary gain......................     --        --              0.05               0.01
                                          --------  ------------   --------           --------
Net earnings (loss).....................  $   0.27  $   0.03       $   0.25           $   0.03
                                          --------  ------------   --------           --------
                                          --------  ------------   --------           --------

                                                                           FISCAL YEAR 1994
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND
                                                      QUARTER      QUARTER      THIRD QUARTER     FOURTH QUARTER
                                                     ---------  -------------  ----------------  ----------------
Total operating revenues...........................  $ 325,602  $  328,862     $ 342,364         $ 385,334
Earnings (loss) before income taxes and
 extraordinary gain................................     16,849      11,589        13,839           (60,360)(g)(h)
Earnings (loss) before extraordinary gain..........     10,104       7,003         8,369           (45,290)(g)(h)
Net earnings (loss)................................  $  10,104  $    7,003     $   8,369           (44,556)(g)(h)
Earnings (loss) per common and common equivalent
 share (f):
Earnings (loss) before extraordinary gain..........  $    0.31  $     0.20     $    0.21         $   (1.04)
Extraordinary gain.................................     --           --               --              0.02
                                                     ---------  -------------   --------          --------
Net earnings (loss)................................  $    0.31  $     0.20     $    0.21         $   (1.02)
                                                     ---------  -------------   --------          --------
                                                     ---------  -------------   --------          --------
Earnings (loss) per common share -- assuming full
 dilution (f):
Earnings (loss) before extraordinary gain..........  $    0.29  $     0.19     $    0.21         $   (1.04)
Extraordinary gain.................................     --           --               --              0.02
                                                     ---------  -------------   --------          --------
Net earnings (loss)................................  $    0.29  $     0.19     $    0.21         $   (1.02)
                                                     ---------  -------------   --------          --------
                                                     ---------  -------------   --------          --------

--------------------------
(a) Includes $13,398 pre-tax special charge related to a revision in the Company's estimate of receivables from third party payors at its CMS Therapies, Inc. subsidiary.

(b) Includes $5,045 pre-tax special charge related to eliminations of management and staff positions, office lease terminations and certain other costs of changes implemented during the third quarter at CMS Therapies, Inc.

(c) Includes a $2,497 extraordinary gain (net of related taxes of $1,555) relating to open market purchases of its subordinated debt and its 8 3/4% and 6 1/2% convertible subordinated notes at a discount.

(d) Includes a $4,979 pre-tax special charge related to a revision in the Company's estimate of receivables from third party payors at its CMS Therapies, Inc. subsidiary and $13,500 pre-tax settlement charge related to a contract dispute.

                       HORIZON/CMS HEALTHCARE CORPORATION

                FOR THE YEARS ENDED MAY 31, 1995, 1994 AND 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(19) QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)
(e) Includes a $74 extraordinary gain (net of related taxes of $46) related to open market purchases of its subordinated debt and its 8 3/4% and 6 1/2% convertible subordinated notes at a discount.

(f) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share in fiscal year 1994 does not equal the total computed for the fiscal year.

(g) Includes $74,834 pre-tax special charge related to the impairment of selected assets of the Company's hospital division, the costs associated with the consolidation of its contract therapy companies, the losses related to the termination of certain relationships in the contract therapy business and certain other costs of restructuring.

(h) Includes a $734 extraordinary gain (net of related taxes of $480) related to open market purchases of its 8 3/4% and 6 1/2% convertible subordinated notes at a discount.

               INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES

                                                                                                                PAGE
                                                                                                                -----

Introduction to Unaudited Pro Forma Financial Statements...................................................         P-2
Unaudited Pro Forma Balance Sheet as of November 30, 1995..................................................         P-3
Notes to Unaudited Pro Forma Balance Sheet.................................................................         P-4
Unaudited Pro Forma Statement of Operations for the Six Months Ended November 30, 1995.....................         P-5
Notes to Unaudited Pro Forma Statement of Operations.......................................................         P-6
Unaudited Pro Forma Statement of Operations for the Year Ended May 31, 1995................................         P-7
Notes to Unaudited Pro Forma Statement of Operations.......................................................         P-8

                      INTRODUCTION TO UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

    The unaudited pro forma balance sheet as of November 30, 1995 gives effect to (i) the Offering and (ii) the proposed acquisition by merger of Pacific Rehab which will be accounted for as a pooling of interests, as if these transactions had occurred on November 30, 1995. Such adjustments are more fully described in the notes to the unaudited pro forma balance sheet.

    The unaudited pro forma statement of operations for the six months ended November 30, 1995 gives effect to (i) the retirement of certain senior subordinated notes, (ii) the Offering and (iii) the proposed acquisition by merger of Pacific Rehab which will be accounted for as a pooling of interests, as if these transactions had occurred on June 1, 1995. Such adjustments are more fully described in the notes to the unaudited pro forma statement of operations.

    The unaudited pro forma statement of operations for the year ended May 31, 1995 gives effect to (i) the acquisition of peopleCARE in July 1994 and certain other insignificant acquisitions effected during the period, (ii) the retirement of certain senior subordinated notes, (iii) the Offering and (iv) the proposed acquisition by merger of Pacific Rehab which will be accounted for as a pooling of interests, as if these transactions had occurred on June 1, 1994. Such adjustments are more fully described in the notes to the unaudited pro forma statement of operations.

    The following pro forma financial information may not necessarily reflect the financial condition or results of operations of Horizon, or of the companies on a combined basis, which would have actually resulted had the transactions referred to above occurred as of the date and for the periods indicated or reflect the future earnings of Horizon.

              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES
                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF NOVEMBER 30, 1995

                                                           ASSETS

                                                                                 PACIFIC       POOLING OF
                                           HORIZON    OFFERING                    REHAB         INTERESTS
                                          HISTORICAL ADJUSTMENTS  AS ADJUSTED  HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                                            (IN THOUSANDS)

Cash and cash equivalents...............  $  26,422   $  --        $  26,422     $   594        $ --             $   27,016
Accounts receivable, net................    347,709(a)     --        347,709      13,262          --                360,971
Other current assets....................    136,359      --          136,359       3,672          --                140,031
                                          ---------  -----------  -----------  -----------          -----      --------------
Total current assets....................    510,490      --          510,490      17,528          --                528,018
Property and equipment, net.............    632,814      --          632,814       2,919          --                635,733
Goodwill, net...........................    173,939      --          173,939      49,860(e)       --                223,799
Other intangible assets, net............     37,808       6,000(b)     43,808        334          --                 44,142
Notes receivable, excluding current
  portion...............................     44,337      --           44,337      --              --                 44,337
Other assets............................     52,586      --           52,586         528          --                 53,114
                                          ---------  -----------  -----------  -----------          -----      --------------
    Total assets........................  $1,451,974  $   6,000    $1,457,974    $71,169        $ --             $1,529,143
                                          ---------  -----------  -----------  -----------          -----      --------------
                                          ---------  -----------  -----------  -----------          -----      --------------

                                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities.....................  $ 180,700   $  --        $ 180,700     $21,574        $     750(f)     $  203,024
Long-term debt, excluding current
  portion...............................    601,319     200,000(c)    607,319      6,065          --                613,384
                                                       (194,000)(d)
Deferred income taxes...................      6,326      --            6,326       4,848          --                 11,174
Other long-term liabilities and minority
  interests.............................     35,979      --           35,979      --              --                 35,979
Stockholders' equity:
  Common stock ($.001 par value,
    150,000,000 shares authorized,
    51,882,060 shares issued with
    51,304,552 shares outstanding,
    54,669,305 shares pro forma combined
    issued).............................         52      --               52          80              (77)(g)            55
  Additional paid-in capital............    574,862      --          574,862      33,086               77(g)        608,025
  Retained earnings.....................     63,803      --           63,803       5,516             (750)(f)        68,569
  Treasury stock........................     (8,705)     --           (8,705)     --              --                 (8,705)
  Note receivable from sale of common
    stock...............................     (2,362)     --           (2,362)     --              --                 (2,362)
                                          ---------  -----------  -----------  -----------          -----      --------------
    Total stockholders' equity..........    627,650      --          627,650      38,682             (750)          665,582
                                          ---------  -----------  -----------  -----------          -----      --------------
    Total liabilities and stockholders'
      equity............................  $1,451,974  $   6,000    $1,457,974    $71,169        $ --             $1,529,143
                                          ---------  -----------  -----------  -----------          -----      --------------
                                          ---------  -----------  -----------  -----------          -----      --------------

                See Notes to Unaudited Pro Forma Balance Sheet.

              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    (a) Estimated Medicare and Medicaid settlements of Horizon, which have been reported separately in Horizon's historical balance sheets, have been reclassified to accounts receivable for purposes of presentation in the unaudited pro forma balance sheet.

    (b) To record deferred financing costs incurred in connection with the Offering.

    (c) To record the Offering.

    (d) To record the repayment of borrowings under the Credit Facility with net proceeds of the Offering.

    (e) Pacific Rehab goodwill, which has been classified as a portion of other intangible assets on Pacific Rehab's historical balance sheets, has been reclassified to a separate line item for purposes of presentation in the unaudited pro forma balance sheet.

    (f) To record estimated expenses related to effecting the Pacific Rehab merger.

    (g) In connection with the proposed merger with Pacific Rehab, each share of Pacific Rehab common stock will be converted into .3483 of one share of Horizon common stock. Accordingly, adjustments have been recorded to reflect the issuance of 2,787 shares of Horizon common stock, par value $.001 per share, upon conversion of the 8,002 shares of Pacific Rehab common stock, par value $.01 per share, outstanding at September 30, 1995.

              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED NOVEMBER 30, 1995

                                           NOTE                                       PACIFIC
                            HORIZON     RETIREMENT     OFFERING                        REHAB
                           HISTORICAL   ADJUSTMENTS   ADJUSTMENTS    AS ADJUSTED     HISTORICAL   PRO FORMA

Total operating
  revenues...............   $872,159      $--            $--           $872,159        $17,955(g) $890,114
                           ----------   -----------   -----------   --------------   ----------   ---------
Cost of services.........    663,885       --            --             663,885          8,586(g)  672,471
Administrative and
  general................     41,892       --            --              41,892          4,582      46,474
Facility leases..........     42,925       --            --              42,925          1,936(h)   44,861
Depreciation and
  amortization...........     29,758         (152)(b)       300(e)       29,906            987      30,893
Interest expense.........     24,476       (1,958)(c)     1,645(f)       24,163            649      24,812
Special charge...........     63,540       --            --              63,540         --          63,540
                           ----------   -----------   -----------   --------------   ----------   ---------
  Total costs and
    expenses.............    866,476       (2,110)        1,945         866,311         16,740     883,051
                           ----------   -----------   -----------   --------------   ----------   ---------
  Earnings (loss) before
    minority interests
    and income taxes.....      5,683        2,110        (1,945)          5,848          1,215       7,063
Minority interests.......     (3,402)      --            --              (3,402)        --          (3,402)
                           ----------   -----------   -----------   --------------   ----------   ---------
  Earnings (loss) before
    income taxes.........      2,281        2,110        (1,945)          2,446          1,215       3,661
Income taxes.............     11,663          844(d)       (778)(d)      11,729            537      12,266
                           ----------   -----------   -----------   --------------   ----------   ---------
  Earnings (loss) from
    continuing
    operations...........   $ (9,382)     $ 1,266        $(1,167)      $ (9,283)       $   678    $ (8,605)
                           ----------   -----------   -----------   --------------   ----------   ---------
                           ----------   -----------   -----------   --------------   ----------   ---------
Earnings (loss) from
  continuing operations
  per common and common
  equivalent share.......   $  (0.18)                                  $  (0.18)                  $  (0.16)(a)
                           ----------                               --------------                ---------
                           ----------                               --------------                ---------
Weighted average shares
  outstanding............     51,872                                     51,872                     54,819(a)
                           ----------                               --------------                ---------
                           ----------                               --------------                ---------

           See Notes to Unaudited Pro Forma Statement of Operations.

              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

    (a) The pro forma earnings per share amounts for the six months ended November 30, 1995 reflect additional weighted average shares of 2,947 relating to the issuance of Horizon common stock in connection with the Pacific Rehab merger.

    (b) During the first quarter of fiscal 1996, the Company completed a tender offer for $118,700 of its 10 3/8% senior subordinated notes and $137,500 of its 10 7/8% senior subordinated notes. The tender was completed using funds borrowed under the Company's Credit Facility. Accordingly, an adjustment for $152 has been recorded to eliminate historical amortization expense on deferred financing costs related to the retired notes for the six months ended November 30, 1995.

    (c) Adjustments have been recorded to eliminate interest expense related to the retirement of the 10 3/8% and 10 7/8% senior subordinated notes and record additional interest expense related to borrowings under the Credit Facility, as follows:

                                                                             SIX MONTHS ENDED
                                                                             NOVEMBER 30, 1995
Retirement of $118,700 of 10 3/8% senior subordinated notes................      $  (3,982)
Retirement of $137,500 of 10 7/8% senior subordinated notes................         (4,832)
Increase in borrowings under the Credit Facility to fund retirement of senior subordinated notes, including principal, premiums and other related
 costs totalling $289,500 (interest @ 7.33%)...............................          6,856
                                                                                   -------
                                                                                 $  (1,958)
                                                                                   -------
                                                                                   -------

    (d) An effective tax rate of 40% has been applied to all pro forma transactions, except with respect to data for Pacific Rehab for which the actual effective tax rate has been maintained.

    (e)  An  adjustment  for  $300  has  been  recorded  to  reflect  additional amortization expense on $6,000 of deferred financing costs amortized over 10 years incurred in connection with the Offering.

    (f) In connection with the Offering, adjustments have been recorded to eliminate interest expense related to the repayment of the Credit Facility and to record additional interest expense incurred on the Notes:

                                                                             SIX MONTHS ENDED
                                                                             NOVEMBER 30, 1995
Repayment of the Credit Facility of $194,000 (interest @ 7.33%)............      $  (7,105)
Issuance of the Notes in the amount of $200,000 (interest @ an assumed rate
 of 8.75%).................................................................          8,750
                                                                                   -------
                                                                                 $   1,645
                                                                                   -------
                                                                                   -------

    (g) Interest income and other expenses of Pacific Rehab, which have been reported separately in Pacific Rehab's historical statements of operations, have been reclassified to total operating revenues and cost of services, respectively, for purposes of presentation in the unaudited pro forma statement of operations.

    (h) Facility leases expense of Pacific Rehab, which has been reported as cost of services on Pacific Rehab's historical statements of operations, has been reclassified to facility leases for purposes of presentation in the unaudited pro forma statement of operations.

              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MAY 31, 1995

                                                                    CONSUMMATED   CONSUMMATED      NOTE
                                                       HORIZON      ACQUISITIONS  ACQUISITIONS  RETIREMENT     OFFERING
                                                     HISTORICAL     HISTORICAL    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS

Total operating revenues..........................  $   1,625,326     $51,100     $   (33)(b)   $ --          $ --
                                                    -------------   -----------   -----------   -----------   -----------
Cost of services..................................      1,261,000      37,096         (35)(b)                   --
Administrative and general........................         82,533       5,977         (50)(c)                   --
Facility leases...................................         81,590       3,268        (921)(d)     --            --
Depreciation and amortization.....................         56,618         783         682(e)       (896)(j)       600(l)
                                                                                      155(f)
Interest expense..................................         53,045       1,737         641(g)     (6,062)(k)     3,290(m)
                                                                                    1,424(h)
Special charge and settlement charges.............         36,922      --
                                                    -------------   -----------   -----------   -----------   -----------
  Total operating expenses........................      1,571,708      48,861       1,896        (6,958)        3,890
                                                    -------------   -----------   -----------   -----------   -----------
  Earnings before minority interests and income
    taxes.........................................         53,618       2,239      (1,929)        6,958        (3,890)
Minority interests................................         (5,245)     --           --            --            --
                                                    -------------   -----------   -----------   -----------   -----------
  Earnings before income taxes....................         48,373       2,239      (1,929)        6,958        (3,890)
Income taxes......................................         23,375      --            (772)(i)     2,783(i)     (1,556)(i)
                                                    -------------   -----------   -----------   -----------   -----------
Earnings from continuing operations...............  $      24,998     $ 2,239     $(1,157)      $ 4,175       $(2,334)
                                                    -------------   -----------   -----------   -----------   -----------
                                                    -------------   -----------   -----------   -----------   -----------
Earnings from continuing operations per common and
  common equivalent
  share...........................................  $        0.52
                                                    -------------
                                                    -------------
Weighted average shares outstanding...............         47,850
                                                    -------------
                                                    -------------

                                                                     PACIFIC
                                                                      REHAB
                                                     AS ADJUSTED    HISTORICAL     PRO FORMA
Total operating revenues..........................  $   1,676,393   $27,130(n)   $1,703,523
                                                    -------------   ----------   -------------
Cost of services..................................      1,298,061    11,715(n)    1,309,776
Administrative and general........................         88,460     7,474          95,934
Facility leases...................................         83,937     2,004(o)       85,941
Depreciation and amortization.....................         57,942     1,332          59,274

Interest expense..................................         54,075       426          54,501

Special charge and settlement charges.............         36,922     --             36,922
                                                    -------------   ----------   -------------
  Total operating expenses........................      1,619,397    22,951       1,642,348
                                                    -------------   ----------   -------------
  Earnings before minority interests and income
    taxes.........................................         56,996     4,179          61,175
Minority interests................................         (5,245)    --             (5,245)
                                                    -------------   ----------   -------------
  Earnings before income taxes....................         51,751     4,179          55,930
Income taxes......................................         23,830     1,650          25,480
                                                    -------------   ----------   -------------
Earnings from continuing operations...............  $      27,921   $ 2,529      $   30,450
                                                    -------------   ----------   -------------
                                                    -------------   ----------   -------------
Earnings from continuing operations per common and
  common equivalent
  share...........................................  $        0.57                $     0.59(a)
                                                    -------------                -------------
                                                    -------------                -------------
Weighted average shares outstanding...............         48,648                    51,241(a)
                                                    -------------                -------------
                                                    -------------                -------------

           See Notes to Unaudited Pro Forma Statement of Operations.

              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES

              NOTES TO UNADUTIED PRO FORMA STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

        (a) The pro forma earnings per share amounts for the year ended May 31, 1995 reflect additional weighted average shares of 2,593 and 798 relating to the issuance of Horizon common stock in connection with the Pacific Rehab merger, and the peopleCARE and certain other acquisitions, respectively.

        (b) The historical financial information reported for peopleCARE includes certain de minimis amounts which were not acquired or assumed by Horizon in connection with this acquisition. Therefore, adjustments have been recorded to eliminate interest and other operating revenues of $33 for the year ended May 31, 1995 and cost of services expense of $35 for the year ended May 31, 1995 associated with the predecessor entity operations which were not acquired by Horizon.

        (c) An adjustment of $50 has been recorded to eliminate distributions to peopleCARE's prior owners for the year ended May 31, 1995.

        (d) An adjustment for $921 has been recorded to eliminate historical lease expense in connection with certain other acquisitions for the year ended May 31, 1995.

        (e) An adjustment for $682 has been recorded to depreciation and amortization to reflect the additional costs associated with the certain other acquisitions for the year ended May 31, 1995.

        (f) Adjustments have been recorded to depreciation and amortization expense to reflect the purchase of seven facilities and capital lease of six facilities in connection with the peopleCARE acquisition for the year ended May 31, 1995, as follows:

Purchase price allocated to equipment of $5,500 depreciated
 over 10 years...............................................  $      91
Purchase price allocated to buildings of $86,240 depreciated
 over 40 years...............................................        370
Purchase price allocated to noncompete agreements of $250
 amortized over 3 years......................................         14
Less historical peopleCARE depreciation expense..............       (320)
                                                               ---------
Increase in depreciation and amortization expense............  $     155
                                                               ---------
                                                               ---------

        (g) The peopleCARE acquisition purchase price included the payment of $55,616 in cash, which was funded from Horizon's line of credit, for seven facilities. As a result of the acquisition Horizon also entered into a capital lease for six facilities formerly owned by peopleCARE. Accordingly, interest expense has been adjusted as follows for the year ended May 31, 1995:

Increase in line of credit sufficient to retire outstanding
 peopleCARE debt during the period ($55,716 principal balance
 at 7.25%)...................................................  $     672
Increase in capital lease obligations of $48,700. Interest
 expense amortized based on an interest rate of 9.09%........        734
Less historical peopleCARE interest expense..................       (765)
                                                               ---------
Increase in interest expense.................................  $     641
                                                               ---------
                                                               ---------

        (h) An adjustment for $1,424 has been recorded to reflect interest expense on long-term debt incurred to fund certain other acquisitions for the year ended May 31, 1995.

        (i) An effective tax rate of 40% has been applied to all pro forma transactions except, with respect to Pacific Rehab, for which the actual effective tax rate has been maintained.

              HORIZON/CMS HEALTHCARE CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

        (j) An adjustment for $896 has been recorded to eliminate historical amortization expense on deferred financing costs related to the retired notes for the year ended May 31, 1995.

        (k) During the first quarter of fiscal 1996, the Company completed a tender offer for $118,700 of its 10 3/8% senior subordinated notes and $137,500 of its 10 7/8% senior subordinated notes. The tender was completed using funds borrowed under the Company's Credit Facility. Accordingly, adjustments have been recorded to eliminate interest expense related to the retirement of the 10 3/8% and 10 7/8% senior subordinated notes and record additional interest expense related to borrowings under the Credit Facility, as follows:

                                                                           FISCAL
                                                                         YEAR ENDED
                                                                        MAY 31, 1995
Retirement of $118,700 of 10 3/8% senior subordinated notes...........   $  (12,317)
Retirement of $137,500 of 10 7/8% senior subordinated notes...........      (14,948)
Increase in borrowings under the Credit Facility to fund retirement of senior subordinated notes, including principal, premiums and other
 related costs totalling $289,500 (interest @ 7.33%)..................       21,203
                                                                        ------------
                                                                         $   (6,062)
                                                                        ------------
                                                                        ------------

        (l) An adjustment for $600 has been recorded to reflect additional amortization expense on $6,000 of deferred financing costs amortized over 10 years incurred in connection with the Offering.

        (m) In connection with the Offering, adjustments have been recorded to eliminate interest expense related to the repayment of the Credit Facility and to record additional interest expense on the Notes.

                                                                           FISCAL
                                                                         YEAR ENDED
                                                                        MAY 31, 1995
Repayment of the Credit Facility of $194,000 (interest @ 7.33%).......   $  (14,210)
Issuance of the Notes in the amount of $200,000 (interest @ an assumed
 rate of 8.75%).......................................................       17,500
                                                                        ------------
                                                                         $    3,290
                                                                        ------------
                                                                        ------------

        (n) Interest income and other expenses of Pacific Rehab, which have been reported separately in Pacific Rehab's historical statements of operations, have been reclassified to total operating revenues and cost of services, respectively, for purposes of presentation in the unaudited pro forma condensed statements of operations.

        (o) Facility leases expense of Pacific Rehab, which has been reported as cost of services on Pacific Rehab's historical statements of operations, has been reclassified to facility leases for purposes of presentation in the unaudited pro forma statement of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                                              PAGE
Prospectus Summary........................................................          3
Risk Factors..............................................................          8
Recent Developments.......................................................         12
Use of Proceeds...........................................................         12
Capitalization............................................................         13
Selected Financial Information............................................         14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................         16
Business..................................................................         21
Management................................................................         32
Description of Notes......................................................         34
Description of Certain Indebtedness.......................................         53
Underwriting..............................................................         54
Legal Matters.............................................................         54
Experts...................................................................         54
Available Information.....................................................         55
Incorporation of Certain Documents by Reference...........................         55
Index to Historical Financial Statements..................................        F-1
Index to Unaudited Pro Forma Financial Statements.........................        P-1

                                  $200,000,000

                             HORIZON/CMS HEALTHCARE
                                  CORPORATION

                            % SENIOR SUBORDINATED NOTES
                                    DUE 2006

                               -----------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

                               ALEX. BROWN & SONS
              INCORPORATED

                            CHEMICAL SECURITIES INC.

                           DEAN WITTER REYNOLDS INC.

                          J. P. MORGAN SECURITIES INC.

                                           , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

    The expenses of issuance and distribution of the securities are estimated to be:

Securities and Exchange Commission Registration Fee........................  $  68,966
NASD filing fee............................................................     20,500
Blue Sky Fees and Expenses (including attorneys fees)......................     25,000
Accounting Fees and Expenses...............................................           **
Legal Fees and Expenses....................................................           **
Miscellaneous..............................................................           **
                                                                             ---------
  Total....................................................................  $
                                                                             ---------
                                                                             ---------

------------------------
 * All amounts are estimates except for the Registration Fee and the NASD listing fee.

** To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article XIV of the Company's Restated Certificate of Incorporation together with Article IX of its Bylaws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the Company or is a person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Company's Restated Certificate of Incorporation and the Bylaws were adopted or as may be thereafter amended. Article IX of the Company's Bylaws and Article XIV of its Restated Certificate of Incorporation expressly provide that they are not the exclusive methods of indemnification.

    Article IX  of  the  Bylaws  and  Article  XIV  of  the  Company's  Restated
Certificate of Incorporation also provide that the Company may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Company or of another entity against any expense, liability or loss, regardless of whether the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article XI of the Company's Restated Certificate of Incorporation contains such a provision.

ITEM 16.  EXHIBITS

  EXHIBIT
  NUMBER                                        DESCRIPTION OF EXHIBITS
-----------  ----------------------------------------------------------------------------------------------
       *1.1  Form of Underwriting Agreement.
       *4.1  Form of Indenture between the Company and           , as Trustee.
       *4.2  Form of Note (included in Exhibit 4.1)
       *5.1  Opinion of Vinson & Elkins L.L.P.
       12.1  Statement Re: Computation of Ratios.
       23.1  Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).
       23.2  Consent of Arthur Andersen LLP
       23.3  Consent of Ernst & Young LLP
       23.4  Consent of Price Waterhouse LLP
      *24.1  Certified copy of Resolution of the Company's Board of Directors authorizing Powers of
              Attorney.

------------------------
* To be filed by Amendment.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof;

    (2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective; and

    (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albuquerque, State of New Mexico, on the 12th day of January, 1996.

                                          HORIZON/CMS HEALTHCARE CORPORATION

                                          By       /s/ ERNEST A. SCHOFIELD

                                            ------------------------------------
                                                    Ernest A. Schofield,
                                                 SENIOR VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest A. Schofield, Scot Sauder and Sean Dailey or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

        /s/ NEAL M. ELLIOTT          President, Chief           January 12, 1996
-----------------------------------   Executive Officer and
          Neal M. Elliott             Chairman of the Board of
                                      Directors (Principal
                                      Executive Officer)

        /s/ FRANK M. MCCORD          Director                   January 12, 1996
-----------------------------------
          Frank M. McCord

       /s/ RAYMOND N. NOVECK         Director                   January 12, 1996
-----------------------------------
         Raymond N. Noveck

      /s/ MICHAEL A. JEFFRIES        Director                   January 12, 1996
-----------------------------------
        Michael A. Jeffries

      /s/ CHARLES H. GONZALES        Director                   January 12, 1996
-----------------------------------
        Charles H. Gonzales

       /s/ GERARD M. MARTIN          Director                   January 12, 1996
-----------------------------------
         Gerard M. Martin

       /s/ BARRY M. PORTNOY          Director                   January 12, 1996
-----------------------------------
         Barry M. Portnoy

      /s/ ROBERT A. ORTENZIO         Director                   January 12, 1996
-----------------------------------
        Robert A. Ortenzio

       /s/ BRYAN C. CRESSEY          Director                   January 12, 1996
-----------------------------------
         Bryan C. Cressey

       /s/ RUSSELL L. CARSON         Director                   January 12, 1996
-----------------------------------
         Russell L. Carson

        /s/ LEROY ZIMMERMAN          Director                   January 12, 1996
-----------------------------------
          LeRoy Zimmerman

      /s/ ERNEST A. SCHOFIELD        Senior Vice President,     January 12, 1996
-----------------------------------   Chief Financial Officer,
        Ernest A. Schofield           Treasurer and Chief
                                      Accounting Officer
                                      (Principal Financial and
                                      Accounting Officer)

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                        DESCRIPTION OF EXHIBITS
-----------  ----------------------------------------------------------------------------------------------
       *1.1  Form of Underwriting Agreement.
       *4.1  Form of Indenture between the Company and           , as Trustee.
       *4.2  Form of Note (included in Exhibit 4.1)
       *5.1  Opinion of Vinson & Elkins L.L.P.
       12.1  Statement Re: Computation of Ratios
       23.1  Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).
       23.2  Consent of Arthur Andersen LLP
       23.3  Consent of Ernst & Young LLP
       23.4  Consent of Price Waterhouse LLP
      *24.1  Certified copy of Resolution of the Company's Board of Directors authorizing Powers of
              Attorney.

------------------------
* To be filed by Amendment.